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As filed with the Securities and Exchange Commission on September 26, 2001.

Registration No. 333-68142

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GIVEN IMAGING LTD.

(Exact Name of Registrant as Specified in its Charter)

State of Israel (State or Other Jurisdiction of Incorporation or Organization)	3845 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

Given Imaging Ltd.
2 Ha'Carmel Street
Yoqneam 20692
Israel
(011) 972-4-909-7777
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Mark G. Gilreath
Given Imaging, Inc.
Oakbrook Technology Center
5555 Oakbrook Parkway, No. 355
Norcross, GA 30093
(770) 662-0870
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

Edward R. Neaher, Jr., Esq. White & Case LLP 601 Thirteenth Street, N.W. Suite 600 South Washington, D.C. 20005 Tel: (202) 626-3600 Fax: (202) 639-9355	Michael Zellermayer, Adv. Zellermayer, Pelossof & Co., Advocates Rubenstein House 20 Lincoln Street Tel Aviv 67134 Israel Tel: (011) 972-3-625-5555 Fax: (011) 972-3-625-5500	John R. Utzschneider, Esq. Bingham Dana LLP 150 Federal Street Boston, MA 02110 Tel: (617) 951-8852 Fax: (617) 651-8736	Clifford M. J. Felig, Adv. Meitar, Liquornik, Geva & Co. 16 Abba Hillel Silver Road Ramat Gan 52506 Israel Tel: (011) 972-3-610-3100 Fax: (011) 972-3-610-3111

Approximate date of commencement of proposed sale to the public:
As soon as practicable after effectiveness of this registration statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.

   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, dated September 26, 2001

PROSPECTUS

5,000,000 Shares

Ordinary Shares

This is our initial public offering of ordinary shares. We are offering 5,000,000 ordinary shares. No public market currently exists for our ordinary shares.

Our ordinary shares have been approved for quotation on the Nasdaq National Market under the symbol GIVN. We anticipate that the initial public offering price will be between $12.00 and $14.00 per ordinary share.

Investing in the ordinary shares involves risks. Risk Factors begin on page 8.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Given Imaging	$	$

The selling shareholders have granted the underwriters a 30-day option to purchase up to 750,000 additional ordinary shares on the same terms and conditions as set forth above to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the ordinary shares to purchasers on or about          , 2001.

LEHMAN BROTHERS	CREDIT SUISSE FIRST BOSTON
ROBERTSON STEPHENS
FIDELITY CAPITAL MARKETS

            , 2001

Diagnostic Imaging in 3 Easy Steps

1. THE PATIENT EASILY INGESTS THE M2A™ CAPSULE

FORTUNE
HUNDRED

2. THE PATIENT CONTINUES NORMAL DAILY ACTIVITY WHILE UNDERGOING THE EXAMINATION

GIVEN® IMAGING

Expanding the scope of GI

3. THE PHYSICIAN SPENDS APPROXIMATELY ONE HOUR REVIEWING THE RESULTS AT HIS OR HER CONVENIENCE

The Given® System

M2A™ Ingestible Capsule

4
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4

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Inside the M2A™ Capsule

1. Optical dome
2. Lens holder
3. Lens
4. Illuminating LEDs (Light Emitting Diode)
5. CMOS (Complimentary Metal Oxide Semiconductor) Imager
6. Battery
7. ASIC (Application Specific Integrated Circuit) transmitter
8. Antenna

Portable Data Recorder receives data from Sensor Array

Workstation with RAPID™ Software

Viewing the Small Intestine with the RAPID™ Software and Workstation

RAPID(TM) - Given Imaging Ltd. - Patient ID: 6, Initials: YEL, Test Date: 2000/10/17
File
Video
Findings
On Line
Tools
Help
0:30
1:30
2:30
3:30
4:30
5:30
1:16:01
GIVEN
IMAGING

RAPID™ Application Software

Duodenum - First segment of the small intestine

Jejunum - Middle section of the small intestine

Images of the small intestine taken by the M2A™ Capsule

Ileum - Last segment of the small intestine

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy our ordinary shares in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of ordinary shares.

    Until      , 2001, 25 days after the date of this prospectus, all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

(i)

PROSPECTUS SUMMARY

    This summary highlights selected information contained elsewhere in this prospectus. Before you decide to invest in our ordinary shares, you should carefully read the entire prospectus, including the section entitled "Risk Factors" and our consolidated financial statements and the notes to those financial statements.

Given Imaging Ltd.

Our Business

    We have developed the Given System, a proprietary wireless imaging system that represents a fundamentally new approach to visual examination of the gastrointestinal tract. Our system uses a miniaturized video camera contained in a capsule that is ingested by the patient and delivers high quality color images in a painless and noninvasive manner. We believe that the Given System offers a patient-friendly solution that overcomes many limitations of current diagnostic procedures and will be attractive to physicians and patients, thereby increasing the number of people who undergo testing for gastrointestinal disorders. In August 2001 we received clearance from the U.S. Food and Drug Administration, or FDA, to market the Given System in the United States. As of June 30, 2001 we had not recognized any revenues from sales of the Given System.

    The Given System is designed to be administered on an outpatient basis and consists principally of three components:

  •
  our disposable M2A color-imaging capsule;

  •
  a portable data recorder with an array of sensors; and

  •
  a computer workstation equipped with our proprietary RAPID software.

    After the patient swallows the M2A capsule, it moves naturally through the digestive system without causing discomfort. During a typical seven hour test, the M2A capsule transmits 50,000 images to the portable data recorder while the patient continues normal daily activities. After the patient returns the data recorder at his or her convenience to the physician, our proprietary RAPID software processes the images into a high quality video stream that takes a physician about one hour to review.

Our Markets

    Gastrointestinal tract disorders are often difficult to diagnose. In particular, current diagnostic methods for the small intestine have significant limitations. The most common methods of detection of gastrointestinal disorders are traditional endoscopy, which involves the insertion of a tube with an optical system into the body, and radiological imaging, such as x-rays.

    The small intestine is the area of the gastrointestinal tract for which we have received regulatory clearance in the United States to market the Given System. Patients who undergo endoscopic and radiological imaging procedures may present a variety of symptoms, including abdominal pain, intestinal bleeding, constipation, diarrhea and weight loss. In each of these cases, it is possible that the symptoms result from disease or dysfunction within the small intestine. However, because a convenient method for visualizing the interior of the entire small intestine is not currently available, we believe that many gastroenterologists first examine the colon and stomach before performing an examination of the small intestine. According to Center for Medicare and Medicaid Services statistics, in 1999 approximately 276,000 radiological and 23,000 endoscopic procedures covered by Medicare were performed to examine the small intestine. According to research conducted by SMG Marketing Group, radiological and endoscopic procedures to examine the small intestine covered by Medicare represent approximately 17% and 28% respectively of total procedures performed to examine the small intestine in the United States. Based upon this data, SMG Marketing Group estimates that more than one million procedures to examine the small intestine will be performed in 2001 in the United States utilizing current diagnostic methods.

    We believe that the introduction of the Given System, a diagnostic tool that enables physicians to visualize the small intestine without causing discomfort to the patient, will result in an increased number of diagnostic procedures relating to the small intestine. We also believe that our technology may provide a platform for diagnostic solutions for other areas of the gastrointestinal tract, including the esophagus, the stomach and the colon.

Advantages of the Given System

    We believe that the Given System represents a breakthrough in gastrointestinal diagnostics and provides a solution to many of the shortcomings of traditional endoscopy and radiological imaging by offering the following benefits:

  •
  high quality color images of the digestive tract, including images of the entire small intestine;

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  a patient-friendly procedure because it is non-invasive, requires no sedation and is easily ingested by the patient;

  •
  based on our clinical results to date, an improved diagnostic yield in comparison to enteroscopy, a type of endoscopy;

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  designed to be administered on an outpatient basis;

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  detailed (up to 0.1 millimeter resolution) visualization of the small intestine, which increases the possibility of locating and diagnosing small pathologies;

  •
  does not require insufflation, or forcing of air into the gastrointestinal tract;

  •
  convenient digital reporting, storage and remote consulting capabilities; and

  •
  may be a cost-effective diagnostic tool for health care providers, because it may result in a need for fewer diagnostic tests based on a higher expected diagnostic yield.

Our Clinical Results

    To date, more than 330 individuals have ingested the M2A capsule. The results of the 20 patient trial supporting our application to the FDA for clearance to market the Given System in the United States indicated that the performance of the Given System was as good as that of push enteroscopy, a type of endoscopy that is a current standard diagnostic procedure for the small intestine, in 95% of the cases and superior in 25% of the cases. In the same trial, the Given System detected physical abnormalities in 12 of 20 patients, or 60%, while push enteroscopy detected physical abnormalities in 7 of 20 patients, or 35%.

    In the clinical trial supporting our FDA application and additional clinical trials conducted by two members of our medical advisory board, a total of 55 patients ingested one M2A capsule each. In these combined trials, the Given System either confirmed or expanded the suspected diagnosis in 34 of 55 patients, or 62%. Prior to the trials, these patients had collectively undergone a total of 344 diagnostic procedures, or an average of 6.3 tests per patient, including 105 colonoscopy procedures, 83 gastroscopy procedures, 63 radiological procedures, 54 enteroscopy procedures and 39 other gastrointestinal examinations.

Our Strategy

    Our goal is to be the premier company worldwide for diagnostics of the gastrointestinal tract and, subject to regulatory clearances, to establish the Given System as the first gastrointestinal diagnostic tool administered to patients. Key elements of our strategy include:

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  successfully marketing the Given System to establish a large installed base;

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  gaining third-party reimbursement for use of the Given System;

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  expanding the approved uses of the Given System to areas within the digestive tract other than the small intestine; and

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  enhancing our existing technology portfolio and developing new systems and capsules.

Regulatory Approvals

    In August 2001, we received clearance from the FDA to market the Given System in the United States. In May 2001, we received authorization to affix the CE mark to the Given System, which permits us to make sales in the member countries of the European Union. We received regulatory approval to sell the Given System in Australia and New Zealand in May 2001 and in Canada and Israel in July 2001. We will need regulatory approvals in other countries or regions in which we wish to market the Given System.

    In March 2001, the U.S. Federal Communications Commission approved our equipment certification application for use of the Given System in the United States. If current radio frequency technical standards applicable in certain European countries in which we intend to market the Given System are not changed pursuant to a recent proposal, we will also need to apply for waivers or separate authorizations for sale or use of the Given System in those countries.

    We were incorporated under the laws of the State of Israel in January 1998. Our principal executive offices are located at 2 Ha'Carmel Street, Yoqneam 20692, Israel and our telephone number is 011-972-4-909-7777. Our web site address is www.givenimaging.com. The information on our web site does not constitute part of this prospectus.

The Offering

Ordinary shares offered in this offering	5,000,000 shares.
Ordinary shares offered by us to PW Juniper Crossover Fund, LLC in a private placement	461,538 shares.
Ordinary shares to be outstanding after this offering and the private placement	25,066,451 shares.
Use of proceeds
To establish new and expand our existing sales and logistics offices, to purchase and maintain an inventory of system components, to finance research and development, for operating expenses of our manufacturing facility, for capital expenditures and for general corporate purposes and working capital.
Nasdaq National Market symbol	"GIVN".

    The number of ordinary shares referred to in the preceding table to be outstanding after this offering excludes:

  •
  options to purchase 2,298,063 ordinary shares outstanding under our 1998 and 2000 employee stock option plans as of September 25, 2001 at a weighted average exercise price of $2.42 per share;

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  ordinary shares reserved for future issuance under our stock option plans; and

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  options to purchase 6,000 ordinary shares issued to funds which are affiliated with OrbiMed Advisors, Inc. (which we refer to as the OrbiMed investors) and options to purchase 3,056 ordinary shares issued to a consultant.

Private Placement

    PW Juniper Crossover Fund, an affiliate of OrbiMed Advisors, Inc., has agreed to purchase an additional 461,538 ordinary shares at the initial public offering price in a private placement to be completed shortly after the closing of this offering. After this offering and the private placement, the OrbiMed investors will beneficially own 17.6% of our outstanding ordinary shares. PW Juniper Crossover Fund has represented that it will be purchasing our ordinary shares for investment and not with a view to resale, and has agreed to a 180-day lock-up following the closing of this offering. The shares purchased in the private placement will not be subject to the underwriting discount.

About this Prospectus

    Unless otherwise indicated, all information contained in this prospectus:

  •
  assumes an initial public offering price of $13.00 per ordinary share, the midpoint of the estimated initial public offering price range;

  •
  gives effect to the sale of 461,538 ordinary shares by us to PW Juniper Crossover Fund in the private placement;

  •
  assumes no exercise of the underwriters' option to purchase from the selling shareholders up to 750,000 additional ordinary shares to cover over-allotments;

  •
  reflects the issuance of 1,665,000 ordinary shares upon the exercise of all outstanding options held by certain of our shareholders (excluding options issued under our 1998 and 2000 employee stock option plans and options issued to the OrbiMed investors and to a consultant) prior to this offering and the receipt of $5.0 million by us from the exercise of these options;

  •
  reflects the conversion of all of our preferred shares into ordinary shares on a 1-to-1 basis before the share consolidation referred to below; and

  •
  reflects a three-for-five share consolidation of our ordinary shares, following the conversion of our preferred shares into ordinary shares, as a result of the share consolidation and share dividend that will be effected immediately prior to this offering.

    "GIVEN" is a registered trademark in Israel, Japan and the European Union and is subject to pending trademark applications in the United States, Canada and Australia. "M2A" is a registered trademark in Israel and the European Union, and is subject to pending trademark applications in the United States, Australia and Canada. "RAPID" is a registered trademark in Israel and is subject to pending trademark applications in the United States, the European Union, Australia, Canada and Japan. "GIVEN M2A CAPSULE" is subject to a pending trademark application in Japan. "M2A CAPSULE" is subject to a pending trademark application in the United States, European Union, Japan, Canada, Australia and Israel. "M2A THE NATURAL WAY" is subject to a pending trademark application in the European Union, Canada, Australia, Israel, Japan and the United States. All other registered trademarks appearing in this prospectus are owned by their holders.

Summary Consolidated Financial Data

    The following table presents summary consolidated financial and operating data derived from our consolidated financial statements. You should read this data along with the sections of this prospectus entitled "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Period from January 4, 1998 to December 31, 1998
		Year ended December 31,		Six months ended June 30,
		1999	2000	2000	2001
				(unaudited)
	(in thousands, except per share data)
Statements of Operations Data:
Revenues	$—	$—	$—	$—	$—
Gross profit	—	—	—	—	—
Operating income (loss)	(1,001)	(1,938)	(7,972)	(2,646)	(7,767)
Net income (loss)	(991)	(1,865)	(7,539)	(2,574)	(7,394)

Basic and diluted net loss per ordinary share	$(0.13)	$(0.14)	$(0.68)	$(0.18)	$(0.59)
Ordinary shares used in computing basic and diluted income (loss) per ordinary share	7,860,762	13,383,289	14,673,650	14,673,650	14,673,650
Pro forma basic and diluted income (loss) per ordinary share					$(0.38)

Ordinary shares used in computing pro forma basic and diluted income (loss) per ordinary share					19,604,913
	As of June 30, 2001
	Actual	Pro forma as adjusted
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$10,718	$79,903
Working capital	10,840	80,058
Total assets	19,187	88,372
Long-term liabilities, net of current portion	435	435
Total liabilities	3,327	3,294
Deficit accumulated during the development stage	(19,453)	(19,453)
Total shareholders' equity	15,860	85,078

    Pro forma basic and diluted net loss per ordinary share gives effect to (1) the conversion of all outstanding preferred shares into ordinary shares which will take place immediately prior to the completion of this offering and (2) the issuance of 1,665,000 ordinary shares upon the exercise of all outstanding options held by certain of our shareholders (excluding options under our 1998 and 2000 employee stock option plans and options issued to the OrbiMed investors and to a consultant) prior to this offering and the receipt of $5.0 million by us from exercise of these options. Pro forma basic and diluted net loss per ordinary share excludes 2,298,063 ordinary shares issuable upon the exercise of outstanding options under our 1998 and 2000 employee stock option plans as of September 25, 2001 at a weighted average exercise price of $2.42 per share, and 1,158,120 ordinary shares reserved for future issuance under these plans.

    Pro forma as adjusted information included above in the consolidated balance sheet data gives effect to:

  •
  the conversion of our preferred shares;

  •
  the issuance of 1,665,000 ordinary shares upon the exercise of all outstanding options held by certain of our shareholders (excluding options under our 1998 and 2000 employee stock option plans and options issued to the OrbiMed investors and to a consultant) prior to this offering and the receipt of $5.0 million by us from exercise of these options;

  •
  this offering of our ordinary shares; and

  •
  the sale of 461,538 ordinary shares by us to PW Juniper Crossover Fund in the private placement.

RISK FACTORS

    Investing in our ordinary shares involves a high degree of risk. Before purchasing our ordinary shares, you should carefully consider the risks described below in addition to the other information in this prospectus. Our business, results of operations and financial condition may be materially and adversely affected due to any of the following risks. The trading price of our ordinary shares could decline due to any of these risks, and you could lose all or part of your investment.

Risks Related to Our Business

We are a development stage company, have a history of losses, have not recognized any revenues and may never achieve or maintain profitability.

    We were formed in 1998 and are a development stage company with a limited operating history. We only recently commenced selling efforts for the Given System and as of June 30, 2001 we had not recognized any revenues from sales of the Given System. We have generated losses each year since our inception. As of June 30, 2001, we had accumulated losses of $19.5 million. We commenced sales of the Given System in Europe in June 2001 and expect to commence sales in the United States during the second half of 2001. Our losses could continue for the next several years as we expand our research and development activities, increase our manufacturing and sales and marketing capabilities, conduct further clinical trials and seek additional regulatory approvals for the Given System. We may not generate sufficient revenues from product sales in the future to achieve or maintain profitable operations.

We are dependent on the Given System for all of our future revenue.

    The Given System, consisting of the M2A capsule and the related data recorder and computer workstation, is our only product. We expect sales from the Given System to account for all of our revenue for the foreseeable future. As a result, factors adversely affecting our ability to sell, or the pricing of or demand for, this product could have a material adverse effect on our financial condition and results of operations.

If the Given System does not achieve broad market acceptance among physicians, we will not be able to generate the revenue necessary to support our business.

    We depend on broad market acceptance of the Given System among physicians. Physicians will not recommend the use of the Given System unless we can demonstrate that it produces results comparable or superior to existing diagnostic techniques, such as traditional endoscopy and radiological imaging. If long-term patient studies do not support our existing clinical results, or if they indicate that the use of the Given System has negative side effects on patients, physicians may not adopt or continue to use the Given System. Even if we demonstrate the effectiveness of the Given System, physicians may still not use the system for a number of other reasons. For example, physicians may continue to recommend traditional endoscopy or radiological imaging simply because those methods are already so widely accepted and are based on established technologies. Patients may also be reluctant to have their physicians use new diagnostic methods. In order to achieve market acceptance of the system among physicians, we must also convince third-party payors that the system produces favorable results in a cost-effective manner so that they agree to provide sufficient coverage and reimbursement to physicians for use of the system. If, due to any of these factors, the Given System does not receive broad market acceptance among physicians, we will not generate significant revenues. In this event, our business, financial condition and results of operations would be seriously harmed.

If physicians, hospitals and other healthcare providers are unable to obtain coverage and reimbursement from third-party healthcare payors for procedures using the Given System, or if reimbursement is insufficient to cover the costs of purchasing the Given System, we may be unable to generate sufficient sales to support our business.

    Demand for the Given System is likely to depend substantially on the extent to which reimbursement for the cost of the Given System and the procedures in which it is used will be available from government third-party payors such as the Medicare and Medicaid programs in the United States, other government health administration authorities, private health insurers and other organizations. These third-party payors may deny coverage if they determine that a procedure was not reasonable or necessary, was experimental or was used for an unapproved indication. In addition, some healthcare providers are moving toward a managed care system in which they contract to provide comprehensive healthcare for a fixed cost per person, irrespective of the amount of care actually provided. These providers, in an effort to control healthcare costs, are increasingly challenging the prices charged for medical products and services and, in some instances, have pressured medical suppliers to lower their prices. We are unable to predict what changes will be made in the reimbursement methods used by third-party payors. Furthermore, we could be adversely affected by changes in reimbursement policies of governmental or private healthcare payors to the extent any such changes affect reimbursement for procedures in which the Given System is used. If physicians, hospitals and other healthcare providers are unable to obtain sufficient coverage and reimbursement from third-party payors for procedures using our product, or if reimbursement is insufficient to cover the costs of purchasing our product, we may be unable to generate sufficient sales to support our business.

    Our success in international markets also depends on the eligibility of the Given System for reimbursement through government-sponsored healthcare payment systems and third-party payors. Reimbursement practices vary significantly from country to country and within some countries, by region. Many international markets have government-managed healthcare systems that control reimbursement for new products and procedures. Other foreign markets have both private insurance systems and government-managed systems that control reimbursement for new products and procedures. Market acceptance of our product may depend on the availability and level of reimbursement in any country within a particular time. In addition, healthcare cost containment efforts similar to those we face in the United States are emerging in other countries in which we intend to sell our product, and we expect these efforts to continue. We have not yet obtained any international reimbursement approvals. We must obtain these approvals on a country-by-country basis or region-by-region basis. We cannot assure you that we will obtain these approvals in a timely manner or at all.

We are subject to extensive regulation by the U.S. Food and Drug Administration, or FDA, which could restrict the sales and marketing of the Given System and could cause us to incur significant costs.

    In August 2001, we received clearance from the FDA to market the Given System in the United States for use as an additional tool (also referred to as "adjunctive use") in the detection of abnormalities of the small intestine. The FDA's clearance of the Given System for adjunctive use requires the Given System's labeling to inform users that it is to be used with such other diagnostic methods as users believe are appropriate for each particular case. FDA regulations prohibit us from promoting or advertising the Given System, or any other devices that the FDA may clear in the future, for uses not within the scope of our clearances or making unsupported safety and effectiveness claims. These determinations can be subjective, and the FDA may disagree with our promotional claims. Noncompliance with applicable regulatory requirements can result in enforcement action which may include recalling products, ceasing product marketing, paying significant fines and penalties, and similar FDA actions which could limit product sales, delay or halt product shipment, delay new product clearance or approval, and adversely affect our profitability. Unanticipated changes in existing regulatory requirements or adoption of new requirements could hurt our business, financial condition and results of operations.

    The FDA also requires us to adhere to the Quality System Regulation which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging and shipping of the Given System. The FDA enforces the Quality System Regulation through inspections. We have never been through a Quality System Regulation inspection, and we cannot assure you that we would pass. If we fail a Quality System Regulation inspection, our operations could be disrupted and our manufacturing delayed. Failure to take adequate corrective action in response to a Quality System Regulation inspection could force a shutdown of our manufacturing operations and a recall of the Given System, which would have a material adverse effect on our product sales, financial condition and results of operations.

    We will be required to obtain additional FDA clearance before commercially distributing the Given System for other intended uses or for any other new products that we wish to market. This process can take the form of a 510(k) premarket notification, grant of a "de novo" classification or approval of a premarket application. We may also be required to obtain new 510(k) clearance or supplemental premarket application approval for significant postmarket modifications to the Given System. Each of these processes can be lengthy and expensive. The FDA's 510(k) premarket notification process usually takes from four to 12 months, but may take longer. The premarket application approval process is much more costly, lengthy and uncertain. It generally takes from one to three years, or even longer. The de novo classification process is intended for novel but low risk medical devices and involves a level of scrutiny similar to the 510(k) premarket notification process. An applicant may only seek de novo classification in the event that its 510(k) premarket notification is denied by the FDA. We cannot assure you that FDA clearance for other intended uses of the Given System, postmarket modifications or new products will be granted. Delays in obtaining further clearances will adversely affect our revenues and profitability.

If we do not obtain and maintain the necessary regulatory approvals in a specific country or region, we will not be able to market and sell the Given System in that country or region.

    To be able to market and sell the Given System in a specific country or region, we must obtain regulatory approvals and comply with the regulations of that country or region. These regulations, including the requirements for approvals, and the time required for regulatory review vary from country to country. We initially plan to sell the Given System in the United States, Australia, New Zealand, Germany, France, Spain, Portugal, Italy and Belgium. We also plan to commence sales in other Western and Eastern European countries during the second half of 2001 or in 2002. In May 2001, we received authorization to affix the CE mark to the Given System. The CE mark is a symbol of adherence to quality assurance standards in the European Union and permits us to sell the Given System in the member countries of the European Union. We received regulatory approval to sell the Given System in Australia and New Zealand in May 2001 and in Canada and Israel in July 2001. Obtaining regulatory approvals is expensive and time-consuming, and we cannot be certain that we will receive regulatory approvals in each country or region in which we plan to market our product. If we modify the Given System, we may need to apply for new regulatory approvals before we are permitted to sell it. We cannot be certain that we will continue to meet the quality and safety standards required to maintain the authorizations that we have received. If we are unable to maintain our authorizations in a particular country or region, we will no longer be able to sell our products in that country or region, and our ability to generate revenues will be harmed.

Our failure to obtain necessary U.S. Federal Communications Commission, or FCC, authorizations could impair our ability to commercially distribute and market the Given System in the United States.

    Because the Given System includes a wireless radio frequency transmitter and receiver, it is subject to equipment authorization requirements in the United States. The FCC requires advance clearance of all radio frequency devices before they can be sold or marketed in the United States. These clearances ensure that the proposed products comply with FCC radio frequency emission and power level standards and will not cause interference.

    In February 2001, we submitted an equipment certification application to the FCC for the Given System. In March 2001, the FCC granted our application based on the current system design and specifications. Any modifications to the Given System may require new or further FCC approval before we are permitted to market and sell a modified system, and it could take several months to obtain any necessary FCC approval.

The duty cycle at which the Given System currently operates does not meet current European technical standards for radio frequencies which have been implemented by certain European governments and may be implemented by others. If the technical standards are not changed, our failure to obtain a waiver or separate authorization could prevent use of the Given System in countries which have adopted these standards.

    The frequency range in which the Given System operates is subject in Europe to technical standards for radio frequency use developed by the Short Range Device Maintenance Group of the European Conference of Postal and Telecommunications Administrations. In late 1999, the Short Range Device Maintenance Group modified the technical standard for the specific radio frequency that the Given System uses to limit the period of time during which any device can operate continuously in that frequency, known as the "duty cycle." This change requires the Given System to transmit for 10% or less of the time that it is in operation while the Given System currently transmits for more than 10% of the time that it is in operation. The Short Range Device Maintenance Group standards and European Conference of Postal and Telecommunications Administrations rules generally are not legally binding, and must be implemented into national laws by European governments to become binding. Subsequently, on April 24, 2001, as a result of industry complaints due to inadequate consultation, the Short Range Device Maintenance Group and the European Conference of Postal and Telecommunications Administrations published proposals to change the duty cycle rule in a way that would overcome the limitations placed on devices that operate in the same frequency range as the Given System with a duty cycle over 10%. This proposed rule change, if adopted, would permit the use of the Given System. There is no certainty that this proposed rule change will be adopted in a timely manner or at all.

    As of September 11, 2001, records of the European Conference of Postal and Telecommunications Administrations indicate that the duty cycle rule had been adopted by at least 13 of the 43 member countries. Of the countries in which we initially intend to market the Given System, Spain, Portugal, Italy and Belgium have adopted the rule, Germany has stated that it intends to do so by April 2002 and France is considering adoption of the rule. Prior to the adoption of the proposed rule change described above or if the proposed rule change is not adopted, we will seek to obtain waivers or separate authorizations to operate our system in each individual European country that has adopted the duty cycle rule, either in advance or if our compliance with spectrum requirements is questioned. If we are unable to receive such a waiver or a separate authorization or to redesign our transmitter to operate on a radio frequency that is not subject to a limit on the duty cycle, an enforcement action could be brought to prevent the sale or use of the Given System in these countries.

If we fail to support our growth in operations, particularly by enhancing our sales and marketing team, our business could suffer.

    The Given System requires a complex sales and marketing effort targeted at physicians and hospitals. We will need to expand significantly our sales and marketing team over the next two years to achieve our sales targets. We will face significant challenges and risks in building and managing our sales and marketing team, including managing geographically dispersed sales efforts and adequately training our sales people in the use and benefits of the Given System. To succeed in the implementation of our business strategy, our management team must rapidly execute our sales and marketing strategy, while continuing our research and development activities and managing anticipated growth by implementing effective planning. Our systems, procedures and controls may not be adequate to support our expected growth in operations.

We have limited experience in manufacturing the Given System and may encounter manufacturing problems or delays that could result in lost revenue.

    We have manufactured a limited number of units for prototypes, clinical trials and initial sales of the Given System. We do not have experience in manufacturing our product in the commercial quantities that we expect to require to meet demand for the Given System, nor can we be certain of our manufacturing costs. We may be unable to establish or maintain reliable, high-volume manufacturing capacity. Even if we can establish and maintain this capacity, the cost of doing so may increase the cost of our product and reduce our ability to compete. We may encounter difficulties in scaling up production of the Given System, including:

  •
  problems involving production yields;

  •
  adequacy of quality control policies and procedures;

  •
  component supply shortages;

  •
  shortages of qualified personnel; and

  •
  compliance with U.S. and foreign regulations.

    Manufacturing the Given System is a complex process involving a number of separate processes and components. We plan to manufacture products to fill purchase orders rather than to maintain inventories of our assembled product. If demand for the Given System exceeds our manufacturing capacity, we could develop a substantial backlog of customer orders. If we are unable to establish and maintain larger-scale manufacturing capabilities, our ability to generate revenues will be limited and our reputation in the marketplace may be harmed.

We currently do not have an extensive body of clinical data supporting the efficacy of the Given System. If future clinical data does not support our existing results, we may not achieve our revenue targets and may not become profitable.

    To date, we have tested the Given System on a limited sample size of approximately 240 patients, as well as approximately 90 healthy volunteers. If future clinical data does not support our current findings that the diagnostic yield of the Given System, or the ability to confirm or expand the suspected diagnosis of disorders in the small intestine, is superior to that of generally accepted diagnostic methods such as traditional endoscopy, we may not achieve our revenue targets and may not become profitable. In addition, if future clinical experience indicates that the Given System causes unexpected complications or other unforeseen negative effects, we could lose our regulatory approvals and be subject to significant liability.

Our reliance on single source suppliers could harm our ability to meet demand for the Given System in a timely manner or within budget.

    We depend on single source suppliers for some of the components necessary for the production of the Given System. Specifically, Photobit Corporation is currently the sole supplier of the imaging sensor and the packaging for the sensor, and Asicom Technologies Ltd. is the sole supplier of the transmitter that is integrated into the M2A capsule. If the supply of these components is disrupted or terminated, or if these suppliers are unable to supply the quantities of components that we require, we may not be able to find alternative sources for these key components. As a result, we may be unable to meet demand for our product, which could harm our ability to generate revenues, lead to customer dissatisfaction and damage our reputation. If we are required to change the manufacturer of any of these key components of the Given System, there may be a significant delay in locating a suitable alternative manufacturer. Additionally, we may be required to verify that the new manufacturer maintains facilities and procedures that comply with FDA and other applicable quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could delay our ability to manufacture our product in a timely manner or within budget. Furthermore, in the event that the manufacturer of a key component of our product ceases operations or otherwise ceases to do business with us, we may not have access to the information necessary to enable another supplier to manufacture the component.

Because of the importance of our patent portfolio to our business, we may lose market share to our competitors if we fail to protect our intellectual property rights.

    Protection of our patent portfolio is key to our future success. We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, nondisclosure and confidentiality agreements and other contractual restrictions to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. For example, our patents may be challenged, invalidated or circumvented by third parties. Our patent applications may not issue as patents in a form that will be advantageous to us. Our patents and applications cover particular aspects of our product and technology. There may be more effective technologies, designs or methods. If the most effective method is not covered by our patents or applications, it could have an adverse effect on our sales. If we lose any key personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees. The laws of foreign countries also may not protect our intellectual property rights to the same extent as the laws of the United States. Even if we adequately protect our intellectual property rights, litigation may be necessary to enforce these rights, which could result in substantial costs to us and a substantial diversion of management attention. If we do not adequately protect our intellectual property, our competitors could use the intellectual property that we have developed to enhance their products and compete more directly with us, which could result in a decrease in our market share. If we are not successful in challenging the competitor's claims, our ability to market the Given System in that jurisdiction would be harmed.

Because the medical device industry is litigious, we are susceptible to intellectual property suits that could cause us to incur substantial costs or pay substantial damages or prohibit us from selling our product.

    There is a substantial amount of litigation over patent and other intellectual property rights in the medical device industry. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. While we have attempted to ensure that the Given System does not infringe other parties' patents and proprietary rights, our competitors may assert that our product and the methods it employs may be covered by patents held by them. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which may later result in issued patents which our product may infringe. If our product infringes a valid patent, we could be prevented from selling it unless we can obtain a license or redesign the product to avoid infringement. A license may not be available or may require us to pay substantial royalties. We also may not be successful in any attempt to redesign our product to avoid any infringement. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and can divert management's attention from our core business. In addition, any public announcements related to litigation or administrative proceedings could cause our share price to decline.

We face competition from large, well-established medical device manufacturers with significant resources.

    We consider the primary competition for the Given System to be existing technologies for detecting gastrointestinal disorders and diseases. Existing technologies include traditional endoscopy and radiological imaging. The principal manufacturers of gastrointestinal endoscopes are Olympus, Asahi Optical Co., Ltd., the owner of the Pentax brand, and Fujinon, Inc. The principal manufacturers of equipment for radiological imaging are Siemens AG, Toshiba Corporation, General Electric Medical Systems, Shimadzu Corporation, Philips Medical Systems Ltd. and Trex Medical Corporation for x-ray machinery. These companies have substantially greater financial resources than we do, and they have established reputations as well as worldwide distribution channels for medical instruments to physicians. If we are unable to convince physicians to adopt the Given System over the current technologies marketed by our competitors, our financial results will suffer. In addition, we are aware of research and development efforts by some of these companies and other individuals and companies to develop imaging capsules that may be competitive with the Given System.

Our international operations will expose us to the risk of fluctuations in currency exchange rates.

    We expect that sales to our customers will be denominated primarily in U.S. dollars, as well as other currencies including the Euro, depending on the location of the customer or the distributor used to fulfill our customers' orders. As a result, we expect that our receivables will be denominated in a mix of these currencies, while our payables will be denominated in a different mix of currencies. For example, 37% of our expenses for the year ended December 31, 2000 and 27% of our expenses for the six months ended June 30, 2001 were denominated in new Israeli shekels, or shekels. Our shekel denominated expenses consist principally of salaries and related personnel expenses. We anticipate that for the foreseeable future a portion of our expenses will continue to be denominated in shekels. As we expand our sales and marketing efforts in different regions, we also expect to incur increasing amounts of our expenses in U.S. dollars and the Euro, as well as other local currencies. If the value of a currency in which our receivables are denominated weakens against the value of a currency in which our expenses are denominated, there will be a negative impact on our profit margin for sales of the Given System. We currently do not hedge our currency exposure through financial instruments. However, when we commence sales of our product, we may do so through currency forward contracts and currency options. In addition, if we wish to maintain the dollar-denominated value of our product in non-U.S. markets, devaluation in the local currencies of our customers relative to the U.S. dollar could cause our customers to cancel or decrease orders or default on payment.

The use of the Given System, including ingestion of the M2A capsule, could result in product liability claims that could be expensive, damage our reputation and harm our business.

    Our business exposes us to an inherent risk of potential product liability claims related to the manufacturing, marketing and sale of medical devices. The medical device industry has historically been litigious, and we face financial exposure to product liability claims if the use of our product were to cause or contribute to injury or death, whether by aggravating existing patient symptoms or otherwise. There is also the possibility that defects in the design or manufacture of the Given System might necessitate a product recall. Although we maintain product liability insurance for the Given System, the coverage limits of these policies may not be adequate to cover future claims. Particularly as sales of the Given System increase, we may be unable to maintain product liability insurance on acceptable terms or at reasonable costs and such insurance may not provide us with adequate coverage against potential liabilities. A successful claim brought against us in excess of, or outside of, our insurance coverage could have a material adverse effect on our financial condition and results of operations. A product liability claim, regardless of its merit or eventual outcome, could result in substantial costs to us and a substantial diversion of management attention. A product liability claim or any product recalls could also harm our reputation and result in a decline in revenues.

If we lose our key personnel or are unable to attract and retain additional personnel, our ability to compete will be harmed.

    We are highly dependent on the principal members of our management and scientific staff. In order to implement our business strategy, we will need to hire additional qualified personnel with expertise in research and development, clinical testing, government regulation, manufacturing, sales and marketing and finance. Our product development plans depend in part on our ability to attract and retain engineers with experience in mechanics, software and optics. We may not be able to attract and retain personnel on acceptable terms given the intense competition for personnel among technology and healthcare companies and universities. The loss of any of these persons or our inability to attract and retain qualified personnel could harm our business and our ability to compete.

We may need to raise additional capital in the future and may be unable to do so on acceptable terms. This could limit our ability to grow and carry out our business plan.

    Based on our current business plan, we anticipate that the net proceeds from this offering and the private placement, together with our existing cash balances and cash flow from our operations, will be sufficient to permit us to conduct our operations and to carry out our contemplated business plans through the next two years. After that time, we are likely to require additional capital. Alternatively, we may need to raise additional funds sooner if our estimates of revenues or capital requirements change or are inaccurate. We may also need to raise additional funds sooner than expected to finance our expansion plans, develop new products, enhance our existing product or respond to competitive pressures. We cannot be certain that we will be able to obtain additional financing on commercially reasonable terms or at all, which could limit our ability to grow.

Risks Related to Our Offering

There has been no prior market for our ordinary shares and our share price may be volatile.

    Prior to this offering there has been no public market for our ordinary shares. We cannot predict the extent to which investor interest will lead to the development of an active trading market in our ordinary shares or whether such a market will be sustained. The lack of a trading market may result in the loss of research coverage by securities analysts. Moreover, we cannot assure you that any securities analysts will initiate or maintain research coverage of our company and our ordinary shares.

    If our future quarterly operating results are below the expectations of securities analysts or investors, the price of our ordinary shares would likely decline. Share price fluctuations may be exaggerated if the trading volume of our ordinary shares is too low.

    Securities class action litigation has often been brought against companies following periods of volatility. Any securities litigation claims brought against us could result in substantial expense and divert management's attention from our business.

The two largest beneficial owners of our shares, certain members of the Recanati family in Israel through Discount Investment Corporation and the principals of the OrbiMed investors, will have significant influence over matters requiring shareholder approval, which could delay or prevent a change of control.

    Upon completion of this offering and the private placement, the largest beneficial owner of our shares, certain members of the Recanati family in Israel through Discount Investment Corporation will beneficially own 48.6% of our outstanding ordinary shares, and the principals of the OrbiMed investors will beneficially own 17.6% of our outstanding ordinary shares. As a result, these shareholders, acting together, will exercise a controlling influence over our operations and business strategy and will have sufficient voting power to control the outcome of matters requiring shareholder approval. These matters may include:

  •
  the composition of our board of directors which has the authority to direct our business and to appoint and remove our officers;

  •
  approving or rejecting a merger, consolidation or other business combination;

  •
  raising future capital; and

  •
  amending our articles of association which govern the rights attached to our ordinary shares.

    This concentration of ownership of our ordinary shares could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our ordinary shares that might otherwise give you the opportunity to realize a premium over the then-prevailing market price of our ordinary shares. This concentration of ownership may also adversely affect our share price.

A total of 20,066,451, or 80%, of our outstanding ordinary shares following this offering and the private placement are restricted from immediate resale, but may be sold into the market in the near future. This could cause the market price of our ordinary shares to drop significantly, even if our business is succeeding.

    After this offering and the private placement, we will have 25,066,451 ordinary shares outstanding. This includes the 5,000,000 ordinary shares we are selling in this offering, which may be resold in the public market immediately after this offering. The remaining 20,066,451 ordinary shares, representing approximately 80% of our total outstanding ordinary shares following this offering and the private placement, will become available for resale in the public market as shown in the chart below. In addition, the underwriters may, in their sole discretion and without notice, release all or any portion of the ordinary shares subject to lock-up agreements. As restrictions on resale end, the market price of our ordinary shares could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our ordinary shares or other securities.

Number of shares/ Percentage of total outstanding	Date of availability for resale into the public market
0 / 0%	Upon the effectiveness of this prospectus.
0 / 0%	90 days after the date of this prospectus.
16,742,746 / 67%	180 days after the date of this prospectus of which 15,160,408 shares, or 60%, are subject to volume limitations under Rule 144.
3,323,705 / 13%	More than 180 days after the date of this prospectus.

If we are characterized as a passive foreign investment company, our U.S. shareholders may suffer adverse tax consequences, including higher tax rates and potentially punitive interest charges on the proceeds of share sales.

    Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of our assets are held for the production of, or produce, passive income, we may be characterized as a passive foreign investment company for U.S. federal income tax purposes. If we are characterized as a passive foreign investment company, our U.S. shareholders may suffer adverse tax consequences, including having gains realized on the sale of our shares treated as ordinary income, rather than capital gain, and having potentially punitive interest charges apply to the proceeds of share sales. For purposes of determining if we are a passive foreign investment company, the proceeds of this offering will constitute a passive asset and the income generated by the proceeds will, until we employ the proceeds in the course of our business, constitute passive income. Therefore, the timeliness of our use of the proceeds of this offering may affect our status as a passive foreign investment company.

Risks Relating to our Location in Israel

Conditions in Israel affect our operations and may limit our ability to produce and sell our product which could decrease our revenues.

    We are incorporated under Israeli law and our principal offices, our manufacturing facilities and our research and development facilities are located in Israel. Political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Despite the progress towards peace between Israel and its Arab neighbors, the future of these peace efforts is uncertain. Since October 2000, there has been a significant increase in violence primarily in the West Bank and Gaza Strip and negotiations between Israel and Palestinian representatives have ceased. In addition, in February 2001, a new prime minister was elected in Israel and a new government has been formed. Any future armed conflict, political instability or continued violence in the region would likely have a negative effect on our business condition, harm our results of operations and adversely affect the share price of publicly traded Israeli companies such as us. Furthermore, several countries still restrict trade with Israeli companies which may limit our ability to make sales in those countries. These restrictions may have an adverse impact on our operating results, financial condition or the expansion of our business.

Our operations could be disrupted as a result of the obligation of key personnel in Israel to perform military service.

    Generally, all male adult citizens and permanent residents of Israel under the age of 54 are, unless exempt, obligated to perform up to 36 days of military reserve duty annually. Additionally, all Israeli residents of this age are subject to being called to active duty at any time under emergency circumstances. Many of our officers and employees are currently obligated to perform annual reserve duty. Our operations could be disrupted by the absence for a significant period of one or more of our officers or employees due to military service. Any disruption to our operations could materially adversely affect the development of our business and our financial condition.

The government grants we have received for research and development expenditures restrict our ability to manufacture products and transfer technologies outside of Israel and require us to satisfy specified conditions. If we fail to satisfy these conditions, we may be required to refund grants previously received together with interest and penalties, and may be subject to criminal charges.

    We have received grants from the government of Israel through the Office of the Chief Scientist of the Ministry of Industry and Trade for the financing of a portion of our research and development expenditures in Israel. In 1998, 1999 and 2000, we received grants totaling $1.1 million from the Office of the Chief Scientist, representing 9%, 34% and 8%, respectively, of our total research and development expenditures in these periods. The terms of the Chief Scientist grants prohibit us from manufacturing products or transferring technologies developed using these grants outside of Israel without special approvals. Even if we receive approval to manufacture the Given System outside of Israel, we may be required to pay an increased total amount of royalties, which may be up to 300% of the grant amount plus interest, depending on the manufacturing volume that is performed outside of Israel. This restriction may impair our ability to outsource manufacturing or engage in similar arrangements for those products or technologies. In addition, if we fail to comply with any of the conditions imposed by the Office of the Chief Scientist, we may be required to refund any grants previously received together with interest and penalties, and may be subject to criminal charges. In recent years, the government of Israel has accelerated the rate of repayment of Chief Scientist grants and may further accelerate them in the future.

We receive tax benefits that may be reduced or eliminated in the future.

    Our investment program in leasehold improvements and equipment at our manufacturing facility in Yoqneam, Israel has been granted approved enterprise status and we are therefore eligible for tax benefits under the Israeli Law for Encouragement of Capital Investments. From time to time, the government of Israel has discussed reducing or eliminating the tax benefits available to approved enterprise programs such as ours. We cannot assure you that these tax benefits will be continued in the future at their current levels or at all. If these tax benefits were reduced or eliminated, the amount of taxes that we pay would likely increase. In addition, our approved enterprise status imposes certain requirements on us, such as the location of our manufacturing facility, location of certain subcontractors and the extent to which we may outsource portions of our production process. If we do not meet these requirements, the law permits the authorities to cancel the tax benefits retroactively.

It may be difficult to enforce a U.S. judgment against us, our officers and directors and the Israeli experts named in this prospectus or to assert U.S. securities laws claims in Israel or serve process on our officers and directors and these experts.

    We are incorporated in Israel. The majority of our executive officers and directors and the Israeli experts named in this prospectus are not residents of the United States, and the majority of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult for an investor, or any other person or entity, to enforce a U.S. court judgment based upon the civil liability provisions of the U.S. federal securities laws in an Israeli court against us or any of these persons or to effect service of process upon these persons in the United States. Additionally, it may be difficult for an investor, or any other person or entity, to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above.

The new Israeli Companies Law may cause uncertainties regarding corporate governance.

    The new Israeli Companies Law, which became effective on February 1, 2000, has resulted in significant changes to Israeli corporate law. Under this new law, uncertainties may arise regarding corporate governance in some areas. For example, the law obligates a controlling shareholder, a shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under our articles of association, can appoint or prevent the appointment of an office holder, to act with fairness towards us. The Companies Law does not specify the substance of this duty and there is no binding case law that addresses this subject directly. These uncertainties and others could exist until this new law has been adequately interpreted, and these uncertainties could inhibit takeover attempts or other transactions and inhibit other corporate decisions.

Under current Israeli law, we may not be able to enforce covenants not to compete and therefore may be unable to prevent competition from benefiting from the expertise of some of our former employees.

    We currently have non-competition agreements with all of our employees. These agreements prohibit our employees, if they cease working for us, from directly competing with us or working for our competitors. Recently, Israeli courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the secrecy of a company's confidential commercial information or its intellectual property. If we cannot demonstrate that harm would be caused to us, we may be unable to prevent our competitors from benefiting from the expertise of our former employees.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These statements include but are not limited to:

  •
  statements as to the anticipated timing of initial sales of the Given System;

  •
  expectations as to the adequacy of our cash balances, cash flow from operations and the proceeds of this offering and the private placement to support our operations for specified periods of time and as to the nature and level of cash expenditures;

  •
  statements as to expected increases in sales, operating results and certain expenses, including research and development and sales and marketing expenses;

  •
  expectations as to the market opportunities for the Given System and other products, as well as our ability to take advantage of those opportunities;

  •
  expectations as to the receipt and timing of regulatory clearance and approvals;

  •
  expectations as to the development of our products and technology, including our clinical research program;

  •
  statements as to anticipated reimbursement from healthcare payors for the Given System;

  •
  expectations of future growth in the number of our research and development and sales and marketing personnel, and in the number of our sales and marketing offices;

  •
  estimates of the impact of changes in currency exchange rates on our operating results;

  •
  estimates of how we intend to use the net proceeds of this offering and the private placement;

  •
  expectations as to the adequacy of our manufacturing facilities and as to the level of proposed capital expenditures; and

  •
  statements as to our expected treatment under Israeli and U.S. federal tax legislation and the impact that new Israeli tax and corporate legislation may have on our operations.

    These statements may be found in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and in this prospectus generally, including the section of this prospectus entitled "Business—Disorders of the Gastrointestinal Tract" which contains information obtained from independent industry sources. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus.

    In addition, statements that use the terms "believe," "expect," "plan," "intend," "estimate," "anticipate" and similar expressions are intended to identify forward-looking statements. All forward-looking statements in this prospectus reflect our current views about future events and are based on assumptions and are subject to risks and uncertainties that could cause our actual results to differ materially from future results expressed or implied by the forward-looking statements. Many of these factors are beyond our ability to control or predict. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

PRIVATE PLACEMENT

    PW Juniper Crossover Fund, an affiliate of OrbiMed Advisors, Inc., has agreed to purchase from us in a private placement an aggregate of 461,538 of our ordinary shares. The price per share in the private placement will be equal to the initial public offering price. The private placement will be completed shortly after the closing of this offering. PW Juniper Crossover Fund has represented that it will be purchasing our ordinary shares for investment and not with a view to resale, and has agreed to a 180-day lock-up following the closing of this offering. The shares purchased in the private placement will not be subject to the underwriting discount.

USE OF PROCEEDS

    Assuming an initial public offering price of $13.00 per share, we estimate that we will receive total net proceeds of $69.2 million from:

  •
  the sale of 5,000,000 ordinary shares in this offering, after deducting the underwriting discount and the estimated offering expenses;

  •
  the sale of 461,538 ordinary shares to PW Juniper Crossover Fund in the private placement; and

  •
  the exercise of outstanding options to purchase 1,665,000 ordinary shares held by certain of our shareholders.

    We currently expect to use the net proceeds of this offering, the private placement and the exercise of the outstanding options as follows:

  •
  approximately $20 million to establish new and expand our existing sales and logistics offices;

  •
  approximately $18 million to purchase and maintain an inventory of system components and for subcontractor expenses;

  •
  approximately $15 million to finance research and development of enhancements to the Given System;

  •
  approximately $6 million for operating expenses of our manufacturing facility; and

  •
  approximately $6 million for capital expenditures including manufacturing and office equipment, including $5 million for production lines for the M2A capsule.

    We expect to use the remaining proceeds for general corporate purposes and working capital.

    We will have broad discretion in the way that we use the net proceeds of this offering. The amounts that we actually spend for the purposes described above may vary significantly and will depend on a number of factors, including:

  •
  the timing and amount of revenues that we receive from sales of the Given System; and
  •
  the timing of, and our ability to maintain, regulatory approvals in the different countries in which we intend to market the Given System.

    In addition, we may use a portion of the net proceeds to acquire or invest in complementary companies, products or technologies, although we currently do not have any acquisitions or investments planned.

    Pending use of the net proceeds as described above, we intend to invest the net proceeds in interest-bearing, investment-grade instruments with maturities of less than one year or deposit the net proceeds in bank accounts in Israel or outside of Israel.

    We will not receive any proceeds from the sale of our ordinary shares, if any, by the selling shareholders upon the exercise of the underwriters' over-allotment option.

DIVIDEND POLICY

    We have never declared or paid any cash dividends on our ordinary shares and we do not anticipate paying any cash dividends on our ordinary shares in the future. We currently intend to retain all future earnings to finance our operations and to expand our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects and other factors the board of directors may deem relevant.

CAPITALIZATION

    The following table presents our capitalization as of June 30, 2001:

  •
  on an actual basis;
  •
  on a pro forma basis to give effect to the conversion of all outstanding preferred shares into ordinary shares and the issuance of 1,665,000 ordinary shares upon the exercise of options prior to this offering and the receipt by us of $5.0 million in proceeds from the exercise of these options; and
  •
  on a pro forma as adjusted basis to give effect to:
  •
  the conversion of preferred shares and exercise of options referred to above;
  •
  the sale by us of 5,000,000 ordinary shares in this offering at the initial public offering price and the receipt by us of the estimated net proceeds of this offering, after deducting the underwriting discount and estimated offering expenses payable by us; and
  •
  the sale by us of 461,538 ordinary shares to PW Juniper Crossover Fund in a private placement at the initial public offering price, and the receipt by us of proceeds of $6.0 million.

    You should read this table in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2001
	Actual	Pro forma	Pro forma as adjusted
	(unaudited) (in thousands)
Obligation under capital lease	$152	$152	$152
Shareholders' equity:
Series A preferred shares: NIS 0.01 par value; 27,000,000 shares authorized, actual and none authorized, pro forma and pro forma as adjusted; 15,193,086 shares issued and outstanding, actual; none issued and outstanding, pro forma and pro forma as adjusted	38	—	—
Ordinary A shares: NIS 0.01 par value; 8,000,000 shares authorized, actual and none authorized, pro forma and pro forma as adjusted; none issued and outstanding, actual, pro forma and pro forma as adjusted	—	—	—
Ordinary shares: NIS 0.01 par value authorized, NIS 0.05 pro forma and pro forma as adjusted; 40,000,000 shares authorized, actual and pro forma and 60,000,000 authorized pro forma as adjusted; 14,673,650 shares issued and outstanding, actual; 19,604,913 shares issued and outstanding, pro forma; 25,066,451 shares issued and outstanding, pro forma as adjusted	37	237	302
Additional paid-in capital	35,817	40,632	104,808
Unearned compensation	(579)	(579)	(579)
Deficit accumulated during the development stage	(19,453)	(19,453)	(19,453)
Total shareholders' equity	15,860	20,837	85,078

Total capitalization	$16,012	$20,989	$85,230

    The preceding table excludes from the number of ordinary shares to be outstanding after this offering 2,298,063 shares which are issuable upon the exercise of outstanding options under our 1998 and 2000 stock option plans as of September 25, 2001 at a weighted average exercise price of $2.42 per share, and 1,158,120 ordinary shares reserved for future issuance under these plans. The preceding table also excludes 6,000 shares which are issuable upon the exercise of outstanding options held by the OrbiMed investors and 3,056 shares which are issuable upon the exercise of outstanding options held by a consultant.

DILUTION

    Our pro forma consolidated net tangible book value as of June 30, 2001 was $19.9 million, or $1.02 per ordinary share. Pro forma consolidated net tangible book value per share represents the total amount of our consolidated tangible net assets reduced by the amount of our consolidated liabilities and divided by the number of ordinary shares outstanding on a pro forma basis after giving effect to (1) the conversion of all outstanding preferred shares into ordinary shares, and (2) the issuance of 1,665,000 ordinary shares upon the exercise of outstanding options held by certain of our shareholders (excluding options under our 1998 and 2000 employee stock option plans and options issued to the OrbiMed investors and to a consultant) prior to this offering and the receipt of $5.0 million by us from exercise of these options.

    Our pro forma as adjusted consolidated net tangible book value as of June 30, 2001 would have been $84.1 million or $3.36 per ordinary share after giving effect to:

  •
  the sale by us of 5,000,000 ordinary shares in this offering at the initial public offering price and receipt by us of the estimated net proceeds of this offering, after deducting the underwriting discount and estimated offering expenses; and
  •
  the sale by us of 461,538 ordinary shares to PW Juniper Crossover Fund in the private placement at the initial public offering price and the receipt by us of the proceeds of the private placement.

    This represents an immediate increase in pro forma consolidated net tangible book value of $2.34 per ordinary share to existing shareholders and an immediate dilution of $9.64 per ordinary share to new investors purchasing ordinary shares in this offering.

    Dilution per share represents the difference between the price per share to be paid by new investors for the ordinary shares sold in this offering and the pro forma consolidated net tangible book value per share immediately after this offering and the private placement. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$13.00
Pro forma consolidated net tangible book value per share as of June 30, 2001	$1.02
Increase in pro forma consolidated net tangible book value per share attributable to new investors in this offering	2.17
Increase in pro forma consolidated net tangible book value per share attributable to the private placement to PW Juniper Crossover Fund	0.17
Pro forma as adjusted consolidated net tangible book value per share after this offering and the private placement		3.36

Dilution per share to new investors		$9.64

    The following table presents the differences between the total consideration paid to us and the average price per share paid by existing shareholders and by PW Juniper Crossover Fund in the private placement and by new investors purchasing ordinary shares in this offering:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders	19,604,913	78%	$39,040,500	36%	$2.00
PW Juniper Crossover Fund	461,538	2	6,000,000	5	13.00
New investors	5,000,000	20	65,000,000	59	13.00

Total	25,066,451	100%	$110,040,500	100%

    The above table does not reflect 2,298,063 ordinary shares issuable upon exercise of options outstanding under our 1998 and 2000 stock option plans and up to 1,158,120 additional ordinary shares reserved for future issuance under these plans as of September 25, 2001. The above table also excludes 6,000 shares which are issuable upon the exercise of outstanding options held by the OrbiMed investors and 3,056 shares which are issuable upon the exercise of outstanding options held by a consultant. If all outstanding options are exercised, the dilution per share to new investors would increase from $9.64 to $9.93.

SELECTED CONSOLIDATED FINANCIAL DATA

    You should read the following selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus. The consolidated statements of operations data for the period January 4, 1998 (inception) through December 31, 1998 and the years ended December 31, 1999 and 2000 are derived from our consolidated financial statements included elsewhere in this prospectus, which have been prepared in accordance with generally accepted accounting principles in the United States and audited by KPMG Somekh Chaikin, independent certified public accountants in Israel, and a member of KPMG International. Their report appears elsewhere in this prospectus. The consolidated statement of operations data for the six months ended June 30, 2000 and 2001 and the consolidated balance sheet data as of June 30, 2001 are derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. In the opinion of management, these unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and operating results for these periods. The as adjusted consolidated balance sheet data as of June 30, 2001 reflects our receipt of estimated net proceeds from this offering of $59.0 million after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, the sale of 461,538 ordinary shares to PW Juniper Crossover Fund at the initial public offering price and the receipt of net proceeds of $6.0 million, and the issuance of 1,665,000 ordinary shares upon the exercise of options prior to this offering and the receipt of $5.0 million by us from the exercise of these options.

    We have calculated pro forma basic and diluted net loss per share assuming the conversion of all outstanding preferred shares into ordinary shares. Please see notes 1 and 10 of the notes to our consolidated financial statements for an explanation of the number of shares used in computing per share data.

	Period from January 4, 1998 to December 31, 1998	Year ended December 31,		Six months ended June 30,
		1999	2000	2000	2001
	(in thousands, except per share data)
				(unaudited)
Statements of Operations Data:
Revenues	$—	$—	$—	$—	$—
Cost of revenues	—	—	—	—	—

Gross profit	—	—	—	—	—
Operating expenses:
Research and development, gross	(846)	(2,207)	(4,137)	(1,647)	(2,612)
Royalty-bearing participation	76	752	312	273	44

Research and development, net	(770)	(1,455)	(3,825)	(1,374)	(2,568)
Marketing	—	(64)	(2,923)	(852)	(4,293)
General and administrative	(231)	(419)	(1,224)	(420)	(906)

Total operating expenses	(1,001)	(1,938)	(7,972)	(2,646)	(7,767)

Operating income (loss)	(1,001)	(1,938)	(7,972)	(2,646)	(7,767)

Financing income, net	10	73	433	72	373

Net income (loss)	$(991)	$(1,865)	$(7,539)	$(2,574)	$(7,394)

Basic and diluted income (loss) per ordinary share	$(0.13)	$(0.14)	$(0.68)	$(0.18)	$(0.59)

Ordinary shares used in computing basic and diluted income (loss) per ordinary share	7,860,762	13,383,289	14,673,650	14,673,650	14,673,650
Pro forma basic and diluted income (loss) per ordinary share					$(0.38)

Ordinary shares used in computing pro forma basic and diluted income (loss) per ordinary share					19,604,913
	As of June 30, 2001
	Actual	Pro forma as adjusted
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$10,718	$79,903
Working capital	10,840	80,058
Total assets	19,187	88,372
Long-term liabilities, net of current portion	435	435
Total liabilities	3,327	3,294
Deficit accumulated during the development stage	(19,453)	(19,453)
Total shareholders' equity	15,860	85,078

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following management's discussion and analysis of financial condition and results of operations contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. We assume no obligation to update forward-looking statements or the risk factors. You should read the following discussion in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

    We were incorporated in Israel in January 1998. We are a development stage company and are engaged in the development and commercialization of a wireless ingestible imaging system as an adjunctive tool in the detection of abnormalities of the small intestine. Our product, the Given System, uses a miniaturized video camera contained in a capsule that is ingested by the patient and delivers high quality color images in a painless and noninvasive manner.

    Since our inception, we have devoted substantially all of our efforts to developing the Given System, raising capital and recruiting personnel. To date, we have made limited sales of our product, and we have incurred significant net operating losses. As of June 30, 2001, we had an accumulated deficit of $19.5 million. We expect to incur substantial additional losses until we achieve substantial product revenues.

    In August 2001, we received clearance from the FDA to market the Given System in the United States for adjunctive use in the detection of abnormalities of the small intestine. In May 2001, we received authorization to affix the CE mark to the Given System which is necessary for marketing the Given System in member countries of the European Union. We intend to market and sell the Given System through a direct sales force in the United States and in certain other countries. We also intend to rely on third party distributors in certain international markets.

    While the majority of our expenses to date have been incurred in U.S. dollars, a significant portion of our expenses, principally, salaries and related personnel expenses, have been incurred in new Israeli shekels, or shekels. In the future, we expect that a significant proportion of our revenues will be generated in U.S. dollars, Euros and other non-Israeli currencies. Our transactions denominated in currencies other than the U.S. dollar are converted into U.S. dollars and recorded based on the exchange rate at the time of the transaction. Transactions of our non-U.S. subsidiaries in currencies other than the U.S. dollar are converted into U.S. dollars at the end of each reporting period. We use the U.S. dollar as our functional currency, and our consolidated financial statements included elsewhere in this prospectus are prepared in U.S. dollars and in accordance with generally accepted accounting principles in the United States.

Revenues

    We commenced selling efforts for the Given System in Europe in the second quarter of 2001 following our receipt of the authorization to affix the CE mark to the Given System. As of June 30, 2001, we had not recognized any revenues from sales of the Given System. We expect to commence sales of the Given System in the United States during the second half of 2001. We may not begin to recognize revenues from sales of the Given System until the fourth quarter of 2001 or later. We plan to focus on developing an installed base of the Given System to provide a platform for a recurring revenue stream from sales of our disposable M2A capsule. To facilitate the initial purchase of the Given System by physicians, we may implement flexible customer programs, such as loans, favorable credit arrangements, leasing referrals and deferred payment plans.

Cost of revenues and gross margin

    Since we had not recognized any revenues from sales of our product as of June 30, 2001, we have not recorded any cost of revenues. When we commence substantial commercial sales of our product, we expect that our cost of revenues will consist primarily of component and materials costs, salary and related costs for our technical staff who assemble our product and related overheads, rent, subcontractor costs and depreciation of manufacturing equipment.

    For any selected period, our gross profit margin will depend on the mix of the components of the Given System that we sell in that period. We expect that the percentage of revenues from the M2A capsule will increase over time as we develop our installed base of the Given System. In addition, we expect that the profit margin on sales of our product through distributors will be lower than the profit margin on direct sales as a result of distributor discounts.

Operating expenses

    Research and development.  Our research and development expenses consist primarily of costs associated with the design, development, engineering, pre-manufacture and testing of the Given System, salaries and related personnel costs, clinical trials and obtaining regulatory approvals, patent costs, sponsored research costs and other expenses related to our product development and research program. We expense the majority of our research and development costs as they are incurred. "Research and development expenses, net" are net of grants received from the Israeli Government through the Office of the Chief Scientist of the Ministry of Industry and Trade. We believe that continued investment in research and development is crucial to attaining our strategic product objectives. We plan to continue increasing these expenditures, resulting in greater research and development expenses in 2001 and in future periods compared to 2000 as we enhance the Given System and pursue the development of new products.

    Marketing.  Our marketing expenses consist primarily of salaries, travel and related costs for our internal sales staff and costs related to marketing activities such as trade shows, and promotional and public relations activities, as well as costs associated with sponsored marketing clinical trials and development of our web site. As we continue to expand our international sales and marketing team and to engage distributors for the Given System, we expect that our marketing expenses will continue to increase substantially in future periods.

    General and administrative.  Our general and administrative expenses consist primarily of salaries and related costs for our executive and administrative staff, insurance, legal, accounting and consulting expenses and other miscellaneous general corporate expenses. We expect general and administrative expenses to increase for the foreseeable future as our operations continue to expand. We also anticipate an increase in administrative costs associated with being a public company.

    Operating expenses also include amortization of stock-based compensation, which is allocated among research and development expenses, marketing expenses and general and administrative expenses based on the division in which the recipient of the option grant is employed. Amortization of stock-based compensation results from the granting of options to employees with exercise prices per share determined to be below the fair market value per share of our ordinary shares on the dates of grant. The stock-based compensation is being amortized to operating expenses over the vesting periods of the individual options. We paid stock based compensation in the amount of $91,000 in 1998, $267,000 in 1999, $515,000 in 2000 and $179,000 for the six months ended June 30, 2001.

    Financing income, net.  Financing income, net consists primarily of interest earned on our cash balances and other financial investments and foreign exchange gains, net of financing expenses. Financing expenses consist primarily of interest payable on car leases and bank fees.

    Taxes.  Israeli companies are generally subject to income tax at the corporate tax rate of 36%. However, our investment program in leasehold improvements and equipment at our manufacturing facility in Yoqneam, Israel has been granted approved enterprise status and, therefore, we are eligible for the reduced tax benefits described later in this section in "—Corporate Tax." These benefits should result in income recognized by us from our investment program being tax exempt for a specified period after we begin to report taxable income and exhaust any net operating loss carry-forwards. However, these benefits may not be applied to reduce the tax rate for any income that is not derived from sales of our product manufactured at our facility in Yoqneam, Israel.

Results of Operations

Six Months Ended June 30, 2001 compared to Six Months Ended June 30, 2000.

    Research and development.  Research and development expenses increased 59% to $2.6 million for the six months ended June 30, 2001 from $1.6 million for the six months ended June 30, 2000. This increase was primarily due to an increase of $577,000 related to the hiring of additional research and development staff and an increase of $173,000 related to depreciation of assets purchased during the previous 12 months.

    Research and development expenses, net of grants received from the Office of the Chief Scientist increased 87% to $2.6 million for the six months ended June 30, 2001 from $1.4 million for the six months ended June 30, 2000. Grants totaled $44,000 during the first six months of 2001 and $273,000 for the corresponding period in 2000. The decrease of $229,000 in grants was due to our completion in 2000 of the program to develop the Given System for which we received grants from the Office of the Chief Scientist and receipt of $44,000 in the first quarter of 2001 following the completion of the audit of this program by the Office of the Chief Scientist.

    Marketing.  Marketing expenses increased 404% to $4.3 million for the six months ended June 30, 2001 from $852,000 for the six months ended June 30, 2000. This increase was primarily due to an increase of $1.7 million related to the hiring of additional marketing staff principally in the United States, an increase of $482,000 related to trade shows and travel, an increase of $305,000 related to advertising and public relations, an increase of $299,000 related to consultants and market research, and an increase of $165,000 in connection with sponsored marketing clinical trials. These increases resulted from the anticipated launch of the Given System upon receipt of necessary regulatory approvals.

    General and administrative.  General and administrative expenses increased 116% to $906,000 for the six months ended June 30, 2001 from $420,000 for the six months ended June 30, 2000. This increase was due primarily to an increase of $225,000 related to the hiring of additional administrative staff in Israel.

    Financing income, net.  Financing income, net increased to $373,000 for the six months ended June 30, 2001 from $72,000 for the six months ended June 30, 2000. This increase was primarily due to interest earned on a larger cash balance as a result of our September 2000 private placement.

Year Ended December 31, 2000 compared to Year Ended December 31, 1999.

    Research and development.  Research and development expenses increased 87% to $4.1 million in 2000 from $2.2 million in 1999. This increase was primarily due to an increase of $880,000 related to the hiring of additional research and development staff and an increase of $480,000 related to the engagement of additional consultants and the commencement of clinical trials for the Given System. These increases included an increase of $274,000 related to stock-based compensation in connection with the grant of options to our research and development staff and consultants.

    Research and development expenses, net of grants received from the Office of the Chief Scientist increased 163% to $3.8 million in 2000 from $1.5 million in 1999. Grants totaled $312,000 in 2000 and $752,000 in 1999. The decrease of $440,000 in grants was due to our completion in 2000 of our program to develop the Given System for which we received grants from the Office of the Chief Scientist.

    Marketing.  Marketing expenses increased to $2.9 million in 2000 from $64,000 in 1999. This increase was primarily due to an increase of $1.2 million related to the hiring of additional marketing staff principally in Israel and the United States, an increase of $671,000 due to participation in trade shows and associated travel, an increase of $301,000 due to engagement of consultants and conduct of market research and an increase of $236,000 related to advertising and public relations. These increases resulted from the anticipated launch of the Given System upon receipt of necessary regulatory approvals.

    General and administrative.  General and administrative expenses increased 192% to $1.2 million in 2000 from $419,000 in 1999. This increase was due primarily to an increase of $431,000 related to the hiring of additional administrative staff in Israel and an increase of $148,000 related to additional office expenses incurred principally as a result of relocating our headquarters in Israel to new premises.

    Financing income, net.  Financing income, net increased to $433,000 in 2000 from $73,000 in 1999. This increase was primarily due to interest earned on a larger cash balance as a result of our September 2000 private placement.

Year Ended December 31, 1999 compared to Year Ended December 31, 1998.

    Research and development.  Research and development expenses increased 161% to $2.2 million in 1999 from $846,000 in 1998. This increase was primarily due to an increase of $775,000 related to cost of materials and subcontractors used in developing the Given System and an increase of $524,000 related to the hiring of additional research and development staff which included an increase of $116,000 related to amortization of stock-based compensation in connection with the grant of options to our research and development staff.

    Research and development expenses, net of grants received from the Office of the Chief Scientist increased 89% to $1.5 million in 1999 from $770,000 in 1998. Grants totaled $752,000 in 1999 and $76,000 in 1998. The increase of $676,000 in grants reflected a full year of participation in the program for which we received grants from the Office of the Chief Scientist.

    Marketing.  Marketing expenses increased to $64,000 in 1999 from zero in 1998. This increase was primarily due to the hiring of marketing staff, participation in trade shows and advertising and public relations.

    General and administrative.  General and administrative expenses increased 81% to $419,000 in 1999 from $231,000 in 1998. This increase was due primarily to an increase of $83,000 related to the hiring of additional administrative staff in Israel and an increase of $62,000 due to other expenses incurred as a result of expansion of our activities.

    Financing income, net.  Financing income, net increased to $73,000 in 1999 from $10,000 in 1998. This increase was primarily due to interest earned on a larger cash balance from financing activities completed throughout the year.

Liquidity and Capital Resources

    Since our inception, we have financed our operations primarily with cash generated through private sales of our ordinary and preferred shares, as well as through grants from the Office of the

Chief Scientist and an initial loan from our founding shareholder, RDC Rafael Development Corporation. Through June 30, 2001, we have raised a total of $32.5 million in aggregate net proceeds through sales of our ordinary and preferred shares. As of June 30, 2001, we had $10.7 million in cash and cash equivalents. As of June 30, 2001, our net working capital, which we calculate by subtracting our current liabilities from our current assets, was $10.8 million. We had no long-term debt outstanding as of June 30, 2001, other than $152,000 under a capital lease for vehicles.

    As of June 30, 2001, our principal commitments consisted of $2.2 million under rental leases for office and manufacturing facilities, $701,000 under an operating lease for vehicles, $283,000 of reserves for employee severance benefits required by Israeli law and $218,000 under a capital lease for vehicles. Although we have no material commitments for capital expenditures, we anticipate an increase in capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel. We also may increase our capital expenditures as we establish additional operations through international expansion.

    Our capital requirements are dependent on many factors, including market acceptance of our product and the allocation of resources to our research and development efforts, as well as our marketing, sales and manufacturing activities. In the last three years, we have experienced substantial increases in our capital expenditures as a result of the growth in our operations and personnel. We intend to increase our capital expenditures in the future consistent with our anticipated growth. We anticipate that our cash resources will be used primarily to fund our operating activities as well as for capital expenditures.

    We believe that the net proceeds from this offering and the private placement, together with our existing cash balances and cash generated from our operations, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next two years. At this time, we have no plans for additional financing during this period; however, if cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or arrange debt financing, which could include establishing a line of credit. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

    Our net cash expenditures for the first six months of 2001 were approximately $9.9 million. Following the offering, we expect to significantly increase expenditures as we expand our business activities. During the remainder of 2001 and the first half of 2002, we anticipate that our increased expenditures will result primarily from:

  •
  purchasing an inventory of components to produce the Given System in large quantities;

  •
  increasing our marketing efforts (including establishing new sales and logistics offices);

  •
  increasing our sales force and other personnel (as described under "Business—Employees"); and

  •
  expanding our production capacity (as described under "Business—Manufacturing").

    During this period, we also intend to maintain at least the current level of research and development expenditures to enable us to focus on improving the Given System.

    Net cash used in operating activities for the six months ended June 30, 2001 was $7.7 million. This was an increase of $5.6 million from $2.1 million for the six months ended June 30, 2000. This increase resulted primarily from an increase of $7.4 million in our net loss and the purchase of $1.8 million of inventory partially offset by an increase in accounts payable of $649,000 and depreciation and amortization expenses of $405,000. Net cash used in operating activities was $6.3 million for the year ended December 31, 2000. This was an increase of $4.9 million from $1.4 million for the year ended December 31, 1999. Net cash used in operating activities in 2000 resulted primarily from our net loss of $7.6 million and the purchase of $619,000 of inventory partly offset by an increase in accounts payable of $1.6 million. Net cash used in operating activities increased to $1.4 million for the year ended December 31, 1999, from $713,000 for the year ended December 31, 1998. Net cash used in operating activities in 1999 resulted primarily from our net losses of $1.9 million.

    Net cash used in investing activities for the six months ended June 30, 2001 was $2.2 million. This was an increase of $1.3 million from $895,000 for the six months ended June 30, 2000. Net cash used in investing activities was $2.4 million for the year ended December 31, 2000. This was an increase of $2.2 million from $217,000 for the year ended December 31, 1999. Net cash used in investing activities increased $104,000 to $217,000 for the year ended December 31, 1999 from $113,000 for the year ended December 31, 1998. Investing activities consist primarily of the purchase of fixed assets and the capitalization of costs associated with our patents and trademarks, and the development of software and our web site. Our principal capital expenditures were $45,000 for vehicles and $44,000 for computers and software in 1998, $195,000 for vehicles and $150,000 for computers and software in 1999, $835,000 for computers and software, $563,000 for machinery and equipment, and $70,000 for motor vehicles in 2000, and $786,000 for computers and software and $244,000 for machinery and equipment in the six months ended June 30, 2001.

    Net cash used in financing activities for the six months ended June 30, 2001 was $775,000. This was a decrease of $5.7 million from $4.9 million of net cash provided by financing activities for the six months ended June 30, 2000. This decrease was primarily attributable to receipt of $4.9 million during the six months ended June 30, 2000 as an advance payment for preferred stock issued in September 2000 which did not recur during the six months ended June 30, 2001. Net cash provided by financing activities was $28.6 million for the year ended December 31, 2000. This was an increase of $26.0 million from $2.6 million for the year ended December 31, 1999. This increase was primarily attributable to a private placement of our preferred stock. Net cash provided by financing activities increased $1.2 million to $2.6 million for the year ended December 31, 1999 from $1.4 million for the year ended December 31, 1998. This increase was primarily attributable to a private placement of our ordinary shares. For the year ended December 31, 1998, cash provided by financing activities was primarily attributable to private placements of our ordinary shares.

Impact of Currency Fluctuations

    We expect that sales to our customers will be denominated primarily in U.S. dollars, as well as other currencies including Euros, depending on the location of the customer or the distributor used to fulfill our customers' orders. As a result, we expect that our receivables will be denominated in a mix of these currencies, while our payables will be denominated in a different mix of these and other currencies. For example, a portion of our expenses, principally salaries and the related personnel expenses, are currently, and for the foreseeable future will continue to be, denominated in shekels. As we expand our sales and marketing efforts in different regions, we expect to incur increasing amounts of our expenses in U.S. dollars and Euros, as well as other currencies. If the value of a currency in which our receivables are denominated weakens against the value of a currency in which our expenses are denominated, there will be a negative impact on the profit margin for sales of the Given System. We currently do not hedge our currency exposure through financial instruments. However, when we commence sales of our product, we may do so through currency forward contracts and currency options. In addition, if we wish to maintain the dollar-denominated value of our product in non-U.S. markets, devaluation in the local currencies of our customers relative to the U.S. dollar could cause our customers to cancel or decrease orders or default on payment.

Market Risk

    We invest our excess cash in short-term, interest-bearing, investment-grade instruments and in bank accounts located inside and outside of Israel. These instruments have maturities of three months or less when acquired. Due to the short-term nature of these investments, we believe that there is no material exposure to interest rate risk arising from our investments.

Corporate Tax

    Israeli companies are generally subject to income tax at the corporate rate of 36%. As of December 31, 2000, the end of our last tax year, our net operating loss carry forwards for Israeli tax purposes amounted to $7.5 million. Under Israeli law, net operating losses can be carried forward indefinitely and offset against certain future taxable income.

    In addition, our investment program in leasehold improvements and equipment at our manufacturing facility in Yoqneam, Israel has been granted approved enterprise status and we are, therefore, eligible for tax benefits under the Law for the Encouragement of Capital Investments, 1959. Subject to compliance with applicable requirements, the portion of our undistributed income derived from our approved enterprise program will be exempt from corporate tax for a period of ten years commencing in the first year in which we generate taxable income. To date, we have not generated taxable income. The ten-year period may not extend beyond the later of 14 years from the year in which approval was granted or 12 years from the year in which operations or production by the enterprise began. We received our approved enterprise status in 1999. As we continue to expand our production facilities, we may apply for approved enterprise status for additional investment programs and a new benefit period would apply for those programs following approval. We cannot assure you that we will receive approvals in the future for approved enterprise status or that tax benefits for approved enterprises will continue at current levels.

    The period of tax benefits for our approved enterprise programs has not yet commenced, because we have yet to realize taxable income. However, we expect that a substantial portion of the income we derive in the future will be from this approved enterprise program. These benefits should result in income recognized by us being tax exempt for a specified period after we begin to report taxable income and exhaust any net operating loss carry-forwards. These benefits may not be applied to reduce the tax rate for any income that is not derived from sales of our product manufactured at our facility in Yoqneam, Israel.

    Our approved enterprise status imposes certain requirements on us, such as the location of our manufacturing facility, location of certain subcontractors and the extent to which we may outsource portions of our production process. These requirements limit our freedom to pursue production arrangements that may otherwise be more favorable to us if we want to maintain these tax benefits. Therefore, we may be required to weigh the possible loss of these benefits against other benefits from pursuing arrangements which are not, or which may not be considered by the relevant Israeli authorities to be, in compliance with these requirements. If we do not meet these requirements, the law permits the authorities to cancel the tax benefits retroactively.

    As of December 31, 2001, the end of our U.S. subsidiary's tax year, the net operating loss carry-forwards of our U.S. subsidiary for U.S. tax purposes amounted to $700,000. These losses are available to offset any future U.S. taxable income of our U.S. subsidiary through 2015.

Government Grants

    We conduct our research and development activities primarily at our headquarters in Israel. Our research and development efforts have been financed, in part, through grants from the Office of the Chief Scientist of the Israeli Ministry of Industry and Commerce. We have applied and received approval for grants in the total amount of $1.2 million from the Office of the Chief Scientist. Following the completion in 2000 of our program to develop the Given System, we have not applied for further grants from the Office of the Chief Scientist.

    Under Israeli law, royalties on the revenues derived from sales of the Given System or any part of the Given System are payable to the Israeli government, generally at the rate of 3.0% during the first three years, 4.0% over the following three years and 5.0% in or after the seventh year. The maximum aggregate royalties paid generally cannot exceed 100% of the dollar-linked value of the grants received which totalled $1.2 million, together with interest on the dollar-linked value of these grants at an annual rate of the London Interbank Offered Rate applicable to 12-month dollar deposits. Based on the aggregate grants received to date, we expect that we will pay royalties to the Israeli government on sales of the Given System and related services following commencement of commercial sales of the Given System.

    The government of Israel does not own proprietary rights in technology developed using its funding and there is no restriction on the export of products manufactured using the technology. The technology is, however, subject to other legal restrictions, including the obligation to manufacture the product based on this technology in Israel and to obtain the Office of the Chief Scientist's consent to transfer the technology to a third party. These restrictions may impair our ability to outsource manufacturing or enter into similar arrangements for those products or technologies and they continue to apply even after we have paid the full amount of royalties payable for the grants. If the Office of the Chief Scientist consents to the manufacture of the products outside Israel, the regulations allow the Office of the Chief Scientist to require the payment of increased royalties, ranging from 120% to 300% of the amount of the grant plus interest, depending on the percentage of foreign manufacture. If the manufacturing is performed outside of Israel by us, the rate of royalties payable by us on revenues from the sale of products manufactured outside of Israel will increase by 1% over the regular rates. If the manufacturing is performed outside of Israel by a third party, the rate of royalties payable by us on those revenues will be a percentage equal to the percentage of our total investment in the Given System that was funded by grants.

Recently Issued Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activity." In June 2000, the FASB issued Statement of Financial Accounting Standards Board No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS No. 133." Statement 133 and Statement 138 require companies to recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. They also require that changes in fair value of a derivative be recognized currently in the statement of operations unless specific hedge accounting criteria are met. We adopted Statement 133 and Statement 138 on January 1, 2001. The adoption of Statement 133 and Statement 138 has had no impact on our balance sheet or statements of operations.

BUSINESS

Overview

    We have developed the Given System, a proprietary wireless imaging system that represents a fundamentally new approach to visual examination of the gastrointestinal tract. Our system uses a miniaturized video camera contained in a capsule that is ingested by the patient and delivers high quality color images in a painless and noninvasive manner. We believe that the Given System overcomes many limitations of current diagnostic procedures and will be attractive to physicians and patients, including potential patients who may otherwise not be willing to visit a physician due to fear of the discomfort associated with existing procedures. We have received FDA clearance of the Given System for use as an adjunctive tool in detecting abnormalities of the small intestine. We believe that in the future our technology may provide a platform for diagnostic solutions for other areas of the gastrointestinal tract including the esophagus, the stomach and the colon. Our long-term objective, subject to regulatory clearances, is to establish the Given System as the first tool administered to patients to assist in the detection of abnormalities of the gastrointestinal tract.

    The Given System consists of three principal components:

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  a single-use, disposable M2A color-imaging capsule that is ingested by the patient;
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  a portable data recorder and array of sensors that are worn by the patient; and
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  a computer workstation with our proprietary RAPID software for downloading, processing and analyzing the transmitted data.

    We have designed the Given System to be administered on an outpatient basis. After the patient swallows the M2A capsule, it moves naturally through the digestive system without causing discomfort. During a typical seven-hour test, the M2A capsule transmits 50,000 images to the portable data recorder while the patient continues normal daily activities. After the patient returns the data recorder at his or her convenience to the physician, our proprietary RAPID software processes the images into a high quality video stream that a physician can review in about one hour.

    In a clinical trial used to support our FDA application, the Given System was tested on 20 patients. The results of this trial indicated that the performance of the Given System was as good as push enteroscopy in 95% of the cases and superior in 25% of the cases. Push enteroscopy involves the insertion of an approximately six foot long flexible tube and an optical system through the mouth. The Given System also detected new findings in the small intestine of some of these patients not previously detected by other diagnostic methods. The results also demonstrated that the M2A capsules were easily ingested and safely passed through the gastrointestinal tract without causing complications or discomfort to the patients.

    We are devoting substantial resources to the commercial launch of the Given System. We intend to market the system primarily to the approximately 10,000 American Medical Association-registered gastroenterologists and 5,800 hospitals in the United States, and to gastroenterologists and hospitals worldwide through our direct sales force and local distributors. In addition, other physicians such as radiologists, internists and surgeons may also purchase the Given System.

    We believe that in the future our technology may provide a platform for diagnostic solutions for other areas of the gastrointestinal tract including the esophagus, the stomach and the colon. We believe these additional markets present meaningful opportunities for internal, noninvasive diagnostic procedures. We intend to continue our development efforts and conduct clinical studies and, if the results are positive, pursue regulatory clearance in the United States for use of our technology as a diagnostic tool for these other areas. If clinical data is developed to support the efficacy of the Given System as a diagnostic tool for other areas of the gastrointestinal tract, physicians in some international markets may choose to use the Given System for these other areas without additional regulatory approvals.

Disorders of the Gastrointestinal Tract

    The gastrointestinal tract is a series of organs in the body responsible for digesting food. These organs principally include the mouth, esophagus, stomach, small intestine and colon. The following is an illustration of the gastrointestinal tract:

    The upper gastrointestinal tract consists of the mouth, esophagus, stomach and duodenum, which is the first portion of the small intestine. The esophagus is an approximately ten inch long tube that connects the throat and the stomach. The stomach is a sac-like organ that produces enzymes to break down food. The small intestine is an approximately 21 foot long hollow organ that is primarily responsible for digesting food. The three parts of the small intestine are the duodenum, the jejunum and the ileum. The small intestine is located in the abdominal cavity between the stomach and the colon. The lower gastrointestinal tract consists of the lower two-thirds of the small intestine (the jejunum and the ileum) and the colon. The colon is the final portion of the gastrointestinal tract and is primarily responsible for absorbing water before waste is excreted.

    The gastrointestinal tract is susceptible to various disorders, including:

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  lesions, or patches of altered tissue, which may be cancerous;
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  inflammatory bowel disease, including Crohn's disease and ulcerative colitis, both of which inflame the lining of the digestive tract;

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  gastritis, which is inflammation of the lining of the stomach;
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  irritable bowel syndrome, which is characterized by abdominal pain or cramping and changes in bowel function;
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  peptic ulcer disease, which occurs when the lining of the esophagus, stomach or duodenum is worn away by stomach acid; and
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  polyps, or growths, which may be cancerous.

    Common symptoms of these disorders include abdominal pain, bleeding, diarrhea, anemia, weight loss and nausea.

Current Detection Methods for Gastrointestinal Disorders

    The most common methods for detection of gastrointestinal disorders, including disorders of the small intestine, are endoscopy and radiological imaging. Patients who undergo endoscopic and radiological imaging procedures may present a variety of symptoms, including abdominal pain, intestinal bleeding, constipation, diarrhea and weight loss. In each of these cases, it is possible that the symptoms result from disease or dysfunction within the small intestine. However, because a convenient method for visualizing the interior of the entire small intestine is not currently available, we believe that many gastroenterologists first examine the colon and stomach before performing an examination of the small intestine. According to Center for Medicare and Medicaid Services statistics, in 1999 approximately 276,000 radiological and approximately 23,000 endoscopic procedures covered by Medicare were performed to examine the small intestine. According to research conducted by SMG Marketing Group, radiological and endoscopic procedures to examine the small intestine covered by Medicare represent approximately 17% and 28%, respectively, of total procedures performed to examine the small intestine in the United States. Based upon this data, SMG Marketing Group estimates that more than one million procedures to examine the small intestine will be performed in 2001 in the United States utilizing current diagnostic methods. We believe that the introduction of the Given System, a diagnostic tool that enables physicians to visualize the small intestine without causing discomfort to the patient, will result in an increased number of diagnostic procedures relating to the small intestine.

Traditional Endoscopy

    A traditional endoscope is a device consisting of a flexible tube and an optical system. In gastrointestinal endoscopy, the physician introduces an endoscope through the mouth or anus to view the interior of the body.

    There are several types of endoscopic procedures used to identify disorders in the gastrointestinal tract. The basic endoscopic procedures available include:

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  Gastroscopy. In gastroscopy, the physician inserts a gastroscope, which is an approximately 3.5 foot long endoscope, through the patient's mouth, down the esophagus and into the stomach for visual examination.
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  Colonoscopy. In colonoscopy, the physician inserts a colonoscope, which is an approximately 5.5 foot long endoscope, into the patient's colon through the anus. Colonoscopy is the primary method for detecting disorders of the colon. Because of the increasing awareness of colon cancer, colonoscopy as a screening tool for early detection of colon cancer is becoming more common and in healthy individuals is generally recommended beginning at age 50.
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  Enteroscopy. Enteroscopy involves the visualization of the small intestine using an endoscope. There are two principal methods of enteroscopy:
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  Push enteroscopy. Push enteroscopy involves the insertion of an approximately six foot long push enteroscope into the mouth. Due to the length and curvature of the small intestine, push enteroscopy enables the physician to view only the first one-third of the small intestine. The procedure also takes longer to perform and is more complicated than gastroscopy.

    •
    Sonde enteroscopy. Sonde enteroscopy involves the insertion of an approximately nine foot long enteroscope through the nose. A gastroscope is simultaneously inserted into the mouth to assist in placement of the enteroscope through the pylorus, the valve connecting the stomach to the small intestine. The gastroscope is then withdrawn and the balloon at the end of the sonde enteroscope is expanded. The patient is required to stay in the hospital for seven to twelve hours while the sonde enteroscope is drawn through the small intestine by the natural contractions of the gastrointestinal tract. When the tip of the enteroscope reaches the end of the small intestine, the air is released from the balloon and, as the sonde enteroscope is withdrawn through the nose, the gastroenterologist views images of the small intestine. Although the reach of sonde enteroscopy is greater than that of push enteroscopy, this procedure is rarely used due to the extreme discomfort resulting from the procedure and the duration of the procedure for the patient and the physician.

    Based on current procedural technology, or CPT, codes, which are used by third-party payors for reimbursement, approximately 1.6 million gastroscopy procedures and 3.2 million colonoscopy procedures covered by Medicare were performed in the United States in 1999. In addition, according to Center for Medicare and Medicaid Services statistics, approximately 23,000 endoscopic procedures relating to the small intestine covered by Medicare were performed in the United States in 1999. We believe that the number of enteroscopic procedures performed annually for detection of small instestine disorders does not reflect the market opportunity for the Given System, which we believe could be substantially higher. Endoscopy typically is performed by a gastroenterologist and the professional fee reimbursement amount under Medicare in the United States ranges from $175 to $335 based on CPT codes. This reimbursement amount does not include technical or facility fees. In addition, it is common for third-party payors to provide reimbursement for higher amounts than Medicare.

    A traditional endoscope can perform both diagnostic and treatment functions. In a traditional endoscopic procedure, the physician is able to control the movement of the endoscope through the gastrointestinal tract, to stop the endoscope and examine more closely a particular area in the gastrointestinal tract and to take a tissue sample or seal a bleeding site using the endoscope. However, traditional endoscopy has some risks and limitations, including the following:

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  Requires sedation. Due to the need to insert a tube through the mouth or anus, a traditional endoscopic examination typically requires sedation of the patient due to patient discomfort.
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  Involves potential complications. Potential complications of traditional endoscopic procedures include difficulty in breathing while the tube is inserted in the mouth, perforation or tearing of the intestinal wall, post-procedural infection and vomiting, abdominal swelling, sore throat, diarrhea and cross-contamination resulting from inadequate disinfection of endoscopes.
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  Causes patient anxiety, discomfort and pain. Many patients are unwilling to undergo traditional endoscopic procedures due to the pain and discomfort associated with having a tube inserted through the mouth or anus.
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  Requires substantial time commitment. Patients undergoing a traditional endoscopic procedure are required to remain in the physician's office or hospital during the procedure. In addition, the effects of the sedation cause the patient to be inactive for several hours following the procedure.

    In addition, traditional enteroscopy is a particularly lengthy and invasive procedure that involves a higher level of patient discomfort and, in the case of push enteroscopy, provides a physician with only limited visualization of the small intestine.

Radiological Imaging

    Radiological imaging is a commonly used method for initial detection of gastrointestinal disorders. During a radiological imaging examination, the patient swallows a contrast medium (such as barium), which is a dense liquid that coats the internal organs and makes them appear on x-ray film. The procedure produces a series of black and white x-ray images of the lumen, or cavity, of the small intestine.

    A more detailed examination, the double contrast small intestine enema, requires insertion of a tube through the mouth or nose, which is then pushed through the stomach and duodenum. High density barium and then methyl cellulose, a gel-like material used to expand the intestine, are injected through the tube into the patient's small intestine prior to a series of x-ray exposures.

    Based on CPT codes, more than three million radiological imaging procedures covered by Medicare for the detection of gastrointestinal disorders were performed in the United States in 1999, including approximately 571,000 relating to the throat and esophagus, 656,000 relating to the upper gastrointestinal tract, 521,000 relating to the colon and 276,000 relating to the small intestine. The procedure is performed by a radiologist and the professional fee reimbursement amount under Medicare in the United States ranges from $145 to $450 based on CPT codes. This reimbursement amount does not include technical or facility fees. In addition, it is common for third-party payors to provide reimbursement for higher amounts than Medicare.

    Radiological imaging also has risks and limitations as a diagnostic tool, including the following:

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  Provides limited view of soft tissue. Radiological imaging does not provide a detailed view of soft tissue, including the mucosa, or internal layer of the gastrointestinal tract. In addition, radiological imaging does not provide clear visualization of ulcerations or flat malignant lesions. A lesion must have a certain mass and a distinguishable shape in order to be detected by radiology.
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  Has difficulty detecting small pathologies. Radiological imaging has difficulty detecting smaller-sized disorders or pathologies (typically less than five millimeters in diameter). Larger pathologies of up to ten millimeters in diameter can also remain undetected.
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  Causes patient discomfort. Radiological imaging is uncomfortable for patients, requiring them to drink barium, which has an unpleasant chalky taste. A double contrast procedure is even more uncomfortable due to the insertion of a tube into the body through the mouth or nose. These preparatory measures can induce vomiting, particularly in a double contrast procedure if the injected contrast liquids return to the stomach. In elderly patients, the passage of barium can be difficult and can result in blockage requiring the use of disimpaction techniques.
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  Exposes patient to radiation. Radiological imaging poses increased risks of exposure to ionizing radiation for the patient. A double contrast procedure requires three to five times the amount of radiation to the patient. Tracking the progress of a disorder through repeated radiological imaging increases this risk.

The Given Imaging Solution

    The Given System uses a miniaturized video camera contained in a capsule that is ingested by the patient and delivers high quality color images of the inside of the gastrointestinal tract in a painless and noninvasive manner. We believe that the Given System represents a breakthrough in gastrointestinal diagnostics and provides a solution to many of the shortcomings of existing procedures by offering the following benefits:

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  Allows high quality visualization of the entire small intestine. The Given System provides approximately 50,000 high quality color images of the digestive tract (at a rate of two images per second), including images of the entire small intestine. By comparison, a push enteroscope accesses only approximately the first third of the small intestine.

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  Patient-friendly, non-invasive procedure. The Given System provides a patient-friendly alternative tool for the diagnosis of patients that present symptoms of disorders of the small intestine. Our M2A capsule requires no sedation or patient preparation (other than a typical overnight fast), is easily ingested by the patient and does not use x-rays to produce images. We believe that this patient-friendly solution will increase the number of people who undergo diagnosis for gastrointestinal disorders since existing methods have been intimidating or uncomfortable for many potential candidates.
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  Improved diagnostic yield. Based on our clinical results to date, we believe that the Given System delivers an improved diagnostic yield in comparison to enteroscopy. In the clinical trials supporting our application for FDA clearance, the Given System detected physical abnormalities in 12 of 20 patients, or 60%, while push enteroscopy detected physical abnormalities in 7 of 20 patients, or 35%. In total, 14 lesions were detected in 13 of 20 patients participating in the clinical trials using either the Given System, push enteroscopy or surgical techniques. The Given System detected 12 of 14 lesions, or 86%, while push enteroscopy detected 7 of 14 lesions, or 50%. In addition, according to preliminary data from ongoing clinical trials in France, Germany and Australia in which the Given System was compared to push enteroscopy, the Given System detected physical abnormalities in 26 of 36 patients, or 72%, while push enteroscopy detected physical abnormalities in 14 of 36 patients, or 39%.
  •
  Administered on an outpatient basis. We have designed the M2A capsule to be administered in an outpatient setting, thus allowing the patient to go about his or her daily routine as the capsule transmits images and other data to the portable data recorder. In addition, we believe the Given System offers a significant opportunity for gastroenterologists and endoscopy departments to expand their business by increasing the number of procedures performed at their office or facility.
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  Detects small pathologies. Unlike radiological imaging procedures, the M2A capsule allows detailed (up to 0.1 millimeter resolution) visualization of the small intestine. This increases the possibility of detecting and diagnosing pathologies in the small intestine that might otherwise go undetected.
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  Natural passage requires no insufflation. Many traditional endoscopic procedures require insufflation, or the forcing of air into the gastrointestinal tract. This process can cause considerable patient discomfort. The Given System does not require insufflation because the M2A capsule is ingested and moves through the digestive tract with the natural contractions of the intestine. Additionally, the absence of insufflation allows the M2A capsule to capture images of the gastrointestinal tract in its normal physiological state.
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  Provides convenient digital reporting, storage and remote consulting capabilities. The physician can review the video stream produced by the Given System in about one hour, either in one session or several separate sessions, without any need to have the patient remain in the office or clinic during the review. The RAPID software allows the physician to save and replay a short video stream in digital format that starts 50 frames prior to the user command and continues 50 frames thereafter. This feature enables a physician to review a particular video sequence at his or her convenience, save specific frames, or attach the thumbnail video file to an e-mail to send to the patient file or a colleague, such as the referring physician.
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  Provides a cost-effective diagnostic tool. We believe that the Given System procedure, including the cost of the M2A capsule, will be cost-effective for health care providers in part due to our belief that use of the system will result in a need for fewer diagnostic tests based on a higher expected diagnostic yield. The Given System may result in additional cost savings due to the reduction in physician resources and facility costs permitted by the outpatient nature of the Given System procedure.

    The Given System also has some limitations. The M2A capsule moves naturally through the gastrointestinal tract; consequently, the capsule's passage is not controlled by the physician who cannot stop or steer the capsule for close-up detailed viewing of suspected disorders. In addition, the Given System is a diagnostic tool and, unlike a traditional endoscope, it cannot be used for minor surgical procedures such as taking biopsies or cauterizing bleeding sites in the gastrointestinal tract. While endoscopes may be used in patients with obstructions or strictures in the gastrointestinal tract, the M2A capsule may not pass naturally through the gastroinestinal tract of patients with obstructions or strictures, and accordingly the Given System is not recommended for use in these patients unless screened in advance by radiological imaging.

Our Strategy

    Our goal is to be the premier company worldwide for diagnostics of the gastrointestinal tract and, subject to regulatory clearances, to establish the Given System as the first gastrointestinal diagnostic tool administered to patients. In order to accomplish this objective, we plan to:

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  Successfully market our Given System to establish a large installed base. We intend to establish the Given System as the medical standard for gastrointestinal diagnostics. We plan to establish an installed base of the Given System through sales to office-based physicians and hospital centers where gastrointestinal diagnostic tests are performed. We believe that establishing this installed base will enable us to increase the sales volume of our disposable M2A capsules. Our marketing plan calls for our direct sales force and, in certain markets, our distributors to sell our customized computer workstation (preinstalled with our RAPID software) to these physicians and hospital centers. Our marketing approach is focused on educating physicians and patients about the benefits and efficacy of the Given System.
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  Gain third-party coverage and reimbursement for the use of the Given System. We are establishing a dedicated reimbursement group to assist physicians and medical facilities in their attempts to obtain coverage and reimbursement from Medicare and third-party payors. We also have commenced studies to demonstrate to payors the economic benefits of the Given System as compared to currently reimbursed diagnostic procedures. We intend to work with professional medical societies to determine the appropriate codes to facilitate reimbursement for the Given System in the United States. Until we determine appropriate CPT codes, we intend to assist our physician customers in their attempts to secure reimbursement for the Given System through the review of current coding options, including the use of existing miscellaneous reimbursement codes. We also intend to pursue similar avenues for reimbursement in non-U.S. markets.
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  Extend the application and expand the approved uses of the Given System to other diagnostic procedures within the digestive tract. We believe that the Given System may provide a platform for assisting in the detection of abnormalities in other areas of the gastrointestinal tract, including the esophagus, the stomach and the colon. We believe these markets present meaningful opportunities for internal, non-invasive diagnostic procedures. In the United States, we have received clearance from the FDA to market the Given System for use as an adjunctive tool in detecting abnormalities of the small intestine. We intend to conduct clinical studies and, if the results are positive, pursue regulatory clearance for use of the Given System in the United States as a diagnostic tool for other indications. If clinical data is developed to support the efficacy of the Given System for other indications, physicians in some international markets may choose to use the Given System for other indications without additional regulatory approvals.
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  Enhance our existing technology portfolio and develop new capsules with additional features. We will seek to expand our recurring revenue stream through enhancements to our proprietary M2A capsule and upgrades of the RAPID software to provide additional diagnostic information. We are developing next generation systems and capsules to incorporate improvements in software and visual imaging and to permit the capture of additional physiological data. We may also acquire or license complementary technologies for use in our products.

Clinical Trials

    To evaluate the use of the Given System on humans, we have had more than 330 healthy volunteers and patients ingest the M2A capsule in clinical trials.

    Between December 1998 and March 2001, we had 73 healthy volunteers ingest the M2A capsule. In each of those cases, the volunteers easily swallowed the capsule, the capsule moved smoothly through the gastrointestinal tract and the volunteers excreted the capsule naturally without any adverse events.

    To further evaluate the safety and efficacy of the Given System, we have completed two feasibility trials conducted by two members of our medical advisory board in Israel. Between September 2000 and early March 2001, 35 patients ingested the M2A capsule for these studies. The Given System provided information that either confirmed or expanded the suspected diagnosis in 22 of the 35 patients, or 63%. The patients ingested and passed the capsule smoothly with no adverse events in all of these cases.

    To support our FDA application, two other members of our medical advisory committee conducted an additional clinical trial in the United States between October 2000 and January 2001. Twenty patients were examined in the trial using both the Given System and push enteroscopy. The trial was designed to evaluate the ingestion, passage and excretion of the M2A capsule, assess the diagnostic ability of the Given System in comparison to push enteroscopy, obtain subjective assessments from patients comparing the Given System and the push enteroscopy procedures, and analyze retrieved capsules for dismantling or deterioration during passage through the digestive tract.

    The results of the clinical trial supporting FDA clearance indicated the following:

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  Easy ingestion and safe passage. The M2A capsules were easily ingested, passed safely through the digestive tract and were naturally excreted without causing complications or reported discomfort.
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  Improved diagnostic yield. The Given System detected new findings in the small intestine not previously detected by other methods, such as traditional endoscopy and barium x-rays. In the clinical trial, the Given System detected physical abnormalities in 12 of 20 patients, or 60%, while push enteroscopy detected physical abnormalities in 7 of 20 patients, or 35%. In total, 14 lesions were detected in 13 of 20 patients participating in the clinical trials using either the Given System, push enteroscopy or surgical techniques. The Given System detected 12 of the 14 lesions, or 86%, while push enteroscopy detected 7 of 14 lesions, or 50%.
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  Clear preference for the Given System. The subjective assessments of the patients showed a definite preference for the Given System procedure over push enteroscopy.
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  No deterioration during passage. Although the M2A capsule is designed to be disposable, our clinical trial protocol required retrieval of the capsules after use in order to determine whether they suffered any deterioration. All of the retrieved capsules were intact and showed no signs of dismantling or deterioration.

    The clinical study report concluded that the Given System is able to acquire satisfactory images and to identify pathologies in the small intestine that are not accessible by push enteroscopy or other methods. The clinical study report also stated that the Given System procedure is simple, low risk and less traumatic than other procedures, that the procedure is more convenient for both the patient and the physician and that it may be used in a variety of settings.

    Since January 2001, over 180 patients ingested the M2A capsule as part of our ongoing clinical trials program in over 20 different sites in Europe, Israel and Australia. According to preliminary data from ongoing clinical trials in France, Germany and Australia in which the Given System was compared to push enteroscopy, the Given System detected physical abnormalities in 26 of 36 patients, or 72%, while push enteroscopy detected physical abnormalities in 14 of 36 patients, or 39%. We intend to use the data from this and other trials to demonstrate to third-party payors the economic benefits of the Given System compared to conventional diagnostic methods.

    The M2A capsule is not recommended for use by patients who have known or suspected gastrointestinal obstructions, narrowing, and certain other abnormalities. In the course of our patient studies, we received reports of a few cases (approximately 1% of all persons who have ingested the capsule) in which the individuals had obstructions or narrowing and, as a result, the capsule did not pass naturally. In these cases, either the problem was known to the physician and the capsule was administered to collect information prior to a scheduled surgery, or, in one case, the individual concealed a prior gastrointestinal condition that would have disqualified him from participating in the study. In all cases, the capsule was removed without incident during the planned surgery or, in the latter case, by colonoscopy. To our knowledge, there have been no other incidents of obstruction or device-related adverse events to date. In patients with unsuspected or unknown obstructions, narrowing or certain other abnormalities of the gastrointestinal tract, the M2A capsule can potentially become blocked from natural excretion, requiring hospitalization and surgery to remove it.

The Given System

    The Given System consists of three components:

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  a single-use, disposable M2A color-imaging capsule that is ingested by the patient;

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  a portable data recorder and array of sensors that are worn by the patient; and

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  a computer workstation with our proprietary RAPID software for downloading, processing and analyzing transmitted data.

    The central component of the Given System is the M2A imaging capsule. The M2A capsule is a miniaturized disposable video camera encased in a biocompatible acid-resistant plastic shell designed for easy and safe ingestion. The capsule has the dimensions of a large vitamin (approximately 11 millimeters in diameter by 26 millimeters in length) and it incorporates a specially developed imaging device based on complementary metal oxide semiconductor, or CMOS, technology. Other components include a lens, white-light emitting diodes for illumination, an application-specific integrated circuit device for image transmission, low-power silver oxide batteries, a coiled antenna and other discrete electronic components.

    Until its use, the M2A capsule is stored in a hermetically sealed package. Before the patient ingests the capsule, the package is opened and the removal of the capsule from the package activates a magnetic switch that commences the video transmission. The M2A capsule transmits images at a rate of two images per second for approximately seven hours, resulting in approximately 50,000 images, at which time the battery power is depleted and recording ceases.

    The following is a diagram of the capsule:

    To start the procedure, the patient ingests the M2A capsule with a small amount of water. The capsule passes naturally through the intestine by the normal contractions of the intestinal muscles. The M2A capsule transmits images and other data to an array of antennae that are secured to the abdomen with adhesive pads, and connected to a proprietary wireless data recorder. The recorder is worn on a belt around the waist of the patient for approximately 7 hours, allowing the patient to continue with regular activities. The M2A capsule is excreted naturally from the body, usually within a day or two, without pain or discomfort. There is no need to retrieve the capsule after passage.

    After the recording ceases, the patient returns the recorder to the physician's office at his or her convenience, where it is connected to the Given computer workstation for downloading of the images and data captured during the test. Our proprietary RAPID software then processes the images and other data received from the capsule. The RAPID software includes a number of proprietary algorithms relating to the speed of processing imaging data, as well as to the visual presentation of this data. After processing the images, which takes approximately two hours, the Given workstation generates a video stream of the images for viewing by the physician. Based on our initial clinical trials, we have found that physicians have required approximately one hour to view and analyze the video presentation of the data. This is performed at the physician's convenience, either in one session or several separate sessions without any need to have the patient remain in the office or clinic during the review.

    As the physician reviews the information presented on the screen of the workstation, the physician can save certain sections of the video stream into "thumbnails," which are short video streams that start 50 frames prior to the user command and end 50 frames later. The physician can therefore review the video sequence carefully, save specific frames, or attach the short video file to an e-mail in order to consult with a colleague, or store for future reference. This file can also be a basis for a presentation or consultation with other medical professionals. Following is the design of the computer screen that the physician will work with:

Marketing and Distribution

    We intend to market our products through a direct sales force in the United States and selected markets in Europe, and through distributors and joint ventures in Japan, Latin America and selected markets in Europe. Our marketing and sales strategy for direct sales is to use a combination of regional managers, technical sales representatives and clinical educators. As of June 30, 2001, we had 50 employees in sales and marketing. We expect to significantly increase our sales and marketing force as we expand our business.

    Our marketing strategy is to achieve market penetration by marketing to gastroenterologists and hospitals. In the United States, there are approximately 10,000 American Medical Association-registered gastroenterologists and approximately 5,800 hospitals. We believe the Given System offers a significant opportunity for gastroenterologists and endoscopy departments to expand their business by increasing the number of procedures performed at their office or facility, since the procedure is designed to be performed on an outpatient basis.

    Our initial sales and marketing strategy is to focus on educating physicians at trade shows and scientific meetings and preparing workshops, courses, videos and seminars. During 2001, we also plan to start implementing web-centered marketing through our web site that will provide physicians with virtual courses, clinical papers, material on clinical studies, and gastrointestinal community billboards. Our technical sales representatives will seek to educate physicians and other healthcare professionals about the advantages of the Given System over current diagnostic methods and the potential benefits of early adoption of our technology, including the potential for increased patient referrals and follow-up treatments.

    We believe that the Given System will be attractive to potential customers as a cost-effective diagnostic tool. The current range of flexible endoscopes cost from approximately $20,000 to $35,000 each, plus from approximately $50,000 to $70,000 for required capital equipment such as a video recorder, video processor, monitor, printer and disinfector. Typically, multiple endoscopes are purchased with each system. We expect that the start-up cost of the Given System, including one workstation and one portable data recorder, will be significantly less. As of the date of this prospectus, in the United States the sales price of the computer workstation is $14,500, the portable data recorder is $5,450 and each disposable M2A capsule is $450.

    We believe that the Given System procedure, including the cost of the M2A capsule, will be cost-effective for health care providers in part due to our belief that use of the system will result in a need for fewer diagnostic tests based on a higher expected diagnostic yield. In the 20 patient clinical trial supporting our FDA application and additional clinical trials conducted by two members of our medical advisory board in Israel involving 35 patients, the Given System either confirmed or expanded the suspected diagnosis in 34 of 55 patients, or 62%. Each of the 55 patients participating in the clinical trials ingested one M2A capsule. Prior to the trials, they had collectively undergone a total of 344 diagnostic procedures, or an average of 6.3 tests per patient, including 105 colonoscopy procedures, 83 gastroscopy procedures, 63 radiological procedures, 54 enteroscopy procedures and 39 other gastrointestinal examinations. This clinical data is consistent with a 1990 study published in Gastrointestinal Endoscopy which stated that 39 patients undergoing push enteroscopy for unidentified obscure bleeding had a total of 277 diagnostic tests performed or an average of 7.3 tests per patient. At the conclusion of the study, 49% of the patients continued to have an unknown bleeding source. The Given System may also result in additional cost savings due to the reduction in physician resources and facility costs permitted by the outpatient nature of the Given System procedure.

North America

    We intend to market our products in North America through our wholly-owned subsidiary, Given Imaging, Inc., located near Atlanta, Georgia. By the end of 2001, we plan to have a direct sales force of approximately 20 personnel, including a director of sales, four regional managers, four sales representatives per region and an educational director.

Europe

    The headquarters of our European operations is located in Hamburg, Germany. We received our CE mark authorization to market the Given System in the member countries of the European Union in May 2001. We currently have sales managers in Germany, France, Spain, Portugal, Belgium and The Netherlands, and have appointed M.G. Lorenzatto S.p.A. as our distributor in Italy, Endotecnica S.L. as our distributor in Spain and Equipamentos Medicos Lda. as our distributor in Portugal. We have commenced marketing the Given System initially in these countries and intend to commence marketing activities in other Western and Eastern European countries during the second half of 2001 or in 2002.

    Under the terms of our Italian distribution agreement, which may account for more than 10% of our revenues during the coming year, we granted to M.G. Lorenzatto the exclusive right to market the Given System in Italy for a period of three years following the receipt of Italian regulatory approvals and confirmation from us that we will commence shipments of the Given System. M.G. Lorenzatto is required to meet minimum sales targets set out in the distribution agreement during the initial three year period. Following the expiration of this three year period, the distribution agreement is automatically renewed for further periods of one year each, unless we or M.G. Lorenzatto give six months prior written notice. We and M.G. Lorenzatto have agreed to negotiate in good faith minimum sales targets during any renewal period. We have the right not to renew the distribution agreement if we are unable to reach agreement as to minimum sales targets during any renewal period. M.G. Lorenzatto is responsible for preparing and implementing a marketing plan for the Given System in Italy, as well as for conducting sponsored marketing clinical trials in Italy, and obtaining and maintaining any necessary regulatory approvals required to sell the Given System in Italy.

Rest of the World

    We currently have a country manager in Australia and have appointed a distributor in New Zealand. We plan to introduce the Given System through distributors in Latin America, as well as in other selected markets. We plan to introduce the Given System in Japan through a joint venture with one or more local partners. If, however, we do not enter into a joint venture in Japan and seek a distribution arrangement instead, Asahi Optical Co., Ltd., the owner of the Pentax brand, will have a right of first refusal with respect to the distribution of the Given System in Japan. This right will be exercisable only if we choose to distribute the Given System through a major Japanese endoscope manufacturer.

Manufacturing

    We currently assemble and test each M2A capsule in our Yoqneam, Israel facilities. We are required to conduct our manufacturing and a majority of our subcontracting in specific locations in Israel in order to maintain our special tax benefits under our approved enterprise status, and we plan to continue these practices as we increase our manufacturing capacity. For more information, see "Taxation and Government Programs—Israeli Tax Considerations and Government Programs—Taxation of Companies—Tax Benefits Under the Law for the Encouragement of Capital Investments, 1959." To achieve our business plan, we expect to hire additional personnel to assemble our product. To date, we have produced the Given System only in quantities necessary for prototypes, clinical trials and initial sales. We will need to expand our manufacturing operations to increase our capacity to support commercial sales of our product.

    The FDA requires us to adhere to the Quality System Regulation which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures during the manufacturing process. In May 2001, we received certification that our operations are in compliance with the Medical Devices Directive of the European Union, the International Standard Organization's standard, ISO 9001, and EN 46001, a European quality standard that provides particular requirements for suppliers of medical devices that are more specific than the general requirements specified in ISO 9001. Receipt of these certifications permits us to affix the CE mark to the Given System.

    We purchase both custom and off-the-shelf components from a number of suppliers. Except as described below, the components and services we purchase are available from more than one supplier.

M2A Capsule

    The manufacture of the M2A capsule is a complex process involving a number of separate processes and components. Our manufacturing process consists primarily of assembling externally purchased components and sub-assemblies in an environmentally controlled area. After assembly, each M2A capsule is internally inspected and packaged. Currently, we are using a manual assembly line to assemble each M2A capsule, which we believe will be adequate to meet expected demand in 2001 and the first quarter of 2002. We plan to increase our manufacturing capacity for the M2A capsule by installing a semi-automated production line in our Yoqneam, Israel facilities in the first half of 2002 and a fully-automated production line in the second half of 2002.

    To facilitate our transition to automated production, we recently entered into a purchase and sale agreement with Pemstar, Inc., a U.S. electronics manufacturing service and equipment company, pursuant to which we have issued a purchase order for a semi-automated production line which Pemstar is required to deliver to us in January 2002. We may place additional orders for semi-automated production lines, which Pemstar will be required to deliver to us within 12 weeks of each purchase order. Under the agreement, each semi-automated production line is required to have the capacity to manufacture at least 10,000 M2A capsules per month. We may also order a fully-automated production line at any time prior to January 2005, which must be delivered to us within 40 weeks of our purchase order. Any additional fully automated production lines we order must be delivered within 36 weeks. Each fully-automated production line is required to have the capacity to manufacture at least 75,000 M2A capsules per month. Pemstar is responsible for the design, manufacture, installation and testing of each production line, and for training our personnel to operate the production lines. We intend that each production line will be installed in our facility in Yoqneam, Israel. However, we may also require Pemstar to store a standby production line at its facilities in the United States for operation as a back-up facility upon 60 days notice.

    We have also entered into a one year non-exclusive technical services agreement with Pemstar, pursuant to which Pemstar will provide us technical services relating to the manufacture of the M2A capsule. These services will include supervising the operation and maintenance of the production lines for the M2A capsule and purchasing the components necessary for producing the M2A capsule, either through us or directly from the suppliers. We may require Pemstar to provide these services either at our facilities in Yoqneam, Israel, or at Pemstar's facilities in the United States in the event that we elect to operate a standby production line. We must obtain the approval of the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade if we manufacture the M2A capsule outside of Israel. Pemstar is required to deliver to us each month the number of M2A capsules that we specify in a purchase order to be provided to it three months in advance. In consideration for providing these services to us, we will pay monthly to Pemstar a fixed amount for each functional M2A capsule that is delivered to us. This amount will decrease as the volume of M2A capsules produced increases. We have an option to extend the term of the technical services agreement for an additional year on the same terms and for an additional two years on negotiated terms. Should we decide not to extend the term of the technical services agreement, we believe that we possess the necessary expertise to operate and maintain the production lines for the M2A capsule.

    There are single-source suppliers for two key components of the M2A capsule:

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  Photobit Corporation supplies the imaging sensor and the packaging for the sensor that is integrated into the M2A capsule. Photobit developed this sensor for a fee based on our requirements and has agreed that the sensor will not be sold by Photobit as a standard component. In the event that Photobit ceases operations or enters into liquidation, we are entitled to receive all information necessary to manufacture the sensor upon the payment of reasonable royalties to be agreed upon with Photobit Corporation. We understand that Photobit subcontracts the manufacturing and packaging of the imaging sensor to two Israeli companies.

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  Asicom Technologies, an Israeli company, supplies the transmitter that is integrated into the M2A capsule. We entered into an agreement with Asicom in December 1998 pursuant to which Asicom developed for a fee a transmitter based on specifications that we provided to it. Under the agreement, we order the transmitter from Asicom on a purchase order basis. Asicom also has granted to us the exclusive right to use the transmitter and Asicom has agreed not to market the transmitter to any third party for so long as we continue to order the transmitter from them.

    We believe that we would be able to arrange substitute sources of supply for these two components within a one-year period of lead time. In addition, we intend to establish an inventory of these components to mitigate the risk of supply shortfalls.

Portable Data Recorder and Sensor Array

    We designed our portable data recorder and sensor array. They are manufactured externally and assembled and tested at our facilities.

Computer Workstation

    Our computer workstation is an off-the-shelf computer workstation pre-loaded with our proprietary RAPID software and integrated software that together allow us to service the workstation from remote locations through standard telephone connections.

Research & Development

    Our research and development activities are conducted internally by a research and development staff. As of June 30, 2001, our research and development staff consisted of 58 employees, consultants and subcontractors. Our research and development efforts are focused on improving the Given System and developing additional products that may permit new techniques for the detection of gastrointestinal disorders.

Intellectual Property

    An important part of our product development strategy is to seek, when appropriate, protection for our products and proprietary technology through the use of various United States and foreign patents and contractual arrangements. We intend to prosecute and defend our proprietary technology aggressively. We hold one issued patent in the United States and Israel on an in vivo video camera system and one issued patent in France and Israel on an optical system for in vivo imaging. As of July 31, 2001, we had 13 U.S. patent applications pending and 21 U.S. provisional patent applications relating to various elements and functions of our product. Many of these patents and applications have counterpart foreign patents, foreign applications or international applications through the Patent Cooperation Treaty. Our issued patents in the United States, Israel and France expire in January 2014, July 2014 and July 2015, respectively.

    We acquired the rights to our issued U.S. and Israeli patents in January 1998 under a technology purchase and license agreement with Rafael Armament Development Authority, or Rafael, which is a division of the Israeli Ministry of Defense. Pursuant to this agreement, we purchased from Rafael all of Rafael's rights to the technology associated with an in vivo video camera and an autonomous video endoscope, including a swallowable capsule with a camera and an optical system, a transmitter and a reception system, which was then being developed by Rafael, which we refer to as the M2A capsule and system. Rafael transferred to us the patents that it had been issued in connection with the M2A capsule and system technology.

    Under the technology purchase and license agreement with Rafael, we granted to Rafael an exclusive, perpetual, worldwide, royalty-free license to use all technology that we acquired from Rafael solely in the military and security fields. Rafael has the exclusive right to file patent applications for inventions developed by Rafael in connection with the M2A capsule and system for use in these fields. Rafael has granted to us an exclusive, perpetual, worldwide, royalty-free license to use outside of the military and security fields any technology covered by these patents. We have each agreed to grant to the other exclusive rights to use any improvements to the M2A capsule and system in our case in the commercial field and in Rafael's case in the military and security fields, in consideration for payment of royalties in an amount to be agreed upon. Please see "Certain Relationships and Related Party Transactions—Agreement with Rafael."

    There is no assurance that our issued patents or any patents which result from our applications will not be challenged, invalidated or circumvented. As a result, we could encounter legal and financial difficulties in enforcing our patent rights against alleged infringers. In addition, others could develop technologies or obtain patents which would render our patents obsolete. Although we do not believe patents are the sole determinant in the commercial success of our products, the loss of a significant percentage of our patents could have a material adverse effect on our business.

    Claims by competitors and other third parties that our products allegedly infringe the patent rights of others could have a material adverse effect on our business. The medical device industry is characterized by frequent and substantial intellectual property litigation. Intellectual property litigation is complex and expensive and the outcome of this type of litigation is difficult to predict. Any future litigation, regardless of outcome, could result in substantial expense and significant diversion of the efforts of our technical and management personnel. An adverse determination in any such proceeding could subject us to significant liabilities or require us to seek licenses from third parties or pay royalties that may be substantial. Furthermore, we cannot assure you that necessary licenses would be available on satisfactory terms, or at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing or selling certain of our products, any of which could have a material adverse effect on our business.

    We also have developed technical knowledge which, although nonpatentable, we consider to be significant in enabling us to compete. However, the proprietary nature of such knowledge may be difficult to protect. We have entered into an agreement with each of our employees and consultants who is involved in our research and development or has access to any of our confidential information prohibiting him or her from disclosing any confidential information or trade secrets. In addition, these agreements provide that any inventions or discoveries relating to our business by any of these individuals made in connection with or as a result of his or her employment with us will be assigned to us and become our sole property. We cannot assure you that these agreements will provide meaningful protection of our proprietary information in the event of unauthorized use or disclosure of this information, nor in the event of a competing claim to this technology by a previous employer of any of our employees or consultants. Furthermore, in the absence of patent protection, we may be exposed to competitors who independently develop equivalent technology or gain access to our knowledge.

Competition

    We consider the primary competition for our product to be existing technologies for detecting gastrointestinal disorders and diseases. Our success depends in large part on convincing physicians to adopt the Given System over current technologies.

    Three companies control the major portion of the worldwide gastrointestinal endoscopy market. These companies, Olympus, Asahi Optical Corporation, the owner of the Pentax brand, and Fujinon, have marketed and sold flexible endoscopic equipment for many years and may be developing capsule technology that competes with us. These companies have substantially greater financial resources than we do, and they have established reputations as well as worldwide distribution channels for medical instruments to gastroenterologists. We are aware of research and development efforts by some of these companies and other individuals and companies to develop imaging capsules that may be competitive with the Given System.

    In addition, there are several companies focused on radiological diagnostics that provide x-ray machines and other imaging products used for barium series radiological examinations. These companies include but are not limited to Siemens, Toshiba Corporation, General Electric Medical Systems, Shimadzu Corporation, Philips Medical Systems and Trex Medical Corporation.

FDA and Other Government Regulation

FDA Overview

    Our product is a medical device subject to extensive regulation by the FDA under the U.S. Food, Drug, and Cosmetic Act. The FDA's regulations govern, among other things, the following activities:

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  product development;

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  product testing;

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  product manufacturing;

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  product labeling;

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  product storage;

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  premarket clearance or approval;

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  advertising and promotion; and

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  product sales and distribution.

Access to U.S. Market

    Each medical device that we wish to commercially distribute in the U.S. will likely require either 510(k) clearance or premarket application approval from the FDA prior to commercial distribution. Devices deemed to pose relatively less risk are placed in either class I or II, which requires the manufacturer to submit a premarket notification requesting permission for commercial distribution. This is known as 510(k) clearance. Some low risk devices are exempted from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously 510(k) cleared device or a "preamendment" class III device (in commercial distribution before May 28, 1976) for which premarket applications have not been called, are placed in Class III requiring premarket application approval.

    510(k) Clearance Process.  To obtain 510(k) clearance, an applicant must submit a premarket notification demonstrating that the proposed device is substantially equivalent in intended use and in safety and effectiveness to a "predicate device"—either a previously 510(k) cleared device or a preamendment device for which the FDA has not called for premarket applications. The FDA's 510(k) clearance process usually takes from four to 12 months, but it can last longer. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could even require a premarket application approval. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If the FDA disagrees with the determination, the agency may retroactively require the manufacturer to seek 510(k) clearance or premarket application approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or premarket application approval is obtained.

    De Novo Classification.  A new procedure for obtaining clearance was added by the Food and Drug Administration Modernization Act of 1997. This procedure is intended for novel but low risk devices. If the FDA denies 510(k) clearance of a device because it is novel and an adequate predicate device does not exist, the "de novo classification" procedure can be invoked to request that the FDA place the device in class I or II despite the absence of a predicate device, based upon reasonable assurance that the device is safe and effective for its intended use. This procedure approximates the level of scrutiny in the 510(k) process but may add several months to the clearance process. If the FDA grants the request, the device is permitted to enter commercial distribution in the same manner as if 510(k) clearance had been granted.

    Premarket Application Approval Process.  If the FDA denies 510(k) clearance for a product, and denies de novo classification into class I or II, the product is placed in class III and must follow the premarket application approval process, which requires proof of the safety and effectiveness of the device to the FDA's satisfaction. A premarket application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, device design, manufacturing and labeling. As part of the premarket application review, the FDA will inspect the manufacturer's facilities for compliance with the Quality System Regulation, which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures during the manufacturing process. During the review period, an FDA advisory committee, typically a panel of clinicians, likely will be convened to review the application and recommend to the FDA whether, or upon what conditions, the device should be approved. Although the FDA is not bound by the advisory panel decision, the panel's recommendation is important to the FDA's overall decision making process. After approval of a premarket application, a new premarket application or premarket application supplement is required in the event of a modification to the device, its labeling or its manufacturing process. The premarket application approval pathway is much more costly, lengthy and uncertain. It generally takes from one to three years or longer.

    Clinical Studies.  A clinical study is generally required to support a premarket application and is sometimes required for a 510(k) premarket notification. For "significant risk" devices, such studies generally require submission of an application for an investigational device exemption. The investigational device exemption application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The investigational device exemption must be approved in advance by the FDA for a specified number of patients. Clinical studies may begin once the investigational device exemption application is approved by the FDA and the appropriate institutional review boards at the study sites. For "nonsignificant risk" devices, one or more institutional review boards must review the study, but submission of an investigational device exemption to the FDA for advance approval is not required. Both types of studies are subject to record keeping, reporting and other investigational device exemption regulation requirements.

    Given System.  In August 2001, we received clearance from the FDA under the de novo classification procedure to market the Given System in the United States for adjunctive use in the detection of abnormalities of the small intestine. The FDA's clearance of the Given System for adjunctive use requires the Given System's labeling to inform users that it is to be used with such other diagnostic methods as users believe are appropriate for each particular case. Our application for clearance under the de novo classification procedure included clinical data from a nonsignificant risk study. We cannot assure you that future studies of the Given System in the United States will be eligible for the same abbreviated regulatory treatment.

Postmarket Regulation

    After the FDA permits a device to enter commercial distribution, numerous regulatory requirements apply. These include the Quality System Regulation; the FDA's general prohibition against promoting products for unapproved or "off-label" uses; and the Medical Device Reporting regulation, which requires that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur.

    After the Given System enters commercial distribution, we will be subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. If the FDA finds that we have failed to comply, the agency can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:

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  fines, injunctions, and civil penalties;

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  recall or seizure of our products;

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  issuance of public notices or warnings;

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  operating restrictions, partial suspension or total shutdown of production;

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  refusal of our requests for 510(k) clearance or premarket application approval of new products;

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  withdrawal of 510(k) clearance or premarket application approvals already granted; and

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  criminal prosecution.

    The FDA also has the authority to request repair, replacement or refund of the cost of any medical device manufactured or distributed by us or any of our distributors.

Other Government Regulation

    In the United States, there are federal and state antikickback laws that prohibit the payment or receipt of kickbacks, bribes or other remuneration intended to induce the purchase or recommendation of healthcare products and services. Violations of these laws can lead to civil and criminal penalties, including exclusion from participation in federal healthcare programs. These laws are potentially applicable to manufacturers of medical devices, such as us, and hospitals, physicians and other potential purchasers of medical devices. Other provisions of state and federal law provide civil and criminal penalties for presenting, or causing to be presented, to third-party payors for reimbursement, claims that are false or fraudulent, or which are for items or services that were not provided as claimed. Although we plan to structure our future business relationships with purchasers of our products to comply with these and other applicable laws, it is possible that some of our business practices in the future could be subject to scrutiny and challenge by federal or state enforcement officials under these laws. Such a challenge could have a material adverse effect on our business, financial condition and results of operations.

Non-U.S. Regulation

    In order for us to market the Given System in countries other than the United States, we must obtain regulatory approvals and comply with extensive safety and quality regulations in these countries. These regulations, including the requirements for approvals or clearance and the time required for regulatory review, vary from country to country. Failure to obtain regulatory approval or clearance in any foreign country in which we plan to market our product may harm our ability to generate revenue and harm our business.

    Commercialization of medical devices in Europe is regulated by the European Union. The European Union presently requires that all medical products bear the CE mark, an international symbol of adherence to quality assurance standards and demonstrated clinical effectiveness. Compliance with the Medical Device Directive, as certified by a recognized European Competent Authority, permits the manufacturer to affix the CE mark on its products. We received authorization to affix the CE mark to the Given System in May 2001.

    If we modify the Given System, we may need to apply for permission to affix the CE mark to it. Additionally, we will need to apply for a CE mark for any new products that we may develop in the future. In addition, we may be subject to annual regulatory audits in order to maintain the CE mark permissions that we obtain. We cannot be certain that we will be able to obtain permission to affix the CE mark for new or modified products or that we will continue to meet the quality and safety standards required to maintain the permissions that we receive. If we are unable to maintain permission to affix the CE mark to our products, we will no longer be able to sell our products in member countries of the European Union.

    We received regulatory approval to sell the Given System in Australia and New Zealand in May 2001 and in Canada and Israel in July 2001.

Regulation of Radio Frequency Devices

    Because the Given System includes a wireless radio frequency transmitter and receiver, it is subject to equipment authorization requirements in the United States. The U.S. Federal Communications Commission, or FCC, requires advance clearance of all radio frequency devices before they can be sold or marketed in the United States. These clearances ensure that the proposed products comply with FCC radio frequency emission and power level standards and will not cause interference.

    On February 7, 2001, we submitted an equipment certification application to the FCC for the Given System. On March 30, 2001, the FCC granted our application based on the current system design and specifications. Any modifications to the Given System may require new or further FCC approval before we are permitted to market and sell a modified system, and it could take several months to obtain any necessary FCC approval.

    We are also subject to technical standards for the use of spectrum in Europe. In late 1999, the Short Range Device Maintenance Group of the European Conference of Postal and Telecommunications Administrations adopted technical standards that could be applied in some European countries to limit the use of the Given System based on the way in which the system operates. Not all countries in Europe have implemented, or have plans to implement, these technical standards. As of September 11, 2001, records of the European Conference of Postal and Telecommunications Administrations indicate that these standards had been adopted by at least 13 of the 43 member countries. Of the countries in which we initially intend to market the Given System, Spain, Portugal, Italy and Belgium have adopted the standard, Germany has stated that it intends to do so by April 2002 and France is considering adoption of the standard. Subsequently, on April 24, 2001, as a result of industry complaints due to inadequate consultation, the Short Range Device Maintenance Group and the European Conference of Postal and Telecommunications Administrations published proposals to change the duty cycle rule in a way that would overcome the limitations placed on devices that operate in the same frequency range as the Given System with a duty cycle over 10%. This proposed rule change, if adopted, would permit the use of the Given System. There is no certainty that this proposed rule change will be adopted in a timely manner or at all.

    Prior to the adoption of the proposed rule change described above or if the proposed rule change is not adopted, we will seek to obtain waivers or separate authorizations to operate our system in each individual European country that has adopted the duty cycle rule, either in advance or if our compliance with spectrum requirements is questioned. If we are unable to receive such a waiver or a separate authorization or to redesign our transmitter to operate on a radio frequency that is not subject to a limit on the duty cycle, an enforcement action could be brought to prevent the sale or use of the Given System in these countries.

Third-Party Reimbursement

    In the United States, healthcare providers that purchase medical devices generally rely on third-party payors, such as Medicare, Medicaid, private health insurance plans and health maintenance organizations, to reimburse all or a portion of the cost of the devices as well as any related healthcare services. The Medicare program is funded by the federal government and administered by the Center for Medicare and Medicaid Services, or CMS. The Medicaid program is jointly funded by the federal government and the states and is administered by the states under general federal oversight. Generally, third-party payors, including Medicare and Medicaid, do not cover and reimburse products that have not received FDA clearance.

    FDA clearance does not necessarily result in coverage and reimbursement by third-party payors. The Given System may not be covered under Medicare or Medicaid. A CPT code is necessary to facilitate claims submission. If an existing code is not appropriate, an application for a new code can be made to the American Medical Association. This process can be lengthy, however, typically taking two or more years before the new code is effective. In the meantime, claims may be submitted using a miscellaneous CPT code.

    A payor's decision to cover a device or medical procedure is independent of the coding process, although the existence of an appropriate CPT code may assist in obtaining coverage. Products and services may be covered even if claims for them are submitted under a miscellaneous code. Likewise, some products and services may not be covered even though there is an appropriate CPT code for them. Generally, payors may deny coverage if they determine that a procedure was not reasonable or necessary as determined by the payor, was experimental or was used for an unapproved indication.

    Finally, even if a device or medical procedure is covered, reimbursement rates must be adequate for providers to use it routinely. Reimbursement rates vary depending on the third-party payor and individual insurance plan involved, the procedure performed and other factors. During the past several years, the major third-party payors have substantially revised their reimbursement methodologies in an attempt to contain their healthcare reimbursement costs.

    Medicare reimbursement for inpatient hospital services is based on a fixed amount per admission based on the patient's specific diagnosis. As a result, any illness to be treated or procedure to be performed will be reimbursed only at a prescribed rate set by the government that is known in advance to the healthcare provider. If the treatment cost is less, the provider is still reimbursed for the entire fixed amount; if it costs more, the provider cannot bill the patient for the difference. Thus, separate payment typically would not be made for the Given System when it is used by hospital inpatients, including those patients who have undergone inpatient surgery. Many private third-party payors and some state Medicaid programs have adopted similar prospective payment systems. In addition, Medicare has implemented prospective payment systems for some services performed in hospital outpatient departments and skilled nursing facilities as well.

    Several payors have increased their emphasis on managed care, leading to greater use of cost-effective medical devices by healthcare providers. In addition, through their purchasing power, these payors often seek discounts, price reductions or other incentives from medical product suppliers.

    We intend to work with professional medical societies to ensure that third-party payors cover and adequately reimburse our products.

    Furthermore, the federal government and certain state governments are currently considering a number of proposals to reform the Medicare and Medicaid programs. We are unable to evaluate what legislation may be proposed and whether or when any such legislation will be enacted or implemented.

    In countries outside the United States, reimbursement is obtained from various sources, including governmental authorities, private health insurance plans, and labor unions. In some foreign countries, private insurance systems may also offer payments for some therapies. Although not as prevalent as in the United States, health maintenance organizations are emerging in certain European countries. To effectively conduct our business, we will need to seek international reimbursement approvals for our products. Reimbursement systems in international markets vary significantly by country and, within some countries, by region. Reimbursement approvals must be obtained on a country-by-country or region-by-region basis. We have not yet obtained any international reimbursement approvals. We cannot assure you that we will obtain any such approvals in a timely manner, if at all.

    Any regulatory or legislative developments in domestic or foreign markets that eliminate or reduce reimbursement rates for procedures performed with our products could harm our ability to sell our products or cause downward pressure on the prices of our products, either of which would affect our ability to generate the revenues necessary to support our business.

Employees

    As of June 30, 2001, we had 120 employees of whom 81 were based in Israel, 24 in the United States, 8 in Europe and 7 in Australia. The breakdown of our employees by department is as follows:

	Year ended December 31,
Department				Six months ended June 30, 2001
	1998	1999	2000
Research and development	6	13	33	33
Sales and marketing	—	1	22	50
Manufacturing	—	—	10	28
Management and administration	2	2	9	9

    We anticipate increasing the number of employees in our sales and marketing department significantly during the next three years, as well as increasing the number of employees in our manufacturing department.

    Under applicable law, we and our employees are subject to protective labor provisions, including restrictions on working hours, minimum wages, minimum vacation, minimal termination notice, sick pay, severance pay and social security as well as equal opportunity and anti-discrimination laws. Orders issued by the Israeli Ministry of Labor and Welfare make certain industry-wide collective bargaining agreements and collective bargaining agreements in the electricity, steel and electronics industries applicable to us. These agreements affect matters such as cost of living adjustments to salaries, length of working hours and week, recuperation, travel expenses, and pension rights. Our employees are not represented by a labor union. We provide our employees with benefits and working conditions above the required minimum and which we believe are competitive with benefits and working conditions provided by similar companies in Israel. We have written employment agreements with all of our Israeli employees and with our senior non-Israeli employees. Competition for qualified personnel in our industry is intense and we dedicate significant resources to employee retention. We have never experienced labor-related work stoppages and believe that our relations with our employees are good.

Facilities

    Our principal administrative, manufacturing and research and development activities occupy a 2,700 square meter (29,063 square foot) facility in Yoqneam, Israel. We lease this facility pursuant to a five-year lease that expires in April 2005. We have an option to extend the lease, first for an additional period of 24 months, and then for an additional period of 34 months at the end of the first period. We plan to lease an additional 1,400 square meters (15,069 square feet) in Yoqneam for the purpose of increasing our manufacturing capacity and installing an automated production line for the M2A capsule. We believe that our existing facilities, together with the additional areas that we plan to lease, will be adequate to meet our needs in Israel for the next 12 months.

    We also lease:

  •
  267 square meters (2,874 square feet) of office space in Hamburg, Germany, pursuant to a lease that may not be terminated by us prior to February 2004 or by our landlord prior to February 2006;

  •
  244 square meters (2,626 square feet) of office space in North Ryde, Australia, pursuant to a five-year lease that expires in February 2006 with an option to extend the term of the lease for an additional five years; and

  •
  600 square meters (6,460 square feet) of office space in Norcross, Georgia pursuant to a five-year lease that expires in May 2006.

Legal Proceedings

    We are not currently a party to any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

    Our executive officers and directors and their ages and positions are as follows:

Name	Age	Position
Executive Officers
Dr. Gavriel Meron	48	President and Chief Executive Officer
Zvi Ben David	40	Vice President and Chief Financial Officer
Kevin Rubey	44	Vice President and Chief Operations Officer
Pablo Halpern	50	Vice President-Marketing
Dr. Arkady Glukhovsky	42	Vice President-Research and Development
Yoram Ashery	35	Vice President-Business Development
Jerome Avron	60	Vice President-Operations
Mark Gilreath	35	President, Given Imaging, Inc.
Directors
Ami Erel	53	Chairman of the Board of Directors
Doron Birger	50	Director
James M. Cornelius	57	Director*
Michael Grobstein	58	Director*
Jonathan Silverstein	34	Director
Reuven Baron	57	Director
Gideon Cohen	55	Director
Dr. Dalia Megiddo	50	Director*

    *
    Effective on the closing date of this offering.

    Michael Grobstein, James M. Cornelius and Dr. Dalia Megiddo will be members of our audit committee following the closing of this offering.

    Dr. Gavriel Meron founded Given Imaging in 1998 and has served as our President and Chief Executive Officer since that time. Prior to founding us, from 1995 to 1997, Dr. Meron served as Chief Executive Officer of APPLItec Ltd., an Israeli designer and manufacturer of video cameras and systems primarily for the medical endoscopy market. From 1993 to 1995, Dr. Meron was General Manager and Chief Operating Officer of Optibase Ltd., an Israeli manufacturer of hardware and software products that compress and playback digital video and sound for multimedia applications. From 1988 to 1993, Dr. Meron was Chief Financial Officer of InterPharm Laboratories Ltd., an Israeli company listed on the Nasdaq National Market and a subsidiary of the Ares-Serono Group, a Swiss ethical pharmaceutical company. From 1983 to 1987, Dr. Meron held various management positions at the Tadiran Group, an Israeli telecommunications and semiconductor manufacturer. From 1973 to 1983, Dr. Meron served as an officer in the Israeli army overseeing the budgets of a range of military industries. Dr. Meron holds a Ph.D. in international business from Columbus University, Louisiana, an M.B.A. from Tel Aviv University and a B.A. in economics and statistics from the Hebrew University, Jerusalem.

    Zvi Ben David has served as our Vice President and Chief Financial Officer since July 2000 and served as a director since our establishment in 1998 to June 2000. From 1995 to June 2000, Mr. Ben David was Vice President and Chief Financial Officer of RDC Rafael Development Corporation, one of our principal shareholders. From 1994 to 1995, Mr. Ben David was manager of the finance division of Electrochemical Industries (Frutarom) Ltd., an Israeli company traded on the Tel-Aviv Stock Exchange and American Stock Exchange that produces petrochemical products. Prior to that, from 1989 to 1993, Mr. Ben David was manager of the economy and control department of Electrochemical

Industries (Frutarom) Ltd. From 1984 to 1988, Mr. Ben David worked at Avigosh & Kerbs, an accounting firm in Haifa, Israel. Mr. Ben David is a certified public accountant in Israel and holds a B.A. in economics and accounting from the University of Haifa.

    Kevin Rubey has served as our Vice President and Chief Operations Officer since June 2001. Prior to joining us, from 1998 to May 2001, Mr. Rubey worked at Eastman Kodak Company, a consumer and professional photographic and information imaging company where he led manufacturing and operations for the Health Imaging Business Unit. From 1996 to 1998, Mr. Rubey was Manufacturing Director of the Medical Imaging Business Unit of Imation Corporation, a US information technology company specializing in data storage and color image management. Prior to that, from 1977 to 1996, Mr. Rubey worked at the 3M Corporation in a variety of positions in the health, consumer and information technologies businesses. Mr. Rubey holds a B.Sc. in mechanical engineering and an M.B.A. from the University of Minnesota.

    Pablo Halpern has served as our Vice President-Marketing since 1999. Prior to joining us, from 1994 to 1999, he served as General Manager of Ultramind International Ltd. (now Ultrasys plc), a British company that manufactures personal computer-based products for the medical professional market. From 1991 to 1994, Mr. Halpern was an international marketing consultant with the Israeli Export Institute. From 1989 to 1991, Mr. Halpern served as General Manager of Barspec Ltd., an Israeli company that manufactured products for the analytical instrumentation market. Mr. Halpern holds a B.Sc. in electro-mechanical engineering and an M.Sc. in electrical engineering from the faculty of engineering, Buenos Aires National University.

    Dr. Arkady Glukhovsky has served as our Vice President-Research and Development since 1998. Prior to joining us, from 1995 to 1998, Dr. Glukhovsky served as Vice President-Research and Development of S.A.E. Afikim Ltd., an Israeli company that develops and manufactures dairy management systems. From 1986 to 1994, Dr. Glukhovsky headed academic and industrial research projects in a number of academic and industrial institutions, including the Israel Institute of Technology. During his military service from 1980 to 1985, Dr. Glukhovsky served as an officer in the Israeli Navy. Dr. Glukhovsky holds an M.Sc. and a B.Sc. in electrical engineering and a D.Sc. in biomedical engineering from the Israel Institute of Technology.

    Yoram Ashery has served as our Vice President-Business Development since April 2001. Prior to joining us, from 1995 to April 2001, Mr. Ashery was a corporate attorney, practicing in the high-tech and medical fields as an associate and, from January 2000, as a partner, with the law firm of Zellermayer, Pelossof & Co., who are also our legal counsel. Prior to that, Mr. Ashery served at the Office of the Attorney General of the Government of Israel, from 1993 to 1994, during which period he also completed his internship under the direct supervision of the Israeli Attorney General. From 1992 to 1996, Mr. Ashery also served as a junior lecturer in Tax Law at the Buchman Faculty of Law of the Tel-Aviv University. Mr. Ashery holds an LL.B. from the Buchman Faculty of Law of the Tel-Aviv University and a B.A. in Economics from the School of Social Sciences of the Tel-Aviv University.

    Jerome Avron has served as our Vice President-Operations since 1999. Prior to joining us, from 1996 to 1999, Mr. Avron served as Vice President-Operations at IIS Ltd., an Israeli company producing data communication peripherals. From 1994 to 1996, Mr. Avron was Vice President-Operations at APPLItec Ltd., an Israeli designer and manufacturer of video cameras and systems primarily for the medical endoscopy market. Prior to that, from 1986 to 1994, Mr. Avron served as Chief Operating Officer of the Adacom Group, a data communication equipment manufacturer. Mr. Avron holds a B.Sc.Me. from the Israel Institute of Technology.

    Mark Gilreath has served as President of Given Imaging, Inc. since April 2001. Prior to that, he served as our Vice President-Global Business Development since September 2000 and as a consultant to us from October 1999 to September 2000. In 1999, Mr. Gilreath founded VortexMed, Inc., a developer of internet sites for healthcare professionals, where he served as Chief Executive Officer until September 2000. From 1992 to 1999, Mr. Gilreath served as Product Manager, Director of Marketing, Area Sales Manager and Director of Business Development for Pentax Precision Instrument Corporation, the medical division of Asahi Optical Company. Prior to joining Pentax, from 1989 to 1992, Mr. Gilreath served as an officer in the U.S. Navy. He holds an M.B.A. from the Fuqua School of Business at Duke University and a B.Sc. in business finance from Winthrop University.

    Ami Erel has served as Chairman of the board of directors since June 2000. Mr. Erel was appointed as a director by our shareholder RDC Rafael Development Corporation. Mr. Erel has served as the Chairman of the board of directors, and President and Chief Executive Officer of Elron Electronic Industries since November 1999. Mr. Erel has served as President and Chief Executive Officer of Discount Investment Corporation since June 1, 2001. Since November 1999, he has served as Chairman of the boards of directors of Elbit Ltd., RDC Rafael Development Corporation and NetVision Ltd., and as a director of Elbit Systems Ltd. and other companies in the Elron group. Mr. Erel is also a director of Scitex Corporation Ltd., Property and Building Corporation Ltd., Super-Sol Ltd. and Tevel-Israel International Communications Ltd., as well as the Chairman or member of the board of other companies in the DIC group. From 1997 to 1999, Mr. Erel served as President and Chief Executive Officer of Bezeq-The Israel Telecommunications Corp. Ltd. From 1997 to 1998, he was Chairman of the board of directors of PelePhone Communications Ltd. From 1993 to 1997, he served as Chief Executive Officer and director of ForSoft Ltd. and as a director of its subsidiaries. From 1990 to 1997, he served as Chief Executive Officer and director of F.C.T. Formula Computer Technologies Ltd. and as director of its subsidiaries. In January 2000, Mr. Erel was elected as Chairman of the board of Israel Association of Electronics & Information Industries. Mr. Erel holds a B.Sc. in electrical engineering from the Israel Institute of Technology.

    Doron Birger has served as a director since June 2000. Mr. Birger was appointed as a director by our shareholder, RDC Rafael Development Corporation. Mr. Birger has served as the Corporate Secretary of Elron Electronic Industries since 1995 and as Vice President-Finance since 1994, and is a director of RDC Rafael Development Corporation and Elbit Ltd. From 1991 to 1994, Mr. Birger was Vice President-Finance at North Hills Electronics Ltd., an advanced electronics company. From 1990 to 1991, Mr. Birger served as Chief Financial Officer of Middle-East Pipes Ltd., a manufacturer in the metal industry. From 1988 to 1990, Mr. Birger served as Chief Financial Officer of Maquette Ltd., a manufacturer and exporter of fashion items. From 1981 to 1988, Mr. Birger was Chief Financial Officer and director at Bateman Engineering Ltd. and I.D.C. Industrial Development Company Ltd. Mr. Birger holds a B.A. and an M.A. in economics from the Hebrew University, Jerusalem.

    James M. Cornelius will be appointed as a director upon the closing of this offering. Mr. Cornelius currently serves as the non-executive Chairman of the board of directors of Guidant Corporation, a U.S. cardiac and vascular medical device company. From 1994 until 2000, Mr. Cornelius served as the Senior Executive and Chairman of Guidant Corporation. From 1983 to 1994, Mr. Cornelius was a director, a member of the Executive Committee and Chief Financial Officer of Eli Lilly and Company. From 1980 to 1982, Mr. Cornelius served as President and Chief Executive Officer of IVAC Corporation, formerly part of Eli Lilly's Medical Device and Diagnostics Division, and from 1978 to 1980, Mr. Cornelius was Director of Acquisitions for Eli Lilly's Medical Device and Diagnostics Division. Mr. Cornelius currently also serves as a director of The Chubb Corporation, Hughes Electronics, American United Mutual Insurance Holding Company and The National Bank of Indianapolis. Mr. Cornelius holds an M.B.A. and a B.A. in accounting from Michigan State University.

    Michael Grobstein will be appointed as an director upon the closing of this offering. Mr. Grobstein has served as a director of Guidant Corporation since 1999, and a member of its audit committee since May 2000. He is currently chairman of Guidant's audit committee. Mr. Grobstein worked with Ernst & Young LLP from 1964 to 1998, and was admitted as a partner in 1975. At Ernst & Young, Mr. Grobstein served as a Vice Chairman-International Operations from 1993 to 1998, as Vice Chairman-Planning, Marketing and Industry Services from 1987 to 1993, and Vice Chairman-

Accounting and Auditing Services from 1984 to 1987. In these positions, Mr. Grobstein, among other things, oversaw the global strategic planning of the firm, was responsible for developing and implementing the firm's worldwide audit service delivery process and consulted with multinational corporations on a wide variety of financial reporting matters. Mr. Grobstein is a certified public accountant in the United States and holds a B.Sc. in accounting from the University of Illinois.

    Jonathan Silverstein has served as a director since September 2000. Mr. Silverstein was appointed as a director by our shareholders, the OrbiMed investors. Mr. Silverstein joined OrbiMed Advisors in 1999 as a director. From 1996 to 1999, Mr. Silverstein was the Director of Life Sciences in the Investment Banking Department at the Sumitomo Bank Limited. From 1994 to 1996, Mr. Silverstein was an associate at Hambro Resource Development. Mr. Silverstein has a B.A. in economics from Denison University and a J.D. and an M.B.A. from the University of San Diego.

    Reuven Baron has served as a director since July 2000. Mr. Baron was appointed as a director by our shareholder, RDC Rafael Development Corporation. Mr. Baron has served as President and Chief Executive Officer of RDC Rafael Development Corporation since June 2000. Prior to that, from 1993 to 2000, he was President of Galram Technology Industries, the business division of Rafael Armament Development Authority, or Rafael, a division of the Israeli Ministry of Defense and Chairman of Opgal Industries Ltd., an Israeli manufacturer of thermal imaging products. From 1990 to 1993, Mr. Baron was Director of Business Development for the Electronics Systems Division of Rafael. Mr. Baron holds a B.Sc. and an M.Sc. in electrical engineering from the Israel Institute of Technology.

    Gideon Cohen has served as a director since July 2000. Mr. Cohen was appointed as a director by our shareholder, RDC Rafael Development Corporation. Mr. Cohen has served as Sales and Contract Manager in the missile division of Rafael since 1991. From 1987 to 1991, Mr. Cohen was head of the electronics technologies division at Rafael. From 1976 to 1979, Mr. Cohen served as Vice President-Finance of Elscint Ltd., a diversified Israeli company. Mr. Cohen holds a B.A. in economics from the Hebrew University, Jerusalem, and a B.Sc. and M.Sc. in industrial engineering and management from the Israel Institute of Technology.

    Dr. Dalia Megiddo will be appointed as a director upon the closing of this offering. Dr. Megiddo is Managing Partner of InnoMed Medical Device Innovations, a Israeli venture capital fund in the field of medical devices and the life sciences. Since 1994, Dr. Megiddo has also served a Chief Editor of Academia Medica, a multimedia medical teaching program in Israel and since 1996 as Editor of the Israeli medical audio magazine, The Journal Club. From 1981 to 1986, Dr. Megiddo practiced family medicine at the Hebrew University Hadassah Medical Health Center. Dr. Megiddo holds an M.D. in medicine from Hebrew University, Jerusalem and an M.B.A. from Kellogg Recanati International Executive M.B.A. program of Tel Aviv University and North Western University.

Board of Directors and Officers

    Our current board of directors consists of five directors, each appointed by the shareholder named in the director's biography pursuant to rights of appointment granted to such shareholder in connection with its purchase of our shares. Each of these rights of appointment was granted under our previous articles of association that we adopted on September 15, 2000 upon the closing of our Series A round of financing. Upon the closing of this offering, all existing rights to appoint directors will be terminated.

    Our articles of association to be effective upon the consummation of this offering provide that we may have up to 12 directors each of whom is elected at an annual general meeting of our shareholders by a vote of the holders of a majority of the voting power present and voting at that meeting. Each director listed above will hold office until the next annual general meeting of our shareholders.

    A simple majority of our shareholders at a general meeting may remove any of our directors from office, elect directors in their stead or fill any vacancy, however created, in our board of directors. In addition, vacancies on the board of directors, other than vacancies created by an outside director, may be filled by a vote of a majority of the directors then in office. Our board of directors may also appoint additional directors up to the maximum number permitted under our articles of association. A director so chosen or appointed will hold office until the next general meeting of our shareholders.

    Each of our executive officers serves at the discretion of the board of directors and holds office until his or her successor is elected or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Outside Directors

Qualifications of Outside Directors

    Under Israel's Companies Law, companies incorporated under the laws of the State of Israel whose shares are listed on an exchange including the Nasdaq National Market are required to appoint two outside directors. Our directors, Michael Grobstein and James M. Cornelius, qualify as outside directors under the Companies Law. The outside directors should be appointed by a general meeting of a company's shareholders no later than three months from the date of the initial offering of the company's shares to the public. We intend to appoint the required number of outside directors within the time period permitted under the Companies Law. The Companies Law provides that a person may not be appointed as an outside director if the person, or the person's relative, partner, employer or any entity under the person's control has or had during the two years preceding the date of appointment any affiliation with the company or any entity controlling, controlled by or under common control with the company.

    The term affiliation includes:

  •
  an employment relationship;

  •
  a business or professional relationship maintained on a regular basis;

  •
  control; and

  •
  service as an office holder, excluding service as a director for a period of not more than three months during which the company first offered its shares to the public. The term office holder is defined as a director, general manager, chief business manager, deputy general manager, vice general manager, executive vice president, vice president, other manager directly subordinate to the general manager or any other person assuming the responsibilities of any of the foregoing positions, without regard to such person's title. Each person listed under "—Executive Officers and Directors" is an office holder.

    No person can serve as an outside director if the person's position or other business create, or may create, a conflict of interests with the person's responsibilities as an outside director or may otherwise interfere with the person's ability to serve as an outside director. If at the time an outside director is appointed all current members of the board of directors are of the same gender, then that outside director must be of the other gender.

    Until the lapse of two years from termination of office, a company may not engage an outside director to serve as an office holder and cannot employ or receive services from that person, either directly or indirectly, including through a corporation controlled by that person.

Election of Outside Directors

    Outside directors are elected by a majority vote at a shareholders' meeting, provided that either:

  •
  the majority of shares voted at the meeting, including at least one-third of the shares of non-controlling shareholders voted at the meeting, vote in favor of the election of the outside director; or

  •
  the total number of shares voted against the election of the outside director does not exceed one percent of the aggregate voting rights in the company.

    The initial term of an outside director is three years and he or she may be reelected to one additional term of three years by a majority vote at a shareholders' meeting, subject to the conditions described above for election of outside directors. Outside directors may only be removed by the same percentage of shareholders as is required for their election, or by a court, and then only if the outside directors cease to meet the statutory requirements for their appointment or if they violate their duty of loyalty to the company. If an outside directorship becomes vacant, a company's board of directors is required under the Companies Law to call a shareholders' meeting immediately to appoint a new outside director.

    Each committee of a company's board of directors is required to include at least one outside director and our audit committee is required to include both outside directors. An outside director is entitled to compensation as provided in regulations adopted under the Companies Law and is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with services provided as an outside director.

Nasdaq Requirements

    In addition, our board of directors must have at least three independent directors within the meaning of the Nasdaq National Market listing requirements. Our directors, Michael Grobstein, James M. Cornelius and Dr. Dalia Megiddo, qualify as independent directors under the Nasdaq National Market listing requirements.

Audit Committee

Companies Law Requirements

    Under the Companies Law, the board of directors of any company whose shares are listed on any exchange must also appoint an audit committee comprised of at least three directors including all of the outside directors, but excluding the:

  •
  chairman of the board of directors;

  •
  general manager;

  •
  chief executive officer;

  •
  controlling shareholder; and

  •
  any director employed by the company or who provides services to the company on a regular basis.

    The role of the audit committee is to identify irregularities in the business management of the company, in consultation with the internal auditor and the company's independent accountants, and suggest an appropriate course of action.

Nasdaq Requirements

    Under the Nasdaq National Market listing requirements, we are required to form an audit committee consisting of at least three independent directors, all of whom are financially literate and one of whom has accounting or related financial management expertise. The responsibilities of the audit committee under the Nasdaq National Market listing requirements include evaluating the independence of a company's outside auditors. Members of our audit committee will be appointed following the closing of this offering. In addition, we are required to adopt an audit committee charter. Our audit committee charter will comply with the Nasdaq National Market listing requirements.

Approval of Transactions with Office Holders and Controlling Shareholders

    The approval of the audit committee is required to effect specified actions and transactions with office holders and controlling shareholders. The term controlling shareholder includes a shareholder that holds 50% or more of the voting rights in a public company; if the company has no shareholder that owns more than 50% of its voting rights, then the term also includes any shareholder that holds 25% or more of the voting rights of the company. An audit committee may not approve an action or a transaction with a controlling shareholder or with an office holder unless at the time of approval the two outside directors are serving as members of the audit committee and at least one of them was present at the meeting at which the approval was granted.

Internal Auditor

    Under the Companies Law, the board of directors must appoint an internal auditor nominated by the audit committee. The role of the internal auditor is to examine whether a company's actions comply with the law and orderly business procedure. Under the Companies Law, the internal auditor may be an employee of the company but not an interested party or an office holder, or affiliate, or a relative of an interested party or an office holder, nor may the internal auditor be the company's independent accountant or its representative. An interested party is defined in the Companies Law as a 5% or greater shareholder, any person or entity who has the right to designate one director or more or the chief executive officer of the company or any person who serves as a director or as a chief executive officer. We have appointed Dr. Naftaly Fried of Kost Forer Gabai, a member firm of Ernst & Young International, as our internal auditor.

Approval of Specified Related Party Transactions Under Israeli Law

Fiduciary Duties of Office Holders

    The Companies Law imposes a duty of care and a duty of loyalty on all office holders of a company, including directors and executive officers. The duty of care requires an office holder to act with the degree of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care includes a duty to use reasonable means to obtain:

  •
  information on the appropriateness of a given action brought for his or her approval or performed by virtue of his or her position; and
  •
  all other important information pertaining to these actions.

    The duty of loyalty of an office holder includes a duty to:

  •
  refrain from any conflict of interest between the performance of his or her duties in the company and his or her personal affairs;
  •
  refrain from any activity that is competitive with the company;
  •
  refrain from exploiting any business opportunity of the company to receive a personal gain for himself or herself or others; and

  •
  disclose to the company any information or documents relating to a company's affairs which the office holder received as a result of his or her position as an office holder.

Disclosure of Personal Interests of an Office Holder

    The Companies Law requires that an office holder promptly disclose any personal interest that he or she may have and all related material information known to him or her relating to any existing or proposed transaction by the company, and in any event not later than the first meeting of the board of directors at which such transaction is considered. If the transaction is an extraordinary transaction, the office holder must also disclose any personal interest held by:

  •
  the office holder's spouse, siblings, parents, grandparents, descendants, spouse's descendants and the spouses of any of these people; or
  •
  any corporation in which the office holder is a 5% or greater shareholder, director or general manager or in which he has the right to appoint at least one director or the general manager.

    Under Israeli law, an extraordinary transaction is a transaction:

  •
  other than in the ordinary course of business;
  •
  that is not on market terms; or
  •
  that is likely to have a material impact on the company's profitability, assets or liabilities.

    Under the Companies Law, once an office holder complies with the above disclosure requirement, the board of directors may approve a transaction between the company and an office holder, or a third party in which an office holder has a personal interest. A transaction that is adverse to the company's interest may not be approved. If the transaction is an extraordinary transaction, both the audit committee and the board of directors must approve the transaction. Under specific circumstances, shareholder approval may also be required. A director who has a personal interest in a matter which is not an extraordinary transaction and which is considered at a meeting of the board of directors or the audit committee, may not be present at this meeting or vote on this matter unless a majority of the directors or members of the audit committee have a personal interest in the matter. If a majority of the directors have a personal interest in the matter, it also requires approval of the shareholders of the company.

    Under the Companies Law, all arrangements as to compensation of office holders who are not directors require approval by the board of directors, and undertaking to indemnify or insure an office holder who is not a director requires both board and audit committee approval. In general, arrangements regarding the compensation, indemnification and insurance of directors require audit committee and shareholder approval in addition to board approval.

Disclosure of Personal Interests of a Controlling Shareholder

    Under the Companies Law, the disclosure requirements which apply to an office holder also apply to a controlling shareholder of a public company. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, and the terms of compensation of a controlling shareholder who is an office holder, require the approval of the audit committee, the board of directors and a majority of the shareholders of the company. In addition, the shareholder approval must fulfill one of the following requirements:

  •
  at least one-third of the shareholders who have no personal interest in the transaction and are present and voting, in person, by proxy or by written ballot, at the meeting must vote in favor of approving the transaction; or
  •
  the shareholders who have no personal interest in the transaction who vote against the transaction may not represent more than 1% of the voting rights in the company.

    Under the Companies Law, a shareholder has a duty to refrain from abusing his or her power in the company and to act in good faith in exercising its rights and performing its obligations to the company and other shareholders, including, among other things, voting at general meetings of shareholders on the following matters:

  •
  an amendment to the articles of association;
  •
  an increase in the company's authorized share capital;
  •
  a merger; and
  •
  approval of related party transactions that require shareholder approval.

    In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under the company's articles of association, can appoint or prevent the appointment of an office holder, is required to act with fairness towards the company. The Companies Law does not describe the substance of this duty and there is no binding case law that addresses this subject directly.

Exculpation, Insurance and Indemnification of Directors and Officers

    Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of the duty of loyalty of the office holder. However, the company may approve an act performed in breach of the duty of loyalty of an office holder provided that the office holder acted in good faith, the act or its approval does not harm the company, and the office holder discloses the nature of his or her personal interest in the act and all material facts and documents a reasonable time before discussion of the approval. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for a breach of duty of care but only if a provision authorizing such exculpation is inserted in its articles of association. Our articles of association include such a provision.

    An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. Our articles of association contain such an authorization. An undertaking by an Israeli company to indemnify an office holder must be limited to foreseeable liabilities and reasonable amounts determined by the board of directors. A company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

  •
  a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator's award approved by court; and
  •
  reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party, in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

    An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder:

  •
  a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
  •
  a breach of duty of care to the company or to a third party; and
  •
  a financial liability imposed on the office holder in favor of a third party.

    An Israeli company may not indemnify or insure an office holder against any of the following:

  •
  a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
  •
  a breach of duty of care committed intentionally or recklessly;

  •
  an act or omission committed with intent to derive illegal personal benefit; or
  •
  a fine levied against the office holder.

    Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by our audit committee and our board of directors and, in respect of our directors, by our shareholders.

    Our articles of association allow us to exculpate, indemnify and insure our office holders to the fullest extent permitted by the Companies Law. Our office holders are currently covered by a directors and officers' liability insurance policy, which covers the period from April 1998 to September 2004 and has an aggregate claims limit of $10 million. In addition, the policy provides an additional $20 million of coverage for a 12-month period beginning on the closing date of this offering. As of the date of this offering, no claims for directors and officers' liability insurance have been filed under this policy.

    We have entered into agreements with each of our office holders undertaking to exculpate, indemnify and insure them to the fullest extent permitted by law, including with respect to liabilities resulting from this offering. This indemnification is limited to events and amounts determined as foreseeable by the board of directors, and the insurance is subject to our discretion depending on its availability, effectiveness and cost. In the opinion of the U.S. Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Medical Advisory Board

    The members of our medical advisory board are as follows:

    Harold Jacob, M.D. is chairman of our medical advisory board and currently maintains a private practice in gastroenterology. Prior to that, Dr. Jacob served as Co-Chief of Gastroenterology at St. John's Episcopal Hospital in New York, Clinical Assistant Professor of Medicine at SUNY Brooklyn and Head of Gastroenterology at South Nassau Communities Hospital, Oceanside, New York.

    Paul Swain, M.D. is Acting Head of the Department of Clinical Gastroenterology at the Royal London Hospital, Director of Endoscopy at the Royal London Hospital and Tower Hamlets Representative to the North East Thames Gastroenterology Group. Since 1987, he has served as a Senior Lecturer and consultant in Gastroenterology at the Royal London Hospital.

    Blair Lewis, M.D. maintains a private practice in gastroenterology in New York. Since 1994, he has served as an Associate Clinical Professor of Medicine and since 1987 as Endoscopy Teaching Attendant, both at The Mount Sinai School of Medicine, New York. In parallel, since 1989, he has served as an attending physician at the Beth Israel North Medical Center, New York.

    Eitan Scapa, M.D. is the Head of the Gastroenterology and Hepatology Department at Assaf-Harofeh Medical Center, Tel-Aviv University Medical School. Prior to that he was a research fellow at Harvard University, Massachusetts.

    Samuel N. Adler, M.D. has served as Chief, Division of Gastroenterology, Bikur Holim Hospital, Jerusalem since 1986 and Clinical Associate Professor of Medicine at the School of Health Sciences since 1987.

    Zvi Fireman, M.D. has served as Head of the Gastroenterology Department at Hillel Yaffe Medical Center, in Hadera, Israel, since 1992 and has held a teaching position there since 1995. Since 1998, Dr. Fireman has been a Clinical Senior Lecturer at the Faculty of Medicine, Technion Haifa.

    Reuven Schreiber, M.D. is a neuroradiologist at the Department of Radiology, Rambam Medical Center, Haifa, Israel. Prior to that, Dr. Schreiber served as an MRI Product Manager in the United States and Israel at Elscint Ltd., a diversified Israeli holding company.

    Ernest Seidman, M.D. is Chief, Division of Pediatric Gastroenterology, Hepatology and Nutrition and Director of the Immunobiology Research Group at Sainte Justine Hospital, in Montreal. He has held the title of tenured Professor of Pediatrics at the University of Montreal since 1997.

    We consider these individuals to be experts in the gastrointestinal field. They provide us with advice in connection with pre-clinical and clinical study design, clinical and marketing feedback on our product, design and clinical feedback on enhancements to the Given System, methods of gaining physician acceptance and physician training. The members of our medical advisory board receive fixed monthly compensation or compensation on an hourly basis. We have granted to members of our medical advisory board options to purchase an aggregate of 148,000 ordinary shares.

Compensation of Office Holders and Directors

    The aggregate compensation paid by us and our subsidiaries to our directors and executive officers, including stock based compensation, for the year ended December 31, 2000 was $953,000. This amount includes approximately $125,000 set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association dues and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in Israel. None of our directors has so far received any compensation for his or her services as a director other than reimbursement of expenses.

    We have granted options to purchase our ordinary shares to our officers. In addition, subject to shareholder approval, we intend to grant options to purchase 25,000 ordinary shares under our 2000 stock option plan to each of our directors, Jonathan Silverstein, Michael Grobstein, James Cornelius and Dalia Megiddo, following the closing of this offering.

Compensation Committee

    Our board of directors established our compensation committee in April 2001. The committee consists of our directors, Doron Birger and Jonathan Silverstein. The compensation committee is authorized to make decisions regarding compensation and terms and conditions of employment, as well as to recommend that the board of directors issue options under our stock option plans.

Employment Agreements

    We maintain written employment agreements with all of our office holders. These agreements all contain provisions standard for a company in our industry regarding noncompetition, confidentiality of information and assignment of inventions. The enforceability of covenants not to compete in Israel is limited.

    In March 1998, we entered into an employment agreement with Dr. Gavriel Meron, our President and Chief Executive Officer. This agreement terminates on August 1, 2003 unless earlier terminated by either Dr. Meron or us upon 90 days notice. We may also terminate this agreement immediately for cause. Pursuant to this agreement, we granted to Dr. Meron options to purchase 440,028 of our ordinary shares at an exercise price of $0.004 per share. In addition, pursuant to this agreement, we also granted to Dr. Meron options to purchase 365,715 of our ordinary shares, comprising at the date of the grant 2% of our issued share capital, upon the approval of our Series A round of financing in September 2000. We also agreed that upon issuance of FDA clearance for the Given System, we would provide Dr. Meron with a loan, in the amount of $200,000. On August 2, 2001, we provided Dr. Meron with this loan at an interest rate equal to the Israeli consumer price index plus 4.0%. The loan is repayable immediately if Dr. Meron terminates his employment with us prior to August 1, 2003 or otherwise when Dr. Meron exercises any of his options at which time we may require collateral securing repayment of the loan and accrued interest.

Stock Option Plans

2000 Stock Option Plan

    We adopted our 2000 stock option plan in May 2000. The plan provides for the grant of options to our directors, employees or consultants, including members of our medical advisory committee, and to the directors, employees or consultants of our subsidiaries. We have reserved 3,456,183 of our ordinary shares for issuance under the plan. Of this number, as of the date of this prospectus, we had granted 1,465,035 options of which 184,500 had vested and were exercisable and none had been exercised.

    The plan is administered by our compensation committee which makes recommendations to our board of directors regarding grantees of options and the terms of the grant, including, exercise prices, vesting schedules, acceleration of vesting and the other matters necessary in the administration of the plan. Upon the recommendation of our compensation committee, options granted under the plan to Israeli residents may be granted under Section 102 of the Israeli Income Tax Ordinance pursuant to which the options or the ordinary shares issued upon their exercise must be deposited with a trustee for at least two years. Any tax payable by an employee from the grant or exercise of the options is deferred until the transfer of the options or ordinary shares by the trustee to the employee or upon the sale of the options or ordinary shares. Options granted under the plan to U.S. residents may also qualify as incentive stock options within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986. The exercise price for incentive stock options must not be not less than the fair market value on the date the option is granted, or 110% of the fair market value if the option holder holds more than 10% of our share capital.

    Generally, options issued under the plan are not exercisable before the second anniversary of the date of grant at which time 50% of the options become exercisable and 25% on each of the third and fourth anniversaries of the date of grant. Unexercised options expire ten years after the date of grant. If the employment of an employee is terminated for cause, all of his or her vested and unvested options will expire.

    In the event of an acquisition or merger, we will endeavor to ensure that the rights of the holders of outstanding options are maintained. If we are unable to do so or if our board of directors resolves otherwise, all outstanding, but unvested, stock options will be accelerated and exercisable, ten days prior to the acquisition or merger.

1998 Stock Option Plan

    We adopted our 1998 stock option plan in 1998. The plan provides for the grant of options to our directors, employees, or consultants, including members of our medical advisory committee. Our 1998 stock option plan has been superseded by our 2000 stock option plan and we have ceased issuing options under our 1998 stock option plan. As of the date of this prospectus, we had granted 833,028 options of which 420,021 had vested and were exercisable and none had been exercised.

    Generally, options issued under the plan are not exercisable before the second anniversary of the date of grant at which time 50% of the options become exercisable and 25% on each of the third and fourth anniversaries of the date of grant. Unexercised options expire ten years after the date of grant. If the employment of an employee is terminated for cause, all of his or her vested and unvested options will expire.

General Provisions

    Both of our stock option plans currently provide for the grant of our ordinary A shares to grantees. Our ordinary A shares have identical rights to our ordinary shares except that the holders of ordinary A shares are not entitled to attend or vote at meetings of our shareholders. We currently do not have any ordinary A shares outstanding. Following the closing of this offering the right to purchase our ordinary A shares will be converted into the right to purchase our ordinary shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    Our policy is to enter into transactions with related parties on terms that, on the whole, are more favorable, or no less favorable, than those available from unaffiliated third parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred.

Agreement with Rafael

    In January 1998, we entered into a technology purchase and license agreement with Rafael Armament Development Authority, or Rafael, which is a division of the Israeli Ministry of Defense. Rafael beneficially owns 47.8% of the outstanding shares of our shareholder, RDC Rafael Development Corporation. Pursuant to this agreement, we purchased from Rafael, for $30,000 in cash, all of Rafael's rights to the technology associated with an in vivo video camera and an autonomous video endoscope, including a swallowable capsule with a camera and an optical system, a transmitter and a reception system, which was then being developed by Rafael, which we refer to as the M2A capsule and system. Rafael transferred to us the patents that it had been issued in connection with the M2A capsule and system technology. Rafael also granted us an exclusive, perpetual, worldwide, royalty-free license to use other technology and know-how of Rafael which was used at Rafael for the development of the M2A capsule and system, provided that we use this technology and know-how solely for commercial exploitation of the M2A capsule and system. We are permitted to transfer or sublicense this other technology to third parties in connection with the commercial exploitation of the M2A capsule and system provided that we receive Rafael's consent which is not to be unreasonably withheld. We have not received any technology from Rafael pursuant to this license. In connection with our commercial exploitation of the M2A capsule and system, Rafael agreed to provide us with technical support in the form of equipment and use of its laboratories, subject to their availability, and access to its existing documentation. We agreed to pay to Rafael its costs plus 10% for any of Rafael's manpower that we use. Rafael also agreed to provide us with research and development and prototype manufacturing services in connection with the M2A capsule and system at customary commercial rates. Rafael has the right to provide such services to us if it is competitive in terms of quality, quantity, timing and price. In connection with this technical support, we paid an aggregate amount to Rafael of $12,000 in 1998 only.

    In connection with our acquisition of this technology, we granted to Rafael an exclusive, perpetual, worldwide, royalty-free license to use all technology that we acquired from Rafael solely in the military and security fields. Rafael has the exclusive right to file patent applications for inventions developed by Rafael in connection with the M2A capsule and system for use in these fields. We are required to assist Rafael in connection with these patent applications. Rafael has granted to us an exclusive, perpetual, worldwide, royalty-free license to use outside of the military and security fields any technology covered by these patents. We and Rafael have also agreed to notify each other if either of us develops any improvements to the M2A capsule and system technology provided that doing so does not breach any confidentiality undertaking to a third party, or in the case of Rafael, security requirements. We have each agreed to grant to the other exclusive rights to use any improvement in our case in the commercial field and in Rafael's case in the military and security fields, in consideration for payment of royalties in an amount to be agreed upon.

Financing Transactions

Initial Financings

    In April and May 1998, we entered into agreements with Thermo Electron Corporation, Discount Investment Corporation and its wholly-owned subsidiary, PEC Israel Economic Corporation, and Elron Electronic Industries pursuant to which we issued 600,000 ordinary shares at a price per share of $1.00 in consideration for an aggregate investment of $600,000. At this time, we also granted to each of these shareholders options to purchase additional ordinary shares. The first such option was to purchase 750,000 ordinary shares at an exercise price of $1.00 per share and was valid for six months. This option was exercised by these shareholders in September 1998. The second option was amended in August 2000 such that immediately prior to the closing of this offering, Thermo Electron Corporation will be entitled to purchase 750,000 of our ordinary shares, Discount Investment Corporation will be entitled to purchase 500,001 of our ordinary shares and Elron Electronic Industries will be entitled to purchase 249,999 of our ordinary shares, in each case at a price per share of $3.00. If these options are not exercised, they will expire upon the closing of this offering.

    In May 1999, we entered into an agreement pursuant to which we issued to Discount Investment Corporation, its wholly-owned subsidiary, PEC Israel Economic Corporation, and Elron Electronic Industries an aggregate of 1,576,782 ordinary shares at a price per share of $1.268 for an aggregate investment of $2.0 million.

Pre-Series A Financing

    In February 2000, we received an aggregate investment of $5.0 million from 33 investors. The purchase price and type of securities that we agreed to issue pursuant to this investment depended on whether we completed one or more additional rounds of financing in an amount greater than $3.0 million prior to December 31, 2000. In the event that we completed such a round of financing, we agreed to issue to these investors the same securities as were issued in that round of financing at a discount of 5% per month from February 2000 until the date of the investment up to a maximum of a 25% discount. The investors at the time included certain of our current executive officers and directors. The table below shows the amount of the investment of each of these executive officers and holders of more than 5% of our ordinary shares assuming conversion of our outstanding preferred shares. The Series A preferred shares were issued to each investor at a purchase price of $2.628 concurrent with the completion of our Series A round of financing described below:

	Amount of investment	Number of Series A preferred shares
Discount Investment Corporation and its affiliates	$2.2 million	824,350
Elron Electronic Industries	1.1 million	412,175
Dr. Gavriel Meron, Dr. Arkady Glukhovsky, Zvi Ben David, Pablo Halpern, Yoram Ashery, Mark Gilreath, Doron Birger	355,000	135,067

Series A Financing

    In September 2000, we sold 7,146,934 of our Series A preferred shares at a purchase price of $3.505 per share which was paid in cash. The purchasers of our Series A preferred shares included the following holders of more than 5% of our ordinary shares assuming conversion of our outstanding preferred shares:

  •
  The OrbiMed investors—3,936,519 shares;
  •
  Discount Investment Corporation and its affiliates—2,231,573 shares; and
  •
  Elron Electronic Industries—259,867 shares.

    Concurrently with the issuance of these shares, we issued an additional 1,883,326 Series A preferred shares pursuant to the investments described above in "—Pre-Series A Financing."

Agreement with Thermo Electron Corporation

    In April 1998, we and our shareholder, RDC Rafael Development Corporation, which is controlled by Discount Investment Corporation, entered into an agreement with Thermo Electron Corporation.

Pursuant to this agreement, for so long as Thermo Electron Corporation held at least 5% of our equity interests, RDC Rafael Development Corporation agreed to vote its shares so that one member of our board of directors would be appointed by Thermo Electron Corporation and we agreed to cause the board of directors of our wholly-owned subsidiary, Given Imaging, Inc., to consist of five members, two of whom would be appointed by Thermo Electron Corporation. We agreed that for so long as Thermo Electron Corporation was entitled to appoint one member of our board of directors, we would require the approval of that person or of two-thirds of the members of the board of directors of Given Imaging, Inc. prior to permitting Given Imaging, Inc. to cease direct sales efforts in the United States, prior to engaging a third party distributor for our product in the United States and prior to permitting Given Imaging, Inc. to engage a third party distributor for a material portion of the market for our products in the United States. In June 2001, Thermo Electron Corporation entered into an agreement with us and RDC Rafael Development Corporation terminating its right to appoint any directors to our board of directors or the board of directors of Given Imaging, Inc.

Rights of Appointment

    Our current board of directors consists of five directors, each appointed pursuant to rights of appointment granted under our previous articles of association that we adopted on September 15, 2000 upon the closing of our Series A round of financing. Under these articles of association, the holders of a majority of our ordinary shares were entitled to appoint up to five of our directors and the holders of our preferred shares were entitled to appoint two directors. One of these two directors was appointed by the OrbiMed investors and the other was to be an industry professional. Upon the closing of this offering, all existing rights to appoint directors will be terminated.

Registration Rights

Demand Registration Rights

    At any time after the completion of this offering, at the request of one or more of our former Series A preferred shareholders that hold at least 20% of our then outstanding ordinary shares held by our former Series A preferred shareholders, we must use our best efforts to register any or all of these shareholders' ordinary shares. We must also give notice of the registration to our other former Series A preferred shareholders and to some of our ordinary shareholders, including Discount Investment Corporation and its affiliates, and Elron Electronic Industries, and include in the registration any ordinary shares that they request to include. We are also permitted to include our shares in the registration. The minimum aggregate offering price of the shares to be registered is $5.0 million. We may only be requested to carry out two of these demand registrations.

    In addition to the registrations described above that may be requested by our former Series A preferred shareholders, at any time commencing after the earlier of:

  •
  eighteen months after the completion of this offering, or
  •
  the earlier of the completion of a distribution pursuant to a registration requested by our former Series A preferred shareholders and 120 days after the effective date of such a registration,

at the request of some of our ordinary shareholders, including Discount Investment Corporation and its affiliates, Elron Electronic Industries and PW Juniper Crossover Fund, holding at least 20% of our ordinary shares then outstanding, we must use our best efforts to register any or all of these shareholders' ordinary shares. We must also give notice of the registration to all other shareholders to whom we have granted registration rights and include in the registration any ordinary shares that they request to include. We are also permitted to include our shares in the registration. The minimum aggregate offering price of the shares to be registered is $5.0 million. We may only be requested to carry out three of these demand registrations.

    In connection with each of the above registrations, the managing underwriter may limit the number of shares offered for marketing reasons. In such case, the managing underwriter must exclude first any shares to be registered by us and second, any shares to be registered by our directors and officers. Thereafter, the shares to be registered by our former Series A preferred shareholders or ordinary shareholders would be reduced pro rata among the shareholders requesting inclusion of their shares according to the number of shares held by each shareholder.

Piggyback Registration Rights

    Following this offering, our former Series A preferred shareholders will also have the right to request that we include their ordinary shares which were issued upon conversion of our Series A preferred shares in any registration statements filed by us in the future for the purposes of a public offering, subject to specified limitations. Some of our ordinary shareholders, including Discount Investment Corporation and its affiliates, Elron Electronic Industries and PW Juniper Crossover Fund, will have similar rights with respect to the ordinary shares they currently hold. The managing underwriter may limit the number of shares offered for marketing reasons. In this case, the managing underwriter must exclude first any shares to be registered by us, unless we initiated the registration, second the shares that our shareholders have requested to include in the registration, and third the shares of the party initiating the registration.

Form F-3 Registration Rights

    Once we become eligible under applicable securities laws to file a registration statement on Form F-3, which will not be until at least 12 months after the closing of this offering, at the request of some of our shareholders including Discount Investment Corporation and its affiliates, Elron Electronic Industries and PW Juniper Crossover Fund, or any of our former Series A preferred shareholders, we must register such shareholder's ordinary shares on Form F-3. We must also give notice of the registration to our other shareholders to whom we have granted registration rights, and include in the registration any ordinary shares they request to include. These demand rights may only be exercised if nine months have passed since the last registration that we filed in which the shareholder requesting registration was entitled to include its shares. The minimum aggregate offering price of the shares to be registered is $5.0 million. The managing underwriter may limit the number of shares offered for marketing reasons. In such case, the rights of each shareholder to include its ordinary shares in the registration are allocated in the same manner as in a demand registration described above.

Termination

    All registration rights will expire on the fifth anniversary of the closing of this offering. With respect to any shareholder, registration rights will expire if that shareholder can sell all of its ordinary shares within a 90 day period under Rule 144 of the Securities Act.

Expenses

    Generally, we will pay all expenses incurred in carrying out the above registrations, as well as the fees and expenses of one legal counsel for the selling shareholders in each registration.

Agreements with Directors and Officers

    Our articles of association permit us to exculpate, indemnify and insure our directors and officers to the fullest extent permitted by the Companies Law. We have entered into agreements with each of our office holders undertaking to exculpate, indemnify and insure them to the fullest extent permitted by law, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance.

PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our outstanding ordinary shares as of the date of this prospectus, as adjusted to reflect the sale of the ordinary shares in this offering and the sale of 461,538 ordinary shares to PW Juniper Crossover Fund, an entity affiliated with the OrbiMed investors, one of our principal shareholders:

  •
  each person who we know beneficially owns 5% or more of the outstanding ordinary shares;

  •
  each of our directors individually;

  •
  each of our executive officers individually; and

  •
  all of our directors and executive officers as a group.

    Beneficial ownership of shares is determined under rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. The information set forth in the table below gives effect to the conversion of all preferred shares into ordinary shares. The table also includes the number of shares underlying options that are exercisable within 60 days of the date of this offering. Ordinary shares subject to these options are deemed to be outstanding for the purpose of computing the ownership percentage of the person holding these options, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. The table assumes 19,604,913 ordinary shares outstanding as of the date of this prospectus and 25,066,451 ordinary shares outstanding upon the completion of this offering and the sale of 461,538 ordinary shares to PW Juniper Crossover Fund.

    The selling shareholders have granted the underwriters a 30-day option to purchase up to 750,000 ordinary shares to cover over-allotments, if any. If this option is exercised in full, each of RDC Rafael Development Corporation and Thermo Electron Corporation will sell 375,000 ordinary shares to the underwriters, after which RDC Rafael Development Corporation will beneficially own 6,308,877 ordinary shares, or 25.2% of the ordinary shares outstanding, and Thermo Electron Corporation will beneficially own 1,050,000 ordinary shares, or 4.2% of the ordinary shares outstanding. If the underwriters do not exercise their over-allotment option, the selling shareholders will not sell any shares in the offering.

    As of the date of this prospectus there were 33 holders of record of our ordinary shares in Israel owning 65.8% of our ordinary shares.

    Unless otherwise noted below, each shareholder's address is c/o Given Imaging Ltd., P.O. Box 258, Yoqneam 20692, Israel.

	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Name and Address	Before Offering and Private Placement	After Offering and Private Placement	Before Offering and Private Placement	After Offering and Private Placement
Principal and selling shareholders:
Oudi Recanati, Leon Y. Recanati, Judith Y. Recanati and Elaine Recanati (1)	12,173,538	12,173,538	62.1%	48.6%
RDC Rafael Development Corporation	6,683,877	6,683,877	34.1	26.7
Discount Investment Corporation	3,659,775	3,659,775	18.7	14.6
Elron Electronic Industries	1,829,866	1,829,866	9.3	7.3
Samuel D. Isaly, Sven Borho, Michael Sheffery and Carl L. Gordon (2)	3,942,519	4,402,519	20.1	17.6
Caduceus Private Investments	2,752,834	2,752,834	14.0	11.0
Eaton Vance Worldwide Health Sciences Portfolio	542,495	542,495	2.8	2.2
Finsbury Worldwide Pharmaceutical Trust	542,495	542,495	2.8	2.2
OrbiMed Associates	102,538	102,538	*	*
OrbiMed Advisors	2,157	2,157	*	*
PW Juniper Crossover Fund	—	461,538	—	1.8
Thermo Electron Corporation (3)	1,425,000	1,425,000	7.3	5.7
Directors and executive officers:
Dr. Gavriel Meron (4)	349,047	349,047	1.8	1.4
Dr. Arkady Glukhovsky (5)	85,026	85,026	*	*
Zvi Ben David (6)	89,226	89,226	*	*
Pablo Halpern (7)	19,026	19,026	*	*
Kevin Rubey	—	—	—	—
Yoram Ashery (8)	38,049	38,049	*	*
Jerome Avron (9)	15,000	15,000	*	*
Mark Gilreath (10)	9,513	9,513	*	*
Ami Erel (11)	12,195,268	12,195,268	62.1	48.7
Doron Birger (12)	8,525,158	8,525,158	43.5	34.0
James M. Cornelius	—	—	—	—
Michael Grobstein	—	—	—	—
Jonathan Silverstein (13)	3,942,520	4,402,420	20.1	17.6
Reuven Baron (14)	6,683,877	6,683,877	34.1	26.7
Gideon Cohen	—	—	—	—
Dr. Dalia Megiddo	—	—	—	—
All directors and executive officers as a group	16,748,674	17,210,212	83.3	67.2

*
Less than 1%

(1)
Consists of 6,683,877 ordinary shares owned by RDC Rafael Development Corporation, 1,829,886 ordinary shares owned by Elron Electronic Industries and 3,659,775 ordinary shares owned by Discount Investment Corporation. RDC Rafael Development Corporation and Elron Electronic Industries are controlled, directly or indirectly, by Discount Investment Corporation. Discount Investment Corporation is controlled by IDB Development Corporation which in turn is controlled by IDB Holding Corporation. Companies controlled by Oudi Recanati, Leon Y. Recanati, Judith

  Yovel Recanati and Elaine Recanati together beneficially own approximately 51.7% of the equity and voting power of IDB Holding Corporation. Elaine Recanati is the aunt of Oudi Recanati, Leon Y. Recanati and Judith Yovel Recanati. Leon Y. Recanati and Judith Yovel Recanati are brother and sister and Oudi Recanati is their cousin. Leon Y. Recanati is Chairperson of Discount Investment Corporation, Chairperson and Chief Executive Officer of IDB Holding Corporation and Chairperson of IDB Development Corporation. These persons and companies may be deemed to share the power to vote and dispose of the ordinary shares owned by Discount Investment Corporation and the companies that it controls, directly or indirectly. Each of the above persons and companies disclaims beneficial ownership of the ordinary shares except to the extent of their pecuniary interest therein. The address of Oudi Recanati is Quai De L'ile 3, Geneva, Ch 1204, Switzerland. The address of Leon Y. Recanati is c/o IDB Holding Corporation, The Triangular Tower, 44th Floor, 3 Azrieli Center, Tel Aviv 64731 67023, Israel. The address of Judith Yovel Recanati is 64 Eliezer Kaplan Street, Herzlia 46743, Israel. The address of Elaine Recanati is 23 Shalva Street, Herzlia 46662, Israel. The address of RDC Rafael Development Corporation is P.O. Box 14, Haifa 31000. The address of Discount Investment Corporation is The Triangular Tower, 43rd Floor, 3 Azrieli Center, Tel Aviv 67023, Israel. The address of Elron Electronic Industries is The Triangular Tower, 42nd Floor, 3 Azrieli Center, Tel Aviv 67023, Israel. In July 2001, companies controlled by Oudi Recanati, Leon Y. Recanati, Judith Yovel Recanati and Elaine Recanati entered into an agreement to sell approximately 37.3% of the equity and voting power of IDB Holding Corporation to a group consisting of Leon Y. Recanati, Kardan Ltd. (an entity controlled by Joseph Greenfield) and Moshe Carasso Sons Ltd. (an entity controlled by members of the Carasso family). In addition, companies controlled by Oudi Recanati, Leon Y. Recanati, Judith Yovel Recanati and Elaine Recanati have granted to this group voting power for a five year period over the remaining 14.4% of the equity of IDB Holding Corporation that they beneficially own and members of the group may elect to purchase or be required to purchase these shares during that period. The consummation of this sale is subject to receipt of legal approvals and fulfillment of other conditions. If the sale is consummated, the purchasing group has agreed to act together for a period of 15 years with respect to voting their shares of IDB Holding Corporation and has agreed that Leon Recanati will continue to serve as Chairperson and Chief Executive Officer of IDB Holding Corporation and Chairperson of IDB Development Corporation.

(2)
After giving effect to the purchase an aggregate of 461,538 ordinary shares pursuant to the private placement, consists of 2,750,676 ordinary shares and options to purchase 2,158 ordinary shares owned by Caduceus Private Investments L.P. of which OrbiMed Capital LLC is the sole general partner; 541,725 ordinary shares and options to purchase 770 ordinary shares owned by Eaton Vance Worldwide Health Sciences Fund for which OrbiMed Advisors, Inc. acts as investment manager; 541,725 ordinary shares and options to purchase 770 ordinary shares owned by Finsbury Worldwide Pharmaceutical Trust for which OrbiMed Advisors LLC acts as investment advisor; 102,393 ordinary shares and options to purchase 145 ordinary shares owned by OrbiMed Associates LLC of which OrbiMed Advisors LLC is the managing member; options to purchase 2,157 ordinary shares owned by OrbiMed Advisors LLC; 460,000 ordinary shares owned by PW Juniper Crossover Fund LLC of which OrbiMed Advisors, Inc. is a member of the investment advisor and responsible for the fund's portfolio decisions. Samuel D. Isaly, Sven Borho, Michael Sheffery, Ph.D and Carl L. Gordon, Ph.D share ownership and control of OrbiMed Capital LLC, OrbiMed Advisors LLC and OrbiMed Advisors, Inc. These individuals disclaim beneficial ownership of the shares owned by the OrbiMed investors except to the extent of their pecuniary interest therein. The address of Samuel D. Isaly, Sven Borho, Michael Sheffery, Carl L. Gordon and Caduceus Private Investments L.P. is c/o OrbiMed Advisors LLC, 767 Third Avenue, 6th Floor, New York, NY 10017.

(3)
Consists of 1,425,000 ordinary shares. The address of Thermo Electron Corporation is 81 Wyman Street, Waltham, MA 02454.

(4)
Consists of 19,026 ordinary shares and options to purchase 330,021 ordinary shares.

(5)
Consists of 19,026 ordinary shares and options to purchase 66,000 ordinary shares.

(6)
Consists of 19,026 ordinary shares and options to purchase 70,200 ordinary shares from RDC Rafael Development Corporation.

(7)
Consists of 19,026 ordinary shares.

(8)
Consists of 38,049 ordinary shares owned by Yoram Ashery Ltd., a company owned and controlled by Mr. Ashery.

(9)
Consists of options to purchase 15,000 ordinary shares.

(10)
Consists of 9,513 ordinary shares.

(11)
Consists of options to purchase 21,750 ordinary shares from Elron Electronic Industries, 6,683,877 ordinary shares owned by RDC Rafael Development Corporation, 3,659,775 ordinary shares owned by Discount Investment Corporation, and 1,829,886 ordinary shares owned by Elron Electronic Industries. Mr. Erel is Chairman of RDC Rafael Development Corporation, Chairman of the Board of Directors and Chief Executive Officer of Elron Electronic Industries and President and Chief Executive Officer of Discount Investment Corporation, and by virtue of his position may be deemed to have voting and investment power, and thus beneficial ownership with respect to the shares that Elron Electronic Industries, RDC Rafael Development Corporation and Discount Investment Corporation own. Mr. Erel disclaims such beneficial ownership except to the extent of his pecuniary interest therein. The address of Ami Erel is c/o Elron Electronic Industries, The Triangular Tower, 42nd Floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

(12)
Consists of 11,415 ordinary shares owned by Mr. Birger, 6,683,877 ordinary shares owned by RDC Rafael Development Corporation and 1,829,886 ordinary shares owned by Elron Electronic Industries. Mr. Birger is a director of RDC Rafael Development Corporation and a Vice President of Elron Electronic Industries and by virtue of his position may be deemed to have voting and investment power, and thus beneficial ownership with respect to the shares that Elron Electronic Industries and RDC Rafael Development Corporation own. Mr. Birger disclaims such beneficial ownership except to the extent of his pecuniary interest therein.

(13)
Consists of 4,402,519 ordinary shares beneficially owned by the OrbiMed investors. Mr. Silverstein is a director of OrbiMed Advisors LLC and by virtue of his position may be deemed to have voting and investment power, and thus beneficial ownership with respect to the shares which the OrbiMed investors owns or over which they exercise voting and investment power. Mr. Silverstein disclaims such beneficial ownership except to the extent of his pecuniary interest therein.

(14)
Consists of 6,683,877 ordinary shares and options beneficially owned by RDC Rafael Development Corporation. Mr. Baron is the President and Chief Executive Officer of RDC Rafael Development Corporation and by virtue of his position may be deemed to have voting and investment power, and thus beneficial ownership with respect to the shares beneficially owned by RDC Rafael Development Corporation. Mr. Baron disclaims such beneficial ownership except to the extent of his pecuniary interest therein.

BACKGROUND INFORMATION

Establishment

    We were incorporated by RDC Rafael Development Corporation under the laws of the State of Israel in January 1998. We are registered with the Israeli registrar of companies in Jerusalem. Our registration number is 51-257802-2. Our objects under our memorandum of association are to engage in any type of manufacturing, trade, production, labor, agriculture, and professional and business services in all branches and areas of economic activity, to advance trade, importing and exporting, and any other object determined by our board of directors from time to time. Our objects under our articles of association are to engage in any lawful business.

History of Share Capital

    The following tables set out changes in our authorized and issued share capital occurring during approximately the last three years. Share data does not reflect the three-for-five share consolidation of our ordinary shares that will be effected immediately prior to the offering.

Authorized Share Capital

Date	Nature of Action	State of Authorized Share Capital
March 2000	Increase in authorized share capital	NIS 350,000 divided into (1) 30,000,000 ordinary shares, and (2) 5,000,000 ordinary A shares, each of par value NIS 0.01
September 2000	Increase in authorized share capital and creation of Series A preferred stock	NIS 750,000 divided into (1) 40,000,000 ordinary shares, (2) 8,000,000 ordinary A shares, and (3) 27,000,000 Series A preferred shares, each of par value NIS 0.01

Issued Share Capital

Date	Description of Transaction	Total Investment Amount	Allotment of Shares	Total Shares Outstanding After Transaction
March 1998	Issuance to RDC Rafael Development Corporation	Par value	899,800 ordinary shares	900,000 ordinary shares
April 1998	Issuance to Thermo Electron Corporation pursuant to share purchase and option agreement	$300,000	50,000 ordinary shares	950,000 ordinary shares
May 1998	Issuance to Discount Investment Corporation, PEC Israel Economic Corporation and Elron Electronic Industries pursuant to share purchase and option agreement	$300,000	50,000 ordinary shares	1,000,000 ordinary shares

September 1998	Issuance to Thermo Electron Corporation, Discount Investment Corporation, PEC Israel Economic Corporation and Elron Electronic Industries pursuant to exercise of options	$750,000	125,000 ordinary shares	1,125,000 ordinary shares
March 1999	Issuance to a corporate investor pursuant to a share subscription agreement dated March 16, 1999	$500,000	65,699 ordinary shares	1,190,699 ordinary shares
June 1999	Issuance to Discount Investment Corporation, PEC Israel Economic Corporation and Elron Electronic Industries pursuant to exercise of preemptive rights and subscription agreement dated May 30, 1999	$2.1 million	270,096 ordinary shares	1,460,795 ordinary shares
June 1999	Issuance to an individual investor pursuant to a subscription agreement dated June 15, 1999	$50,000	6,570 ordinary shares	1,467,365 ordinary shares
March 2000	Issuance of share dividend at a rate of nine shares for each share held	—	13,206,285 ordinary shares	14,673,650 ordinary shares
September and October 2000	Issuance to new and existing shareholders and pursuant to financing agreements signed in September 2000 and February 2000	$30.0 million	15,050,433 Series A preferred shares	14,673,650 ordinary shares 15,050,433 Series A preferred shares
October 2000	Issuance to financial advisors in connection with private placement	Provision of services	142,653 Series A preferred shares	14,673,650 ordinary shares 15,193,086 Series A preferred shares
August 2001	Issuance to a consultant	Provision of services	33,000 ordinary shares	14,706,650 ordinary shares 15,193,086 Series A preferred shares

DESCRIPTION OF SHARE CAPITAL

    As of the date of this prospectus, our authorized share capital consists of 40,000,000 ordinary shares, 8,000,000 ordinary A shares and 27,000,000 Series A preferred shares, each with a par value of NIS 0.01 per share. Immediately prior to the completion of this offering, all of our outstanding preferred shares will automatically convert into an aggregate of 9,115,926 ordinary shares. Upon the closing of this offering and the private placement, our authorized share capital will consist of 60,000,000 ordinary shares, par value NIS 0.05 per share, of which 25,066,451 will be issued and outstanding.

    All of our issued and outstanding ordinary shares and preferred shares are duly authorized, validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and following the closing of this offering will not have preemptive rights. The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our memorandum of association, our articles of association or the laws of the State of Israel, except that citizens of countries which are, or have been, in a state of war with Israel may not be recognized as owners of ordinary shares.

Transfer of Shares and Notices

    Fully paid ordinary shares are issued in registered form and may be freely transferred under our articles of association unless the transfer is restricted or prohibited by another instrument, Israeli law or the rules of a stock exchange on which the shares are traded. Our articles of association provide that each shareholder of record is entitled to receive at least 21 days' prior notice of any shareholders' meeting.

Election of Directors

    Our ordinary shares do not have cumulative voting rights for the election of directors. Rather, under our articles of association our directors are appointed by the holders of a simple majority of our ordinary shares at a general shareholder meeting. As a result, the holders of our ordinary shares that represent more than 50% of the voting power represented at a shareholder meeting have the power to elect or remove any or all of our directors, subject to the special approval requirements for outside directors described under "Management—Outside Directors." Under the Companies Law, the procedures for the appointment and removal and the term of office of directors, other than outside directors, may be contained in the articles of association of a company. Our articles of association currently do not contain provisions for staggered terms for directors. However, our articles of association may be amended in the future by a majority of our shareholders at a general shareholder meeting to provide for a staggered board or other method of electing our directors, other than with respect to our outside directors.

Dividend and Liquidation Rights

    Our board of directors may declare a dividend to be paid to the holders of ordinary shares in proportion to the paid up capital attributable to the shares that they hold. Dividends may only be paid out of our profits and other surplus funds, as defined in the Companies Law, as of the end of the most recent fiscal year or as accrued over a period of two years, whichever is higher, provided that there is no reasonable concern that a payment of a dividend will prevent us from satisfying out existing and foreseeable obligations as they become due. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the paid up capital attributable to the shares that they hold. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Shareholder Meetings

    We are required to convene an annual general meeting of our shareholders once every calendar year within a period of not more than 15 months following the preceding annual general meeting. Our board of directors is required to convene a special general meeting of our shareholders at the request of two directors or one quarter of the members of our board of directors or at the request of one or more holders of 5% or more of our share capital and 1% of our voting power or the holder or holders of 5% or more of our voting power. All shareholder meetings require prior notice of at least 21 days. The chairperson of our board of directors presides over our general meetings. Shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting.

Quorum

    The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present, in person or by proxy, who hold or represent between them at least 33 1/3% of our issued share capital. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders. At the reconvened meeting, the required quorum consists of one or more shareholders present in person or by proxy, unless the meeting was called pursuant to a request by our shareholders in which case the quorum required is the number of shareholders required to call the meeting as described under "—Shareholder Meetings."

Voting

    Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders at a shareholder meeting. Shareholders may vote at shareholder meetings either in person or by proxy. Israeli law does not provide for public companies such as us to have shareholder resolutions adopted by means of a written consent in lieu of a shareholder meeting. Shareholder voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. The Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in an acceptable manner, and avoid abusing his or her powers. This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company's registered capital, mergers and approval of related party transactions. A shareholder must also avoid oppression of other shareholders. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under the company's articles of association, can appoint or prevent the appointment of an office holder, is required to act with fairness towards the company. The Companies Law does not describe the substance of this duty and there is no binding case law that addresses this subject directly. Any voting agreement is also subject to observance of these duties.

Resolutions

    An ordinary resolution requires approval by the holders of a simple majority of the voting rights represented at the meeting, in person, by proxy or by written ballot, and voting on the resolution.

    Under the Companies Law, unless otherwise provided in the articles of association or applicable law, all resolutions of the shareholders require a simple majority. A resolution for the winding up of the company requires the approval by holders of 75% of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution.

Access to Corporate Records

    Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register, our articles of association and any document we are required by law to file publicly with the Israeli Companies Registrar. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document's disclosure may otherwise harm our interests.

Registration Rights

    For a discussion of registration rights we have granted to shareholders, please see the section of this prospectus entitled "Certain Relationships and Related Party Transactions—Registration Rights."

Acquisitions under Israeli Law

    Tender Offer.  A person wishing to acquire shares or any class of shares of a publicly traded Israeli company and who would as a result hold over 90% of the company's issued and outstanding share capital or of a class of shares which are listed is required by the Companies Law to make a tender offer to all of the company's shareholders for the purchase of all of the issued and outstanding shares of the company. If the shareholders who do not respond to the offer hold less than 5% of the issued share capital of the company, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, the shareholders may petition the court to alter the consideration for the acquisition. If the dissenting shareholders hold more than 5% of the issued and outstanding share capital of the company, the acquirer may not acquire additional shares of the company from shareholders who accepted the tender offer if following such acquisition the acquirer would then own over 90% of the company's issued and outstanding share capital.

    The Companies Law provides that an acquisition of shares of a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company. This rule does not apply if there is already another 25% shareholder of the company. We believe that Discount Investment Corporation, which is controlled by certain members of the Recanati family in Israel, currently holds more than 25% of our outstanding ordinary shares as determined in accordance with the Companies Law. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company, if there is no 50% or greater shareholder of the company.

    Merger.  The Companies Law permits merger transactions if approved by each party's board of directors and the majority of each party's shares voted on the proposed merger at a shareholders' meeting called on at least 21 days' prior notice. Under the Companies Law, merger transactions may be approved by holders of a simple majority of our shares present, in person or by proxy, at a general meeting and voting on the transaction. In determining whether the required majority has approved the merger, if shares of the Company are held by the other party to the merger, or by any person holding at least 25% of the outstanding voting shares or 25% of the means of appointing directors of the other party to the merger, then a vote against the merger by holders of the majority of the shares present and voting, excluding shares held by the other party or by such person, or anyone acting on behalf of either of them, is sufficient to reject the merger transaction. If the transaction would have been approved but for the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be executed unless at least 70 days have passed from the time that a proposal for approval of the merger has been filed with the Israeli Registrar of Companies.

Anti-Takeover Measures

    The Companies Law allows us to create and issue shares having rights different to those attached to our ordinary shares, including shares providing certain preferred or additional rights to voting, distributions or other matters and shares having preemptive rights. Following the closing of this offering, we will not have any authorized or issued shares other than ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our articles of association which requires the prior approval of a majority of our shareholders at a general meeting. Shareholders voting at such a meeting will be subject to the restrictions under the Companies Law decribed in "—Voting."

Transfer Agent and Registrar

    The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company. Its address is 59 Maiden Lane, New York, New York 10038 and its telephone number at this location is (212) 936-5100.

Listing

    Our ordinary shares have been approved for quotation on the Nasdaq National Market under the symbol "GIVN".

ORDINARY SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of our ordinary shares in the public market following this offering, or the perception that such sales may occur, could adversely affect prevailing market prices of our ordinary shares. Assuming no exercise of options outstanding following this offering, we will have an aggregate of 25,066,451 ordinary shares outstanding upon completion of this offering and the private placement. Of these shares, the 5,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" as that term is defined under Rule 144 of the Securities Act, who may sell only the volume of share described below and whose sales would be subject to additional restrictions described below.

    The remaining 20,066,451 ordinary shares, including the ordinary shares issued in the private placement shortly after with this offering, will be held by our existing shareholders and will be deemed to be "restricted securities" under Rule 144. Restricted securities may only be sold in the public market pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under Rule 144, Rule 701 or Rule 904 under the Securities Act. These rules are summarized below.

Eligibility of Restricted Shares for Sale in the Public Market

    The following indicates approximately when the 20,066,451 ordinary shares that are not being sold in this offering, but which will be outstanding at the time this offering is complete, will be eligible for sale into the public market, under the provisions of Rule 144:

  •
  Beginning 180 days after the effective date of this prospectus, up to approximately 16,742,746 shares may be eligible for resale, approximately 15,160,408 of which would be subject to volume, manner of sale and other limitations under Rule 144; and

  •
  The remaining approximately 3,323,705 shares will be eligible for resale pursuant to Rule 144 upon the expiration of various one-year holding periods during the six months following the 180 days after the completion of this offering.

Lock-up Agreements

    All of our executive officers and directors and all of our existing shareholders have signed lock-up agreements under which, subject to certain exceptions, they have agreed not to sell or otherwise dispose of their ordinary shares or any securities convertible into or exchangeable for ordinary shares for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc.

Rule 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned ordinary shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1.0% of the number of ordinary shares then outstanding, which is expected to equal approximately 250,665 ordinary shares immediately after this offering and the private placement; or

  •
  the average weekly trading volume of the ordinary shares on The Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 in connection with the sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, under Rule 144(k) as currently in effect, a person:

  •
  who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale; and

  •
  who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate,

is entitled to sell his shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless subject to a lock-up agreement or otherwise restricted, such "144(k) shares" may be sold immediately upon the closing of this offering.

Rule 701

    In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased ordinary shares from us under a compensatory stock option plan or other written agreement before the closing of this offering is entitled to resell these shares. These shares can be resold 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with restrictions, including the holding period, contained in Rule 144.

    The Securities and Exchange Commission has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of these options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold:

  •
  by persons other than affiliates subject only to the manner of sale provisions of Rule 144; and

  •
  by affiliates under Rule 144 without compliance with its one year minimum holding period requirement.

Options

    Following the completion of this offering we intend to file a registration statement on Form S-8 under the Securities Act to register 3,456,183 ordinary shares reserved for issuance under our stock option plans. The registration statement on Form S-8 will become effective automatically upon filing. As of the date of this prospectus, options to purchase 2,298,063 ordinary shares were issued and outstanding, of which options to purchase 604,521 ordinary shares had vested and had not been exercised. Ordinary shares issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.

Registration Rights

    Following the completion of this offering, the holders of 20,066,451 ordinary shares are entitled to request that we register their ordinary shares under the Securities Act, subject to cutback for marketing reasons, and also are entitled to "piggy back" registration rights, also subject to cutback for marketing reasons. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our ordinary shares.

CONDITIONS IN ISRAEL

    We are incorporated under the laws of, and our principal offices, manufacturing and research and development facilities are located in the State of Israel. Therefore, we are directly affected by political, economic and military conditions in Israel. Our operations would be materially adversely affected if major hostilities involving Israel occur, Israel's political or economic conditions deteriorate or trade between Israel and its present trading partners is curtailed.

Political Conditions

    Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. Additionally, from time to time, Israel has experienced civil unrest, primarily in the West Bank and Gaza Strip administered by Israel since 1967. A peace agreement between Israel and Egypt was signed in 1979, a peace agreement between Israel and Jordan was signed in 1994 and, since 1993, several agreements between Israel and Palestinian representatives have been signed pursuant to which certain territories in the West Bank and Gaza Strip were handed over to Palestinian administration. The implementation of these agreements with the Palestinian representatives has been subject to difficulties and delays and a resolution of all of the differences between the parties remains uncertain. Since October 2000, there has been a significant increase in violence primarily in the West Bank and Gaza Strip and negotiations between Israel and Palestinian representatives have ceased. In addition, in February 2001, a new prime minister was elected in Israel and a new government has been formed. As of the date hereof, Israel has not entered into any peace agreement with Syria or Lebanon. We cannot predict whether any other agreements will be entered into between Israel and its neighboring countries, whether a final resolution of the area's problems will be achieved, the nature of any resolution of this kind, or whether the current civil unrest will continue and to what extent this unrest will have an adverse impact on Israel's economic development, on our operations in the future and on our share price.

    Despite the progress towards peace between Israel and its Arab neighbors, some countries, companies and organizations continue to participate in a boycott of Israeli firms and others doing business with Israel or in Israeli companies. Although we are restricted from marketing our product to these countries, we believe that in the past the boycott has not had a material adverse effect on us. However, restrictive laws, policies or practices directed towards Israel or Israeli businesses could have an adverse impact on the expansion of our business.

    Generally, all male adult citizens and permanent residents of Israel under the age of 54 are, unless exempt, obligated to perform up to 36 days of military reserve duty annually. Additionally, all Israeli residents of this age are subject to being called to active duty at any time under emergency circumstances. Many of our officers and employees are currently obligated to perform annual reserve duty. Although we have operated effectively under these requirements since we began operations, we cannot assess the full impact of these requirements on our workforce or business if conditions should change, and we cannot predict the effect on us of any expansion or reduction of these obligations.

Trade Relations

    Israel is a member of the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development and the International Finance Corporation. Israel is a member of the World Trade Organization and is a signatory to the Global Agreement on Trade in Services. In addition, Israel has been granted preferences under the Generalized System of Preferences from the United States, Australia and Canada. These preferences allow Israel to export the products covered by these programs either duty-free or at reduced tariffs.

    Israel and the European Economic Community, known now as the European Union, concluded a free trade agreement in July 1975 which confers various advantages on Israeli exports to most European countries and obligates Israel to lower its tariffs on imports from these countries over a number of years. In 1985, Israel and the United States entered into an agreement to establish a free trade area. The free trade area has eliminated all tariff and specified non-tariff barriers on most trade between the two countries. On January 1, 1993, Israel and the European Free Trade Association entered into an agreement establishing a free-trade zone between Israel and the European Free Trade Association. In November 1995, Israel entered into a new agreement with the European Union, which includes redefinement of rules of origin and other improvements, including providing for Israel to become a member of the research and technology programs of the European Union. In recent years, Israel has established commercial and trade relations with a number of other nations, including Russia, China, India, Turkey and other nations in Eastern Europe and Asia.

TAXATION AND GOVERNMENT PROGRAMS

Israeli Tax Considerations and Government Programs

    In the opinion of Zellermayer, Pelossof & Co., Advocates, the statements contained in the heading "—Israeli Tax Considerations and Government Programs—Taxation of our Shareholders" describe the material Israeli income tax consequences of the ownership of our ordinary shares. The following also contains a description of material relevant provisions of the current Israeli income tax structure applicable to companies in Israel, with special reference to its effect on us. To the extent that the discussion is based on new tax legislation which has not been subject to judicial or administrative interpretation, we cannot assure you that the tax authorities will accept the views expressed in the discussion in question. The discussion is not intended, and should not be taken, as legal or professional tax advice and is not exhaustive of all possible tax considerations.

    The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Taxation of Companies

    General Corporate Tax Structure.  Israeli companies are subject to corporate tax at the rate of 36% of taxable income. However, the effective tax rate payable by a company that derives income from an approved enterprise, as discussed further below, may be considerably less.

    Tax Benefits Under the Law for the Encouragement of Capital Investments, 1959.  The Law for the Encouragement of Capital Investments, 1959, commonly referred to as the Investment Law, provides that a proposed capital investment in eligible facilities may, upon application to the Investment Center of the Ministry of Industry and Trade of the State of Israel, be designated as an approved enterprise. Each certificate of approval for an approved enterprise relates to a specific investment program delineated both by its financial scope, including its capital sources, and by its physical characteristics, for example, the equipment to be purchased and utilized under the program. The tax benefits derived from any certificate of approval relate only to taxable income attributable to the specific approved enterprise. If a company has more than one approval or only a portion of its capital investments is approved, its effective tax rate is the result of a weighted average of the applicable rates.

    Taxable income of a company derived from an approved enterprise is subject to company tax at the maximum rate of 25%, rather than 36%, for the benefit period, unless the company has elected to receive an alternative package of benefits as described below. This period is ordinarily seven years, or ten years if the company qualifies as a foreign investors' company as described below, commencing with the year in which the approved enterprise first generates taxable income. However, the ten-year period may not extend beyond the later of 14 years from the year in which approval was granted or 12 years from the year in which operations or production by the enterprise began. A company's undistributed income derived from an approved enterprise in top priority locations (commonly known as "Zone A") will be exempt from corporate tax for a period of two years and will be eligible for a reduced tax rate as above mentioned for the remainder of the benefit period.

    A company that has an approved enterprise program is eligible for further tax benefits if it qualifies as a foreign investors' company. A foreign investors' company is a company more than 25% of whose rights and share capital, including shareholders' loans, is owned by non-Israeli residents, provided that the foreign ownership of the share capital alone also exceeds 25%. A company which qualifies as a foreign investors' company and has an approved enterprise program is eligible for tax benefits for a ten-year period. Income derived from the approved enterprise program will be subject to a reduced tax rate for ten years or, if the company owns an approved enterprise in a Zone A, exempt from tax for a period of two years and will be subject to a reduced tax for an additional eight years.

The reduced tax rate is 25% unless the level of foreign investment is 49% or more and less than 74%, in which case the tax rate is 20%; if the foreign investment is 74% or more and less than 90%, the tax rate is 15%; and if the foreign investment is 90% or more, the tax rate is 10%. The recipient of dividends distributed from such income is taxed at the rate applicable to dividends from an approved enterprise which is 15%, or less under certain prevention of double-taxation treaties, if the dividend is distributed during the tax benefit period or within 12 years after the period and there is no time limit with respect to dividend distributed from an exempt income of foreign investors' company. The company must withhold this tax at source.

    A company owning an approved enterprise may elect to receive an alternative package of benefits. Under the alternative package of benefits, a company's undistributed income derived from an approved enterprise will be exempt from company tax for a period of between two and ten years from the first year of taxable income, depending on the geographic location of the approved enterprise within Israel, and the company will be eligible for a reduced tax rate for the remainder of the benefits period.

    A company that has an approved enterprise in Zone A or that has elected the alternative package of benefits and that subsequently pays a dividend out of income derived from the approved enterprise during the tax exemption period will be subject to tax on of the amount distributed. The rate of the tax will be the rate which would have been applicable had the company not been tax exempt. This rate is 10% to 25%, depending on the percentage of the company's shares held by foreign shareholders, as described above. The recipient of dividend distributed from such income is taxed at the rate applicable to dividends from approved enterprises which is 15%, or less under certain anti double-taxation treaties, if the dividend is distributed during the tax benefit period or within 12 years after the period and there is no time limit with respect to dividend distributed from an exempt income of foreign investors' company. The company must withhold this tax at source.

    Subject to applicable provisions concerning income under the alternative package of benefits, all dividends are considered to be attributable to the entire enterprise and their effective tax rate is the result of a weighted average of the various applicable tax rates. Under the Investment Law, a company that has elected the alternative package of benefits is not obliged to distribute exempt retained profits, and may generally decide from which year's profits to declare dividends. We currently intend to reinvest any income derived from our approved enterprise programs and not to distribute the income as a dividend.

    The Investment Center bases its decision whether or not to approve an application on the criteria in the Investment Law and regulations, the then prevailing policy of the Investment Center and the specific objectives and financial criteria of the applicant. In addition, the benefits available to an approved enterprise are conditional upon the fulfillment of conditions stipulated in the Investment Law and its regulations and the criteria in the specific certificate of approval, as described above. If a company does not meet these conditions, it would be required to refund the amount of tax benefits, with the addition of the consumer price index linkage adjustment and interest. We also cannot assure you that any future approved enterprises that we may be awarded will be entitled to the same package of benefits as we currently have.

    The Investment Center of the Ministry of Industry and Trade granted our manufacturing facility approved enterprise status under the Investment Law in 1999. We have elected the alternative package of benefits under these approved enterprise programs. Since our manufacturing facility is located in a "Zone A", the portion of our income derived from this approved enterprise program will be exempt from tax for a period of ten years, commencing when we begin to realize net income from these programs, but such period may not extend beyond the later of 14 years from the year in which approval was granted or 12 years from the year in which operations or production by the enterprise began. The period of tax benefits for our approved enterprise programs has not yet commenced, because we have yet to realize taxable income. We expect to derive a substantial portion of our income from our approved enterprise program. The benefits available to an approved enterprise program are dependent upon the fulfillment of conditions stipulated in applicable law and in the certificate of approval.

    Grants Under the Law for the Encouragement of Industrial Research and Development, 1984. Under the Law for the Encouragement of Industrial Research and Development, 1984, commonly referred to as the Research Law, research and development programs which meet specified criteria and are approved by a governmental committee of the Office of the Chief Scientist are eligible for grants of up to 50% of the project's expenditure, as determined by the research committee, in exchange for the payment of royalties from the sale of products developed under the program. Regulations under the Research Law generally provide for the payment of royalties to the Chief Scientist of 3 to 5% on sales of products and services derived from our technology developed using these grants until 100% of the dollar-linked grant is repaid, together with interest equal to the 12 month London Interbank Offered Rate applicable to dollar deposits that is published on the first business day of each calendar year. Following the full repayment of the grant, there is no further liability for repayment.

    The terms of the Israeli government participation also require that the manufacture of products developed with government grants be performed in Israel. However, under the regulations of the Research Law, if any of the manufacturing is performed outside Israel by any entity other than us, assuming we receive approval from the Chief Scientist for the foreign manufacturing, we may be required to pay increased royalties. The increase in royalties depends upon the manufacturing volume that is performed outside of Israel follows:

Manufacturing Volume Outside of Israel	Royalties to the Chief Scientist as a Percentage of Grant
less than 50%	120%
between 50% and 90%	150%
more than 90%	300%

    If the manufacturing is performed outside of Israel by us, the rate of royalties payable by us on revenues from the sale of products manufactured outside of Israel will increase by 1% over the regular rates. If the manufacturing is performed outside of Israel by a third party, the rate of royalties payable by us on those revenues will be a percentage equal to the percentage of our total investment in the Given System that was funded by grants. In addition, in recent years the government of Israel has accelerated the rate of royalty rates for repayment of Chief Scientist grants, and may further accelerate them in the future.

    The technology developed with Chief Scientist grants may not be transferred to third parties without the prior approval of a governmental committee under the Research Law, and may not be transferred to non-residents of Israel. The approval, however, is not required for the export of any products developed using the grants. Approval of the transfer of technology to residents of Israel may be granted in specific circumstances, only if the recipient abides by the provisions of the Research Law and related regulations, including the restrictions on the transfer of know-how and the obligation to pay royalties in an amount that may be increased. We cannot assure you that any consent, if requested, will be granted.

    The funds available for grants from the Chief Scientist depend on several criteria and prevailing government policy and budget, and may be reduced or eliminated in the future. Even if these grants are maintained, we cannot assure you that we will receive Chief Scientist grants in the future. In addition, each application to the Chief Scientist is reviewed separately, and grants are based on the program approved by the research committee. Expenditures supported under other incentive programs of the State of Israel are not eligible for grants from the Chief Scientist. We cannot assure you that applications to the Chief Scientist will be approved and, until approved, the amounts of any grants are not determinable.

    Recently a committee for review of government support in research and development proposed certain amendments to the Research Law, including amendments aimed to relax restrictions on transfer of technology or manufacturing abroad and recognizing amortization of technology for determining royalty payments. However, these proposals have not yet been transformed into a formal bill and there is no assurance if and when they will be enacted.

    Tax Benefits and Grants for Research and Development.  Israeli tax law allows, under specific conditions, a tax deduction in the year incurred for expenditures that were paid in cash, including capital expenditures, relating to scientific research and development projects, if:

  •
  the expenditures are approved by the relevant Israeli government ministry, determined by the field of research;
  •
  the research and development is for the promotion of the company; and
  •
  the research and development is carried out by or on behalf of the company seeking the deduction.

    Expenditures not so approved are deductible over a three-year period. However, the amounts of any government grant made available to us are subtracted from the amount of the deductible expenses according to Israeli law.

    Tax Benefits Under the Law for the Encouragement of Industry (Taxes), 1969.  According to the Law for the Encouragement of Industry (Taxes), 1969, generally referred to as the Industry Encouragement Law, an industrial company is a company resident in Israel, at least 90% of the income of which, in a given tax year, determined in Israeli currency exclusive of income from specified government loans, capital gains, interest and dividends which are not classified for such company as business income, is derived from an industrial enterprise owned by it. An industrial enterprise is defined as an enterprise whose major activity in a given tax year is industrial production activity.

    Under the Industry Encouragement Law, industrial companies are entitled to certain preferred corporate tax benefits, including the following:

  •
  deduction of purchases of know-how and patents over an eight-year period for tax purposes;
  •
  right to elect, under specified conditions, to file a consolidated tax return with additional related Israeli industrial companies; and
  •
  accelerated depreciation rates on equipment and buildings.

    Eligibility for benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority.

    If we qualify as an industrial company within the definition of the Industry Encouragement Law, we are entitled to the benefits described above. We applied to the Income Tax Commission with a request to approve us as an industrial company for the purpose of the exemption on capital gains tax on sales of our ordinary shares offered to the public pursuant to this prospectus, as will be described below. We cannot assure you that we will obtain this approval or that we will qualify or continue to maintain this qualification or our status as an industrial company or that the benefits described above will be available to us in the future.

    Special Provisions Relating to Taxation Under Inflationary Conditions.  The Income Tax Law (Inflationary Adjustments), 1985, generally referred to as the Inflationary Adjustments Law, represents an attempt to overcome the problems presented to a traditional tax system by an economy undergoing rapid inflation. The Inflationary Adjustments Law is highly complex. Its features which are material to us can generally be described as follows:

  •
  Where a company's equity, as calculated under the Inflationary Adjustments Law, exceeds the depreciated cost of fixed assets, a deduction from taxable income is permitted equal to the excess multiplied by the applicable annual rate of inflation. The maximum deduction permitted in any single tax year is 70% of taxable income, with the unused portion permitted to be carried forward.

  •
  Where a company's depreciated cost of fixed assets exceeds its equity, then the excess multiplied by the applicable annual rate of inflation is added to taxable income.
  •
  Depreciation deductions on fixed assets and losses carried forward are adjusted for inflation based on the increase in the consumer price index.
  •
  Gains on traded securities, including securities which are normally exempt from tax, are taxable in specified circumstances.

Taxation of Our Shareholders

    Capital Gains on Sales of Our Ordinary Shares.  Israeli law imposes a capital gains tax on the sale of capital assets. The law distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain that is equivalent to the increase of the relevant asset's purchase price which is attributable to the increase in the Israeli consumer price index between the date of purchase and the date of sale. Foreign residents who purchased an asset in foreign currency may request that the inflationary surplus will be computed on the basis of the devaluation of the shekel against such foreign currency. The real gain is the excess of the total capital gain over the inflationary surplus. The inflationary surplus accumulated from and after December 31, 1993, is exempt from any capital gains tax in Israel while the real gain is added to ordinary income, which is taxed at ordinary rates of up to 50% for individuals and 36% for corporations. For Israeli public companies whose shares are (1) quoted on The Nasdaq National Market or other non-Israeli exchanges in specified countries, recognized by the Israeli Ministry Finance and (2) do not qualify as an industrial company or industrial holding company, the real gains from sale of shares by Israeli resident individuals are taxed at 35%.

    We applied to the Income Tax Commission with a request to approve us as an industrial company for the purpose of the exemption on capital gains tax on sales of our ordinary shares. If we qualify as an industrial company under the Industrial Encouragement Law, sales of our ordinary shares offered to the public by this prospectus are exempt from Israeli capital gains for so long as they are quoted on The Nasdaq National Market and we qualify as an industrial company. We cannot assure you that we will obtain this approval from the Income Tax Commission or that we will qualify or maintain this qualification or our status as an industrial company.

    Dealers in securities in Israel are taxed at regular tax rates applicable to business income.

    If a recently proposed tax reform in Israel would be adopted, the above exemption on capital gains on sales of listed securities will be terminated, but at the same time the general rate of capital gain tax for individuals will be reduced to 25%. The reform has not been enacted yet, and there can be no assurance as to if and when it will be enacted.

    Taxation of Non-Israeli Holders of Shares.  Israeli law provides that non-Israeli residents are subject to capital gains tax on the gains from the sale of a capital asset (including securities) in Israel or an asset located outside Israel that is a right, direct or indirect, to an asset in Israel unless an exemption is provided under any prevention of double-taxation treaty with Israel. If we qualify as an industrial company under the Industrial Encouragement Law, sales of our ordinary shares offered to the public by this prospectus are exempt from Israeli capital gains tax for so long as (1) the ordinary shares are quoted on the Nasdaq or other non-Israeli exchange recognized by the Israeli Ministry of Finance, and (2) the Company qualifies as an industrial company.

    Under the convention between the United States and Israel concerning taxes on income, Israeli capital gains tax will not apply to the sale, exchange or disposition of ordinary shares by a person:

  •
  who qualifies as a resident of the United States within the meaning of the U.S.-Israel tax treaty; and

  •
  who is entitled to claim the benefits available to the person by the U.S.-Israel tax treaty.

    However, this exemption will not apply, among other cases, if the gain is attributable to a permanent establishment of such person in Israel, or if the treaty U.S. resident holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding the sale, exchange or disposition, subject to specified conditions. In this case, the sale, exchange or disposition would be subject to Israeli tax, to the extent applicable. However, under the U.S.-Israel tax treaty, a U.S. resident generally would be permitted to claim a credit for the taxes against the U.S. federal income tax imposed on the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S.-Israel tax treaty does not relate to U.S. state or local taxes.

    Non-residents of Israel are subject to tax on income accrued or derived from sources in Israel or received in Israel. These sources of income include passive income such as dividends, royalties and interest, as well as non-passive income, such as income received for services rendered in Israel. We are required to withhold income tax at the rate of 25% (or 15% for dividends distributed from income generated by an approved enterprise) unless a different rate or an exemption is provided in a tax treaty between Israel and the shareholder's country of residence.

    Under an amendment to the Inflationary Adjustments Law, non-Israeli corporations might be subject to Israeli taxes on the sale of shares in an Israeli company which are traded on certain stock markets, including The Nasdaq National Market, subject to the provisions of any applicable double taxation treaty.

United States Federal Income Taxation

    In the opinion of White & Case LLP, the following is a description of the material United States federal income tax consequences of the ownership of our ordinary shares. This summary does not purport to address all of the tax considerations that may be relevant to a decision to purchase, own or dispose of our ordinary shares. This description assumes that holders are initial purchasers of the ordinary shares that will hold the ordinary shares as capital assets. This summary does not address tax considerations applicable to holders who may be subject to special tax rules, including:

  •
  dealers or traders in securities or currencies;

  •
  tax-exempt entities;

  •
  banks, financial institutions or insurance companies;

  •
  real estate investment trusts, regulated investment companies or grantor trusts;

  •
  persons who received ordinary shares as compensation for the performance of services;

  •
  holders who own, or are deemed to own, at least 10% or more, by voting power or value, of our shares;

  •
  investors whose functional currency is not the United States dollar; or

  •
  holders who hold our ordinary shares as part of a position in a straddle or as part of a hedging or conversion transaction for United States federal income tax purposes.

    Further, this description does not address any United States federal estate and gift or alternative minimum tax consequences, nor any state, local, or foreign tax consequences relating to the ownership and disposition or our ordinary shares.

    This description is based on the Internal Revenue Code of 1986, as amended, United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this prospectus. The United States tax laws and the interpretation thereof are subject to change, which change could apply retroactively and could affect the tax consequences described below.

    For purposes of this description, a United States holder is a beneficial owner of ordinary shares that, for United States federal income tax purposes, is:

  •
  a citizen or resident of the United States;

  •
  a corporation or partnership created or organized in or under the laws of the United States or any state, including the District of Columbia;

  •
  an estate if its income is subject to United States federal income taxation regardless of its source; or

  •
  a trust if such trust validly has elected to be treated as a United States person for United States federal income tax purposes or if a United States court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions.

    A non-United States holder is a beneficial owner of ordinary shares that is not a United States holder.

    You should consult your own tax advisor with respect to the United States federal, state, local and foreign tax consequences of acquiring, owning or disposing of our ordinary shares.

Distributions

    Subject to the discussion below under "Passive Foreign Investment Company Considerations", if you are a United States holder, for United States federal income tax purposes, the entire amount of any distribution made to you with respect to ordinary shares, other than any distributions of our ordinary shares made to all our shareholders, will constitute dividends to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles. For these purposes, the amount of the distribution will not be reduced by the amount of any Israeli tax withheld from the distribution. The dividends will be included in your gross income as ordinary income and will not be eligible for the dividends received deduction generally allowed to corporate United States holders. The Company does not maintain calculations of its earnings and profits under United States federal income tax principles.

    If distributions with respect to our ordinary shares exceed our current and accumulated earnings and profits, the excess would be treated first as a tax-free return of capital to the extent of your adjusted basis in our ordinary shares. Subject to the discussion below under "Passive Foreign Investment Company Considerations", any amount in excess of the amount of the dividend and the return of capital would be treated as capital gain.

    If we pay a dividend or distribution in NIS, United States holders will be required to take the dividend or distribution into account at its dollar amount based on the spot rate of exchange in effect on the distribution date. United States holders will have a tax basis for United States federal income tax purposes in the NIS received equal to that dollar value, and any subsequent gain or loss in respect of the NIS arising from exchange rate fluctuations will generally be taxable as U.S. source ordinary income or loss.

    If you are a United States holder, you may generally elect to claim the Israeli income tax withheld from dividends and distributions you receive with respect to ordinary shares as a foreign tax credit against your United States federal income tax liability, subject to a number of limitations. Among the limitations, the foreign tax credits allowable with respect to specific classes of income cannot exceed the U.S. federal income tax payable with respect to each such class. Dividends we pay generally will be included in the "passive income" class for these purposes, or, in the case of certain financial services entity holders, "financial services income." In lieu of claiming a foreign tax credit, you may claim a deduction for the withholding taxes if you itemize your deductions. If you are a United States holder, dividends received by you with respect to ordinary shares generally will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation.

    Subject to the discussion below under "Backup Withholding and Information Reporting," if you are a non-United States holder of our ordinary shares, you will not be subject to United States federal income or withholding tax on dividends you receive on ordinary shares, unless the dividends are effectively connected with the conduct by you of a trade or business in the United States.

Sale or Exchange of Our Ordinary Shares

    Subject to the discussion below under "Passive Foreign Investment Company Considerations", if you are a United States holder, you will recognize capital gain or loss for United States federal income tax purposes when you sell or exchange our ordinary shares. The amount of gain or loss will be equal to the difference between your adjusted tax basis in the ordinary shares and the amount realized on their disposition. If you are a noncorporate United States holder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income if your holding period for our ordinary shares exceeds one year, and will be further reduced if your holding period exceeds five years. If you are a United States holder, any gain or loss recognized by you generally will be treated as United States source income or loss for United States foreign tax credit purposes. Capital losses may only be used to offset capital gains, except that individual U.S. holders are entitled to deduct capital losses in excess of capital gains not to exceed $3,000 per taxable year.

    Subject to the discussion below under "Backup Withholding and Information Reporting," if you are a non-United States holder of our ordinary shares, we expect that you will not be subject to United States federal income or withholding tax on gain realized on the sale or exchange of such ordinary shares unless (1) such gain is effectively connected with the conduct by you of a trade or business in the United States, (2) in the case of gain realized by an individual non-United States holder, you are present in the United States for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met, or (3) you are subject to the rules applicable to certain United States expatriates.

Passive Foreign Investment Company Considerations

    A non-United States corporation will be classified as a "passive foreign investment company" (a "PFIC") for United States federal income tax purposes in any taxable year in which, after applying applicable look-through rules with respect to a 25% or more owned subsidiary, either (1) at least 75% of its gross income is "passive income," or (2) at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose includes items such as dividends, interest, royalties, rents and gains from commodities and securities transactions.

    Based on our estimated gross income, the average value of our gross assets (determined by reference to the expected market value of our shares when issued and assuming that we are entitled to value our intangible assets using the methods prescribed for publicly traded corporations) and the nature of our business, we believe that we will not be classified as a PFIC for our current taxable year. Our status in future years will depend on our assets and activities in those years, although you will be treated as continuing to own an interest in a PFIC if we are a PFIC in any year while you own your shares unless you make certain elections. We have no reason to believe that our assets or activities will change in a manner that would cause us to be classified as a PFIC, but because the market price of our ordinary shares is likely to fluctuate after this offering, we cannot assure you that we will not be considered a PFIC for any taxable year. If we were a PFIC and you are a United States holder of our ordinary shares, you generally would be subject to imputed interest charges and other disadvantageous tax treatment with respect to any gain from the sale or exchange of, and excess distributions with respect to, the ordinary shares.

    If we were a PFIC, a United States holder of our ordinary shares could make a variety of elections that may alleviate the tax consequences referred to above, and one of these elections may be made retroactively. However, it is expected that the conditions necessary for making certain of such elections will not apply in the case of ordinary shares. You should consult your own tax advisor regarding our potential status as a PFIC and the tax consequences that would arise if we were treated as a PFIC.

Backup Withholding and Information Reporting

    United States backup withholding taxes and information reporting requirements apply to certain payments to noncorporate holders of stock. Information reporting requirements will, and a backup withholding tax may, apply to payments of dividends on, and to proceeds from the sale, exchange or redemption of, our ordinary shares made within the United States to a holder of our ordinary shares, other than an exempt recipient, including a corporation, a payee that is a non-United States person that provides an appropriate certification and certain other persons. Backup withholding is not an additional tax and may be claimed as a credit against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS and furnishing any required information. Under recently enacted legislation, the backup withholding tax rate of 30.5% will be reduced to 30% for years 2002 and 2003, 29% for years 2004 and 2005, and 28% for years 2006 through 2010.

    In the case of such payments by a payor within the United States to a foreign simple trust, foreign grantor trust or foreign partnership, other than payments to a foreign simple trust, foreign grantor trust or foreign partnership that qualifies as a withholding foreign trust or a withholding foreign partnership within the meaning of such income tax regulations and payments to a foreign simple trust, foreign grantor trust or foreign partnership that are effectively connected with the conduct of a trade or business in the United States, the beneficiaries of the foreign simple trust, the person treated as the owner of the foreign grantor trust or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements.

    The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

UNDERWRITING

General

    Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below, for whom Lehman Brothers Inc., Credit Suisse First Boston Corporation, Robertson Stephens, Inc., and Fidelity Capital Markets, a division of National Financial Services LLC, are acting as representatives, has agreed to purchase from us the number of ordinary shares shown opposite its name below:

Underwriters	Number of Shares
Lehman Brothers Inc.
Credit Suisse First Boston Corporation
Robertson Stephens, Inc.
Fidelity Capital Markets, a division of National Financial Services LLC

Total	5,000,000

    The underwriting agreement provides that the underwriters' obligations to purchase ordinary shares depend on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the obligation to purchase all of the ordinary shares hereby, if any of the ordinary shares are purchased;

  •
  if an underwriter defaults, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

    The selling shareholders have granted the underwriters a 30-day option to purchase up to 750,000 ordinary shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised solely to cover over-allotments, if any.

    A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

    Other than the prospectus in electronic format, information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase any shares. The underwriters and selling group members are not responsible for information contained in web sites that they do not maintain.

Over-Allotment Option

    The selling shareholders have granted to the underwriters an option to purchase up to an aggregate of 750,000 additional ordinary shares, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time, and from time to time, until 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional ordinary shares proportionate to that underwriter's initial commitment as indicated in the preceding table, and the selling shareholders will be obligated, under the over-allotment option, to sell the ordinary shares to the underwriters.

Commissions and Expenses

    The following table summarizes the underwriting discounts and commissions we will pay. The underwriting fee is the difference between the public offering price and the amount the underwriters pay to purchase the shares from us. The underwriting discounts and commissions will equal  % of the public offering price. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 750,000 shares.

	No Exercise	Full Exercise
Per share
Total

    The representatives have advised us that the underwriters propose to offer the ordinary shares directly to the public at the public offering price presented on the cover page of this prospectus, and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $               per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $               per share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

    We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be as follows:

SEC registration fee	$20,000
NASD fees	9,000
Nasdaq listing fees	95,000
Israeli stamp taxes	709,000
Printing and engraving expenses	200,000
Legal fees and expenses	900,000
Accountants' fees and expenses	240,000
Transfer agent and registrar's fees	20,000
Miscellaneous costs	7,000

Total	$2,200,000

Lock-up Agreements

    We have agreed that, without the prior written consent of Lehman Brothers Inc., we will not, directly or indirectly, offer, sell or dispose of any ordinary shares or any securities which may be converted into or exchanged for any ordinary shares for a period of 180 days from the date of this prospectus, other than the grant of options and issuance of ordinary shares pursuant to our 1998 and 2000 stock option plans. All of our executive officers and directors and all of our existing shareholders have agreed under lock-up agreements that, without the prior written consent of Lehman Brothers Inc., they will not, directly or indirectly, offer, sell or otherwise dispose of any ordinary shares or any securities which may be converted into or exchanged for any ordinary shares for a period of 180 days from the date of this prospectus. In addition, PW Juniper Crossover Fund has agreed not to dispose of the shares it acquires in the private placement for a period of 180 days from the date of this prospectus.

Offering Price Determination

    Before this offering, there has been no public market for the ordinary shares. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the ordinary shares, the representatives will consider, among other things, the following:

  •
  the recent market prices of and the demand for publicly traded shares of generally comparable companies;

  •
  prevailing market conditions;

  •
  the history of, and prospects for, us and our industry;

  •
  our capital structure;

  •
  estimates of our business potential and earnings prospects;

  •
  an overall assessment of our management; and

  •
  the consideration of these factors in relation to market valuation of companies in related businesses.

Indemnification

    We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities. We have further agreed to indemnify Lehman Brothers Inc. against liabilities related to the directed share program referred to below, including liabilities under the Securities Act.

Stabilization, Short Positions and Penalty Bids

    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchasers for the purpose of pegging, fixing or maintaining the price of our ordinary shares, in accordance with Regulation M under the Exchange Act of 1934:

  •
  Over-allotment involves sales by the underwriters of ordinary shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Syndicate covering transactions involve purchases of our ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ordinary shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

    These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Discretionary Sales

    The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of ordinary shares offered by them.

Stamp Taxes

    Purchasers of the ordinary shares offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Offers and Sales in Israel

    The underwriters have agreed that:

  •
  other than qualified investors under Israeli law, they will not offer or sell the ordinary shares in Israel to more than 35 potential purchasers, including persons that have purchased our shares or securities exercisable for or convertible into our shares in Israel during the 12 months preceding the offering; and

  •
  they will obtain representations from each of these potential purchasers who purchases ordinary shares that he is purchasing ordinary shares for investment purposes and for his or her account only, and not for the purposes of resale.

Offers and Sales in Canada

    This prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus supplement or prospectus and an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

Directed Share Program

    At our request, the underwriters have reserved up to 250,000 ordinary shares for sale under a directed share program to officers, directors, employees, business associates and persons otherwise connected to us. All of the persons purchasing the reserved shares must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

Underwriter's Stock Ownership

    Lehman Brothers Inc. acted as the placement agent for the investment in our preferred shares in September 2000 and received customary fees for their services. Those fees were paid in the form of $850,000 in cash and 85,593 shares of preferred stock, valued at $3.51 per share. These shares were issued in the name of LBI Group, Inc., a subsidiary of Lehman Brothers Inc. Additionally, individuals associated with Lehman Brothers Inc. purchased an aggregate of 95,589 shares of preferred stock in connection with that transaction. All of these preferred shares will convert into ordinary shares upon the completion of this offering. Under the rules of the National Association of Securities Dealers, Inc., the ordinary shares that will be held by Lehman Brothers Inc. and its associates upon the completion of this offering may not be sold, transferred, assigned or hypothecated for a period of 180 days from the date of effectiveness of this offering, except to officers or partners (not directors) of the underwriters and members of the selling group and/or their officers or partners.

LEGAL MATTERS

    The validity of the ordinary shares being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Zellermayer, Pelossof & Co., Advocates, Tel Aviv, Israel. Certain legal matters in connection with this offering relating to United States law will be passed upon for us by White & Case LLP, New York, New York. Two partners of Zellermayer, Pelossof & Co., Advocates collectively own a total of 95,118 of our ordinary shares. Certain legal matters in connection with this offering relating to Israeli law will be passed upon for the underwriters by Meitar, Liquornik, Geva & Co., Ramat Gan, Israel. Certain legal matters concerning this offering relating to United States law will be passed upon for the underwriters by Bingham Dana LLP, Boston, Massachusetts.

EXPERTS

    Our financial statements at December 31, 1998, 1999 and 2000 and for the years ended December 31, 1998, 1999 and 2000 appearing elsewhere in this prospectus have been audited by KPMG Somekh Chaikin, a member of KPMG International, independent public accountants, as set forth in their report on the financial statements appearing elsewhere in this prospectus, and are included in reliance upon their report given upon their authority as experts in auditing and accounting. The address of KPMG Somekh Chaikin is 17 Ha'arb'a Street, Tel Aviv 64739, Israel.

ENFORCEABILITY OF CIVIL LIABILITIES

    We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

    We have been informed by our legal counsel in Israel, Zellermayer, Pelossof & Co., Advocates, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above.

    Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Securities Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

  •
  the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

  •
  the foreign court is not prohibited by law from enforcing judgments of Israeli courts;

  •
  adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

  •
  the judgments and the enforcement of the civil liabilities are not contrary to the law, public policy, security or sovereignty of the State of Israel;

  •
  the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;

  •
  an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

  •
  the obligations under the judgment are enforceable according to the laws of the State of Israel.

    We have irrevocably appointed Given Imaging, Inc. as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

    If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act relating to this offering of our ordinary shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the Securities and Exchange Commission allow us to omit various information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

    You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the Securities and Exchange Commission without charge at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. In addition, the registration statement is publicly available through the web site maintained by the Securities and Exchange Commission at www.sec.gov.

    We are not currently subject to the informational requirements of the Securities Exchange Act of 1934. As a result of this offering, we will become subject to the informational requirements of the Exchange Act applicable to foreign private issuers and will fulfill the obligations of these requirements by filing reports with the Securities and Exchange Commission. You may obtain copies of any documents that we file electronically with the Securities and Exchange Commission through its web site at www.sec.gov. As a foreign private issuer, we will be exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we intend to file with the Securities and Exchange Commission, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements which will be examined and reported on, with an opinion expressed, by an independent public accounting firm. We also intend to file with the Securities and Exchange Commission reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year, within 60 days after the end of each quarter.

GIVEN IMAGING LTD. AND ITS CONSOLIDATED SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

F–1

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and
Shareholders of Given Imaging Ltd.

    We have audited the accompanying consolidated balance sheets of Given Imaging Ltd. and its subsidiary (the "Company") (a development stage company) as of December 31, 2000, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 2000 and 1999, and the period from January 4, 1998 (inception) to December 31, 1998. These consolidated financial statements are the responsibility of the Company's Board of Directors and of its management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Board of Directors and by Management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000, 1999 and 1998, and the results of its operations and cash flows for the years ended December 31, 2000 and 1999, and the period from January 4, 1998 (inception) to December 31, 1998, in conformity with accounting principles generally accepted in the United States of America.

Somekh Chaikin
Certified Public Accountants (Israel)
A member of KPMG International
February 22, 2001, except for Note 19, which is as of August 22, 2001

F–2

GIVEN IMAGING LTD. AND ITS CONSOLIDATED SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

		December 31,
					June 30, 2001
	Note	1998	1999	2000
					(Unaudited)
Assets
Current assets
Cash and cash equivalents	(1D; 2)	$532	$1,508	$21,360	$10,718
Accounts receivable	(3)	91	95	319	473
Inventories	(1E; 4)	—	—	619	2,404
Prepaid expenses	(1F)	1	27	165	125
Advances to suppliers		—	—	259	12

Total current assets		624	1,630	22,722	13,732
Deposits	(7)	11	11	47	65
Assets held for severance benefits	(1G; 9)	—	42	115	227
Fixed assets, less accumulated depreciation	(1H; 5)	135	484	2,248	3,490
Other assets, at cost, less accumulated amortization	(1I; 6)	—	—	398	1,673

Total assets		$770	$2,167	$25,530	$19,187

Liabilities and shareholders' equity
Current liabilities
Current installments of obligation under capital lease	(7)	$8	$44	$57	$65
Accounts payable:	(8)
Trade		65	295	1,442	1,580
Other		157	144	638	1,130
Deferred revenue	(1S)	—	—	—	116
Related parties	(17B)	31	14	1	1

Total current liabilities		261	497	2,138	2,892
Long-term liabilities
Obligation under capital lease, net	(7)	34	171	163	152
Liability for employee severance benefits	(9)	—	48	154	283

Total long-term liabilities		34	219	317	435

Total liabilities		295	716	2,455	3,327

Commitments and contingencies	(7)
Shareholders' equity	(11)
Share capital:
Series A preferred shares (liquidation preference, $32 million), NIS 0.01 par value each (27,000,000 shares authorized; 0, 0, 15,193,086 and 15,193,086 shares issued and fully paid at December 31, 1998, 1999, 2000 and June 30, 2001, respectively)		—	—	38	38
Ordinary A shares NIS 0.01 par value each (8,000,000 authorized; 0, 0, 0, and 0 shares issued and fully paid at December 31, 1998, 1999, 2000 and June 30, 2001, respectively)		—	—	—	—
Ordinary shares, NIS 0.01 par value each (40,000,000 shares authorized; 11,250,000, 14,673,650, 14,673,650 and 14,673,650 shares issued and fully paid at December 31, 1998, 1999. 2000 and June 30, 2001, respectively)		30	37	37	37
Additional paid-in capital		1,908	4,563	35,519	35,817
Unearned compensation		(472)	(293)	(460)	(579)
Deficit accumulated during the development stage		(991)	(2,856)	(12,059)	(19,453)

Total shareholders' equity		475	1,451	23,075	15,860

Total liabilities and shareholders' equity		$770	$2,167	$25,530	$19,187

The accompanying notes are an integral part of these consolidated financial statements.

F–3

GIVEN IMAGING LTD. AND ITS CONSOLIDATED SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

		Period from January 4, 1998 to December 31 1998	Year ended December 31,		Six months ended June 30,		Amounts accumulated during the development stage
	Note		1999	2000	2000	2001
					(Unaudited)		(Unaudited)
Revenues		$—	$—	$—	$—	$—	$—
Cost of revenues		—	—	—	—	—	—

Gross profit		—	—	—	—	—	—
Operating expenses
Research and development, gross	(12)	(846)	(2,207)	(4,137)	(1,647)	(2,612)	(9,802)
Royalty bearing participation	(1P)	76	752	312	273	44	1,184

Research and development, net		(770)	(1,455)	(3,825)	(1,374)	(2,568)	(8,618)
Marketing expenses	(1R; 13)	—	(64)	(2,923)	(852)	(4,293)	(7,280)
General and administrative expenses	(14)	(231)	(419)	(1,224)	(420)	(906)	(2,780)

Operating income (loss)		(1,001)	(1,938)	(7,972)	(2,646)	(7,767)	(18,678)
Financing income, net	(15)	10	73	433	72	373	889

Income (loss) before taxes on income		(991)	(1,865)	(7,539)	(2,574)	(7,394)	(17,789)
Taxes on income	(16)	—	—	—	—	—	—

Net income (loss)		$(991)	$(1,865)	$(7,539)	$(2,574)	$(7,394)	$(17,789)

Basic and diluted income (loss) per ordinary share	(1K; 10A)	$(0.13)	$(0.14)	$(0.68)	$(0.18)	$(0.59)

Ordinary shares outstanding used in basic and diluted income (loss) per ordinary share calculation	(1K; 10A)	7,860,762	13,383,289	14,673,650	14,673,650	14,673,650

Pro forma income (loss) per ordinary share	(1K; 10B)					$(0.38)

Ordinary shares outstanding used in pro forma income (loss) per ordinary share calculation	(1K; 10B)					19,604,913

The accompanying notes are an integral part of these consolidated financial statements.

F–4

GIVEN IMAGING LTD. AND ITS CONSOLIDATED SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(in thousands, except per share data)

	Series A preferred shares
			Ordinary shares(1)					Deficit accumulated during the development stage
					Additional paid-in capital(2)	Receipts on account of shares	Unearned compensation
	Shares	Amount	Shares	Amount						Total
Changes during the period from January 4 to December 31, 1998:
Ordinary shares (NIS 0.01) issued at inception	—	$—	2,000	$—	$—	$—	$—	$—		$—
Ordinary shares (NIS 0.01) issued in March	—	—	8,998,000	25	(22)	—	—	—		3
Ordinary shares ($0.60) issued in April	—	—	500,000	1	286	—	—	—		287
Ordinary shares ($0.60) issued in May	—	—	500,000	1	284	—	—	—		285
Conversion of loan in May	—	—	—	—	57	—	—	—		57
Ordinary shares ($0.60) issued in September	—	—	1,250,000	3	740	—	—	—		743
Employees' stock options	—	—	—	—	563	—	(563)	—		—
Amortization of unearned compensation	—	—	—	—	—	—	91	—		91
Net loss	—	—	—	—	—	—	—	(991)		(991)

Balance as of December 31, 1998	—	—	11,250,000	30	1,908	—	(472)	(991)		475
Changes during the year 1999:
Ordinary Shares ($0.76) issued in March	—	—	656,990	1	493	—	—	—		494
Ordinary Shares ($0.76) issued on June 1	—	—	2,700,960	6	2,024	—	—	—		2,030
Ordinary Shares ($0.76) issued on June 30	—	—	65,700	—	50	—	—	—		50
Employees' stock options	—	—	—	—	88	—	(88)	—		—
Amortization of unearned compensation	—	—	—	—	—	—	267	—		267
Net loss	—	—	—	—	—	—	—	(1,865)		(1,865)

Balance as of December 31, 1999	—	—	14,673,650	37	4,563	—	(293)	(2,856)		1,451
Changes during the year 2000:
Receipts on account of preferred shares in February	—	—	—	—	4,944	—	—	—		4,944
Preferred shares ($2.10) issued in September	15,050,433	38	—	—	23,366	—	—	—		23,404
Non cash issuance of preferred shares ($2.10) in September	142,653	—	—	—	300	—	—	—		300
Dividend related to preferred shares in September	—	—	—	—	1,664	—	—	(1,664	)(3)	—
Employees' stock options	—	—	—	—	434	—	(434)	—		—
Non-employees' stock options	—	—	—	—	248	—	—	—		248
Amortization of unearned compensation	—	—	—	—	—	—	267	—		267
Net loss	—	—	—	—	—	—	—	(7,539)		(7,539)

Balance as of December 31, 2000	15,193,086	38	14,673,650	37	35,519	—	(460)	(12,059)		23,075
Six months ended June 30, 2001 (unaudited)
Changes during the period:
Employees' stock options	—	—	—	—	298	—	(298)	—		—
Amortization of unearned compensation	—	—	—	—	—	—	179	—		179
Net loss	—	—	—	—	—	—	—	(7,394)		(7,394)

Balance as of June 30, 2001	15,193,086	38	14,673,650	37	35,817	—	(579)	(19,453)		15,860

The accompanying notes are an integral part of these consolidated financial statements.

F–5

	Series A preferred shares								Deficit accumulated during the development stage
			Ordinary shares(1)
					Additional paid-in capital(2)		Receipts on account of shares	Unearned compensation
	Shares	Amount	Shares	Amount						Total
Six months ended June 30, 2000 (unaudited)
Changes during the period:
Balance as of January 1, 2000	—	—	14,673,650	37	4,563		—	(293)	(2,856)	1,451
Receipts on account of preferred shares in February	—	—	—	—	—		4,944	—	—	4,944
Employees' stock options	—	—	—	—	7		—	(7)	—	—
Amortization of unearned compensation	—	—	—	—	—		—	130	—	130
Net loss	—	—	—	—	—		—	—	(2,574)	(2,574)

Balance as of June 30, 2000	—	—	14,673,650	37	4,570		4,944	(170)	(5,430)	3,951

Amounts accumulated during the development stage (unaudited)
Ordinary shares issued	—	—	14,673,650	37	3,912	(2)	—	—	—	3,949
Preferred shares issued	15,193,086	38	—	—	28,610	(2)	—	—	—	28,648
Dividend related to preferred shares	—	—	—	—	1,664		—	—	(1,664)	—
Employees' stock options	—	—	—	—	1,383		—	(1,383)	—	—
Non-employees' stock options	—	—	—	—	248		—	—	—	248
Amortization of unearned compensation	—	—	—	—	—		—	804	—	804
Net loss	—	—	—	—	—		—	—	(17,789)	(17,789)

Balance as of June 30, 2001	15,193,086	$38	14,673,650	$37	$35,817		$—	$(579)	$(19,453)	$15,860

(1)
After giving effect to issuance of bonus shares
(2)
Net of issuing costs
(3)
See Note 11C

The accompanying notes are an integral part of these consolidated financial statements.

F–6

GIVEN IMAGING LTD. AND ITS CONSOLIDATED SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Period from January 4, 1998 to December 31,
		Year ended December 31,		Six months ended June 30,		Amounts accumulated during the development stage
	1998	1999	2000	2000	2001
				(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(991)	$(1,865)	$(7,539)	$(2,574)	$(7,394)	$(17,789)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12	63	289	91	405	769
Financing expenses on capital lease obligation	1	—	6	—	(1)	6
Employees' stock options	91	267	267	130	179	804
Non employees' stock options	—	—	248	—	—	248
Severance benefits, net	—	6	33	11	17	56
Loss from sales of fixed assets	—	—	1	—	10	11
Increase in accounts receivable	(91)	(4)	(224)	(195)	(154)	(473)
Increase in prepaid expenses	(1)	(26)	(138)	—	40	(125)
(Increase) decrease in advances to suppliers	—	—	(259)	—	247	(12)
Increase in inventory	—	—	(619)	(10)	(1,785)	(2,404)
Increase in accounts payable	235	206	1,631	479	649	2,721
Increase in deferred revenue	—	—	—	—	116	116
Increase (decrease) in payable to related parties	31	(17)	(13)	(9)	—	1

Net cash used in operating activities	$(713)	$(1,370)	$(6,317)	$(2,077)	$(7,671)	$(16,071)

Cash flows from investing activities:
Purchase of fixed assets and other assets	$(102)	$(217)	$(2,402)	$(890)	$(2,159)	$(4,880)
Proceeds from sales of fixed assets	—	—	3	—	—	3
Refund of deposit	—	—	11	—	—	11
Deposit	(11)	—	(47)	(5)	(18)	(76)

Net cash used in investing activities	$(113)	$(217)	$(2,435)	$(895)	$(2,177)	$(4,942)

Cash flows from financing activities:
Issue expenses	$—	$—	$—	$—	$(745)	$(745)
Proceeds from loans received from parent company	119	—	—	—	—	119
Principal payments on loans to parent company	(62)	—	—	—	—	(62)
Principal payments on capital lease obligation	(4)	(22)	(54)	(24)	(30)	(110)
Proceeds from the issuance of ordinary shares	1,318	2,574	—	—	—	3,892
Proceeds on account of share capital	—	—	—	4,944	—	—
Proceeds from the issuance of Series A preferred shares	—	—	28,648	—	—	28,648

Net cash provided by (used in) financing activities	$1,371	$2,552	$28,594	$4,920	$(775)	$31,742

Effect of exchange rate changes on cash	$(13)	$11	$10	$5	$(19)	$(11)

Increase in cash and cash equivalents	$532	$976	$19,852	$1,953	$(10,642)	$10,718
Cash and cash equivalents at beginning of period	—	532	1,508	1,508	21,360	—

Cash and cash equivalents at end of period	$532	$1,508	$21,360	$3,461	$10,718	$10,718

The accompanying notes are an integral part of these consolidated financial statements.

F–7

GIVEN IMAGING LTD. AND ITS CONSOLIDATED SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont'd)

(in thousands)

(a) Non-cash transactions

(1)
In 1998, a loan of $57 from Raphael Development Corporation was converted to additional paid-in capital.

(2)
Capital lease obligations of $45, $195 and $53 were incurred in 1998, 1999 and 2000, respectively, when the Company entered into leases for new motor vehicles. See Note 7.

(3)
Capital lease obligations of $53 (unaudited) and $28 (unaudited) were incurred in the six month periods ended June 30, 2000 and 2001, respectively.

(4)
In 2000 the Company recorded a deemed dividend of $1,664 related to Series A preferred shares.

(b) Supplementary cash flow information

	Period from January 4, 1998 to December 31,	Year ended December 31,		Six months ended June 30,		Amounts accumulated during the development stage
	1998	1999	2000	2000	2001
				(Unaudited)		(Unaudited)
Interest paid	$—	$8	$17	$8	$6	$31
Income taxes paid	$1	$15	$19	$7	$38	$73

The accompanying notes are an integral part of these consolidated financial statements.

F–8

GIVEN IMAGING LTD. AND ITS CONSOLIDATED SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share data)

Note 1—Organization and Summary of Significant Accounting Policies

A.  Description of business

    Given Imaging Ltd. (the "Company") was incorporated in Israel in January 1998. As of June 30, 2001, the Company had not recognized any revenues from sales of its product. Due in large part to the significant research and development expenditures required to develop its product, the Company has generated losses each year since its inception.

    The Company has developed the Given System, a proprietary wireless imaging system that represents a new approach to visual examination of the gastrointestinal tract. The system uses a miniaturized video camera contained in a capsule that is ingested by the patient and delivers high quality color images in a painless and noninvasive manner.

    The Given System consists of three principal components:

  •
  a single-use, disposable M2A color-imaging capsule that is ingested by the patient;

  •
  a portable data recorder and array of sensors that are worn by the patient; and

  •
  a computer workstation with a proprietary RAPID software for downloading, processing and analyzing recorded data.

    The Company has designed the Given System to be administered on an outpatient basis. After the patient swallows the M2A capsule, the capsule moves naturally through the digestive system without causing discomfort. During a typical seven-hour test the M2A capsule transmits 50,000 images to the portable data recorder while the patient continues normal daily activities. After the patient returns the data recorder to the physician at his or her convenience, the Company's proprietary RAPID software processes the images into a high quality video stream that a physician can review in about one hour.

B.  Basis of presentation

  1.
  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Given Imaging, Inc. The accounts of Given Imaging, Inc. are consolidated from March 14, 2000, the date of its inception. All significant intercompany balances and transactions have been eliminated in consolidation.

  2.
  The accompanying unaudited consolidated interim financial statements include the accounts of the Company and its wholly owned subsidiaries in the United States, Europe and Australia, and have been prepared in accordance with U.S. GAAP. In the opinion of management, all adjustments necessary for a fair presentation as of June 30, 2001 and for the six month period ended June 30, 2000 and 2001 were made. All such adjustments are of a normal and recurring nature.

  3.
  On December 31, 1999, the Company resolved to issue bonus shares at a rate of nine shares per ordinary share issued. The bonus shares were issued on March 28, 2000 to shareholders of record on December 31, 1999. Accordingly, all ordinary share data has been adjusted to include the effect of the bonus shares.

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  4.
  The accompanying consolidated financial statements do not include the effect of a three-for-five share consolidation of the Company's ordinary shares, which is conditional on the closing of the Company's initial public offering, except for pro forma income (loss) per share data.

C.  Functional and reporting currency

    The accounting records of the Company are maintained in New Israeli Shekels ("NIS") and U.S. dollars. The Company's functional and reporting currency is the U.S dollar.

    Transactions denominated in foreign currencies other than the U.S. dollar are translated into the reporting currency using current exchange rates. Gains and losses from the translation of foreign currency balances are recorded in the statement of operations.

    The Company has not recognized any revenues from sales of its product and continues to generate operating losses. Therefore, the Company currently has no plans to pay dividends and has not determined the currency in which any dividends would be paid.

D.  Cash and cash equivalents

    All highly-liquid investments with original maturities of three months or less from the date of deposit are considered to be cash equivalents.

E.  Inventories

    Inventories are stated at lower of cost or market. Cost is determined using the "moving average" method for raw materials and on the basis of actual manufacturing costs for work in progress and sub-contractors.

    Inventories also include work stations that are currently being used for clinical tests. The work stations are intended to be sold in the future.

F.  Prepaid expenses

    Prepaid expenses are amortized using the straight-line method over the period during which such costs are recovered.

G.  Assets held for severance benefits

    Assets held for employee severance benefits represent contributions to severance pay funds and cash surrender life insurance policies that are recorded at their current redemption value.

F–10

H.  Fixed assets

    Fixed assets are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets at the following annual rates:

%
Office furniture, leasehold improvements, laboratory equipment and other equipment	6-15
Computers, software and related equipment	20-33
Motor vehicles	15

    Motor vehicles purchased under capital lease arrangements are recorded at the present value of the minimum lease payments. Such assets and leasehold improvements are amortized by the straight-line method over the shorter of the lease term or estimated useful life of the asset.

I.  Other assets

  1.
  The Company develops proprietary software for its computer workstations that permits downloading and viewing recorded data from the portable data recorder. The costs of developing this software are capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("Statement 86"). As such, capitalization of software development costs begins upon the establishment of technological feasibility as defined in Statement 86 and continues up to the time the software is available for general release to customers, at which time capitalized software costs are amortized to product development expenses on a straight-line basis over the expected life of the related product which is generally three years.

  2.
  Legal expenses related to patent and trademark registration have been capitalized and depreciated over the remaining life of the asset which is generally eight years.

  3.
  Technology and content costs are generally expensed as incurred, except for certain costs relating to the development of the Company's web site that are capitalized and depreciated over their estimated useful lives which is generally three years.

J.  Stock compensation plans

Employees

    The Company has adopted the Financial Accounting Standards Board's Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123") which permits entities to recognize as an expense over the vesting period, the fair value on the date of grant of all stock-based awards. Alternatively, Statement 123 allows entities to continue to apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees and related interpretations" ("APB Opinion No. 25") and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value based method defined in Statement 123 had been

F–11

applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of Statement 123.

    The Company applies the intrinsic value-based method prescribed in APB Opinion No. 25 for its stock compensation to employees and directors. As such, the Company computes and records compensation expense for grants whose terms are fixed with respect to the number of shares and option price only if the market price on the date of grant exceeds the exercise price of the stock option. Compensation expense for variable plans is estimated at the date of grant on the basis of assumptions as to the final number of shares and exercise price. The compensation cost for both fixed and variable plans is recorded over the period the employee performs the service to which the stock compensation relates.

Non-Employees

    The Company applies the fair value-based method of accounting set forth in Statement 123 to account for stock based compensation to non-employees. Using the fair value method, the total compensation expense is computed based on the fair value of the options expected to vest on the date the options are granted to the non-employee.

K.  Income (loss) per ordinary share

    Basic and diluted loss per ordinary share is presented in conformity with Statement of Financial Accounting Standard No. 128, "Earnings Per Share", for all periods presented. Basic loss per ordinary share is calculated by dividing the net loss attributable to ordinary shares, by the weighted average number of ordinary shares outstanding. The computation of diluted loss per ordinary share assumes the issuance of ordinary shares for all potential dilutive ordinary shares outstanding during the reporting period. The dilutive effect of stock options is considered in earnings per share calculations if dilutive, using the treasury stock method.

    The Company's Series A preferred shares automatically convert into ordinary shares concurrent with an initial public offering of $30 million or more at a pre-money valuation of the Company of not less than $150 million (a "Qualified Public Offering"). Following the conversion of the Series A preferred shares, a three-for-five share consolidation of the Company's ordinary shares will be effected. Pro forma loss per ordinary share is computed as if the Series A preferred shares were converted as of the date of issuance and to give effect to the three-for-five share consolidation of the Company's ordinary shares.

L.  Concentrations of credit risk

    Statement of Financial Accounting Standard No. 105, "Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," requires disclosure of any significant off-balance-sheet risk and credit risk concentrations. The Company does not have significant off-balance-sheet risk or credit risk concentrations.

F–12

M.  Use of estimates

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

N.  Impairment of long-lived assets and certain intangibles

    The Company accounts for long-lived assets and certain intangible assets in accordance with the provisions of Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to Be Disposed Of."

    The Statement requires that long-lived assets and certain intangible assets be reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

O.  Research and development costs

    Research and development costs are expensed as incurred. The cost of acquired in-process research and development that has no alternative use is charged to the statement of operations upon acquisition.

P.  Government Sponsored Research and Development

    The Company records grants from the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade as a reduction in research and development expenses.

Q.  Income taxes

    Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are determined based on the difference between the carrying values of existing assets and liabilities in the financial statements and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

R.  Advertising costs

    Advertising and marketing costs are expensed as incurred in accordance with AICPA Statement of Position No. 93-7.

F–13

GIVEN IMAGING LTD. AND ITS CONSOLIDATED SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—Organization and Summary of Significant Accounting Policies (Continued)

S.  Revenue recognition

    The Company expects that all of its revenues for the foreseeable future will be derived from sales of its Given System. The Given System consists principally of the disposable M2A color-imaging capsule, a portable data recorder with an array of sensors and a computer workstation equipped with the Company's proprietary RAPID software.

    During the first six months of 2001, the Company entered into agreements for the exclusive distribution of the Given System in certain European countries and in New Zealand. In June 2001, the Company commenced commercial shipments of the Given System to distributors in Italy and Portugal. Due to the current unavailability of historical trends in sales to end users and product returns, the Company deferred recognition of revenue on these sales.

T.  Recent accounting pronouncements

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities" ("Statement 133"). In June 2000, the FASB issued Statement of Financial Accounting Standards Board No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS No. 133 ("Statement 138"). Statement 133 and Statement 138 require companies to recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. They also require that changes in fair value of a derivative be recognized currently in the statement of operations unless specific hedge accounting criteria are met. The Company adopted Statement 133 and Statement 138 on January 1, 2001. The adoption of Statement 133 and Statement 138 had no impact on the Company's balance sheet or statements of operations.

    In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation." This pronouncement was issued to clarify the application of APB Opinion No. 25 to certain stock compensation issues. Among other things, the FASB interpretation provides that under certain circumstances, stock compensation granted to nonemployee members of the board of directors for services provided as a director can be accounted for under the provisions of APB Opinion No. 25, rather than requiring the fair value provisions of SFAS No. 123.

    In addition, the FASB has provided further interpretations concerning the accounting consequences of various modifications to the terms of previously fixed stock options or awards, the accounting for an exchange of stock compensation awards in a business combination, and the criteria for determining whether a plan qualifies as a noncompensatory plan. The interpretation is effective July 1, 2000, with certain provisions applicable to events that occur after either December 15, 1998, or January 12, 2000. The company's accounting for stock compensation has been consistent with this interpretation and there are no future adjustments to be made for existing stock compensation arrangements as a result of this interpretation.

F–14

Note 2—Cash and Cash Equivalents

	December 31,
				June 30, 2001
	1998	1999	2000
				(Unaudited)
Denominated in U.S. dollars	$355	$986	$21,127	$9,577
Denominated in New Israeli Shekels	177	522	233	812
Denominated in other currencies	—	—	—	329

	$532	$1,508	$21,360	$10,718

    Cash equivalents in Israeli currency include bank deposits bearing annual interest rates of 5.92%—10.46% unlinked as of June 30, 2001 (unaudited). Cash equivalents in foreign currency include bank deposits bearing annual interest rates of 3.47%—6.34%. The original maturities of these cash equivalents did not exceed three months.

Note 3—Accounts Receivable

	December 31,
				June 30, 2001
	1998	1999	2000
				(Unaudited)
Due from the Office of the Chief Scientist	$72	$48	$25	$—
Government institutions	19	46	234	422
Employees	—	1	8	21
Others	—	—	52	30

	$91	$95	$319	$473

Note 4—Inventories

	December 31,
				June 30, 2001
	1998	1999	2000
				(Unaudited)
Raw materials and components	$—	$—	$476	$1,483
Work in progress	—	—	15	419
Work stations for demonstration, net	—	—	128	269
Finished goods	—	—	—	233

	$—	$—	$619	$2,404

F–15

Note 5—Fixed Assets Less Accumulated Depreciation

	December 31,
				June 30, 2001
	1998	1999	2000
				(Unaudited)
Computers and software	$44	$194	$1,029	$1,815
Instruments and laboratory equipment	15	54	238	301
Leasehold improvements	—	—	160	288
Motor vehicles	45	240	310	339
Machinery and equipment	—	—	563	807
Communication equipment	9	11	87	161
Office furniture and equipment	34	60	194	448

Fixed assets	147	559	2,581	4,159
Accumulated depreciation	(12)	(75)	(333)	(669)

Fixed assets less accumulated depreciation	$135	$484	$2,248	$3,490

Note 6—Other Assets, at Cost, Less Accumulated Amortization

	December 31,
				June 30, 2001
	1998	1999	2000
				(Unaudited)
Software development costs	$—	$—	$128	$313
Patents and trademarks	—	—	192	440
Web site application and infrastructure	—	—	105	251
Stock issuance costs	—	—	—	745

Other assets, gross	—	—	425	1,749
Accumulated amortization	—	—	(27)	(76)

Other assets, net	$—	$—	$398	$1,673

Note 7—Commitments and Contingencies

    A.  The Company's research and development efforts have been partially financed through grants from the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade (the "OCS"). In return for the OCS's participation, the Company is committed to pay royalties to the Israeli Government at a rate of 3% to 5% of the sales of its product, up to 100% of the amount of the grants received (for grants received under programs approved subsequent to January 1, 1999 - 100% plus interest at LIBOR). The grants are deducted from research and development expenses. Grants received in advance of the corresponding expenditures incurred are recorded as a liability. The Company is entitled to the grants only upon incurring research and development expenditures. The Company is not obligated to repay any amount received from OCS if the research effort is unsuccessful or if no products are sold. There are no future performance obligations related to the grants received from the

F–16

OCS. However, under certain limited circumstances, the OCS may withdraw its approval of a research program or amend the terms of its approval. Upon withdrawal of approval, the grant recipient may be required to refund the grant, in whole or in part, with or without interest, as the OCS determines. The Company's total obligation for royalties, based on royalty-bearing government participation totaled approximately $1,183 (unaudited) as of June 30, 2001. The Company has not yet recorded any revenues and, therefore no expenses for royalties have been recorded.

    B.  In the course of its activities, the Company enters into sponsored research agreements with universities and other research institutions. In consideration for future services to be received from the institutions, the Company has undertaken to pay to these institutions an aggregate amount of up to $149. None of the above-mentioned agreements relate to products developed for marketing at this time.

C.  Leases

Capital leases

    The Company signed motor vehicle leases in 1998, 1999 and 2000. The capital leases are to be repaid in five years, are linked to the U.S. dollar and bear interest at 6.4%—7.6% per annum. The vehicles are pledged as collateral.

Operating leases

    The Company's wholly-owned subsidiary, Given Imaging, Inc., deposited $5 to guarantee its performance under the terms of an operating lease agreement for office space.

    In July 1998, the Company entered into a lease agreement for the rental of premises for a period of up to ten years. The monthly rental payments of $4 were linked to the Israeli Consumer Price Index and increased by 1% annually. The Company had deposited $11 representing three monthly rental payments as a guarantee of its performance under the terms of this agreement. The deposit was returned to the Company in 2000 upon termination of the lease agreement.

    In April 2000, the Company entered into a new lease agreement for offices and manufacturing space in Yoqneam, Israel. The new lease is for a five-year period and the Company has options to extend the lease term, the first option is for 24 months and the second option is for an additional 34 months. The monthly rental and maintenance payment is $30. The Company furnished the lessor with an unconditional bank guarantee in the amount of $87 to guarantee its performance under the terms of the new lease agreement.

    In March 2000, Given Imaging, Inc. leased office space and office equipment under noncancelable operating lease agreements which expire at various dates through 2004. As of June 30, 2001, future minimum annual lease payments under these leases total $84 (unaudited), $88 (unaudited) and $91 (unaudited) in 2002, 2003 and 2004, respectively.

    In the year ended December 31, 2000, the Company signed motor vehicle operating lease agreements. The term for each lease agreement is forty-four months. The monthly payments are to be

F–17

linked to the U.S. dollar. The Company deposited $42 to guarantee its performance under the terms of the operating lease agreement.

    Future minimum capital lease payments and future minimum lease payments under noncancelable operating leases are:

	December 31, 2000		June 30, 2001
	Capital leases	Operating leases	Capital leases	Operating leases
			(Unaudited)
2001	$57	$586	$33	$364
2002	61	589	69	722
2003	61	540	69	722
2004	39	472	45	683
2005 and thereafter	2	210	2	413

	$220	$2,397	$218	$2,904

    Office and manufacturing rental expense under the lease agreements for the years ended December 31, 1998, 1999 and 2000 and the period ended June 30, 2001 was $28, $57, $223 and $108 (unaudited), respectively.

Note 8—Accounts Payable

	December 31,
				June 30, 2001
	1998	1999	2000
				(Unaudited)
Trade:
Open accounts	$37	$202	$871	$1,067
Postdated checks	28	93	571	513

	$65	$295	$1,442	$1,580

Other:
Institutions	20	34	115	150
Liabilities to employees	41	73	388	666
Accrued expenses	96	37	135	314

	$157	$144	$638	$1,130

Related parties (See Note 17)	$31	$14	$1	$1

Note 9—Liability in Respect of Employee Severance Benefits

    Under Israeli law and labor agreements the Company is required to pay severance benefits to its dismissed employees and employees leaving its employment under certain circumstances. The Company's liability for severance benefits is covered mainly by deposits with insurance companies in the name of the employee and/or by purchase of insurance policies. The liability is calculated on the

F–18

basis of the latest salary of the employee multiplied by the number of years of employment as of the balance sheet date. The provision for employee severance benefits included in the balance sheet represents the total liability for such severance benefits, while the severance benefits included in the balance sheet represents the Company's contributions to severance pay funds and to insurance policies. The Company may make withdrawals from the funds only upon complying with the Israeli severance pay law or labor agreements.

    Expenses recorded in respect of severance pay for the years ended December 31, 1998, 1999, 2000—and the period ended June 30, 2001 were $18, $48, $169 and $234 (unaudited), respectively.

Note 10—Income (Loss) Per Ordinary Share

    A.  The following table summarizes information related to the computation of basic and diluted loss per ordinary share for the periods indicated.

		Year ended December 31,		Six months ended June 30,
	Period from January 4, 1998 to December 31, 1998
		1999	2000	2000	2001
				(Unaudited)
Net income (loss)	$(991)	$(1,865)	$(7,539)	$(2,574)	$(7,394)
Dividend related to Series A preferred shares	—	—	(1,664)	—	—
Interest accrued on preferred shares	—	—	(841)	(134)	(1,246)

Net income (loss) attributable to ordinary shares	$(991)	$(1,865)	$(10,044)	$(2,708)	$(8,640)

Weighted average number of ordinary shares outstanding used in basic loss per ordinary share calculation	7,860,762	13,383,289	14,673,650	14,673,650	14,673,650
Add assumed exercise of outstanding dilutive potential ordinary shares	—	—	—	—	—

Weighted average number of ordinary shares outstanding used in diluted loss per ordinary share calculation	7,860,762	13,383,289	14,673,650	14,673,650	14,673,650

Basic income (loss) per ordinary share	$(0.13)	$(0.14)	$(0.68)	$(0.18)	$(0.59)

Diluted income (loss) per ordinary share	$(0.13)	$(0.14)	$(0.68)	$(0.18)	$(0.59)

F–19

GIVEN IMAGING LTD. AND ITS CONSOLIDATED SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 10—Income (Loss) Per Ordinary Share (Continued)

    The Company had 3,280,905 options outstanding as of December 31, 2000 and 3,735,805 options outstanding as of June 30, 2001 (unaudited) that could potentially dilute basic earnings per ordinary share in future periods but which were not included in diluted loss per ordinary share because their effect on the periods presented was antidilutive.

    B.  The following table presents information related to the computation of pro forma loss per ordinary share for the period indicated assuming the Series A preferred shares were converted to ordinary shares on the date of issuance and to give effect to the three-for-five share consolidation of the Company's ordinary shares.

Six months ended June 30, 2001
(Unaudited)
Net income (loss)	$(7,394)
Dividend related to Series A preferred shares	—
Interest accrued on preferred shares	—

Net income (loss) attributable to ordinary shares	$(7,394)

Weighted average number of ordinary shares outstanding used in pro forma basic loss per ordinary share calculation	14,673,650
Add assumed exercise of all outstanding options held by certain shareholders and consultants*	2,808,002
Add assumed conversion of the Series A preferred shares as of date of issuance	15,193,086

32,674,738
Effect of assumed three-for-five share consolidation of ordinary shares	(13,069,825)

Weighted average number of ordinary shares outstanding used in pro forma diluted loss per ordinary share calculation	19,604,913

Pro forma basic income (loss) per ordinary share	$(0.38)

Pro forma diluted income (loss) per ordinary share	$(0.38)

*
See Note 11A(11)

F–20

Note 11—Share Capital

A.  Shareholders' equity

	Number of shares
	December 31,						June 30,
	1998		1999		2000		2001
	Authorized	Issued and paid for	Authorized	Issued and paid for	Authorized	Issued and paid for	Authorized	Issued and paid for
							(Unaudited)
Ordinary shares of NIS 0.01 each	—	—	40,000,000	11,250,000	40,000,000	14,673,650	40,000,000	14,673,650
Shares issued during the year *	40,000,000	11,250,000	—	3,423,650	—	—	—	—

	40,000,000	11,250,000	40,000,000	14,673,650	40,000,000	14,673,650	40,000,000	14,673,650

Series A preferred shares of NIS 0.01 each	—	—	—	—	—	—	27,000,000	15,193,086
Shares issued during the year	—	—	—	—	27,000,000	15,193,086	—	—

	—	—	—		27,000,000	15,193,086	27,000,000	15,193,086

Ordinary A shares of NIS 0.01 each	8,000,000	—	8,000,000	—	8,000,000	—	8,000,000	—

*
The amounts presented in 1998 give effect to a 1:100 split of ordinary shares and an increase in authorized share capital that occurred in March 1998.
(1)
Rights attached to shares

  The rights of the Series A preferred shares are the same as the ordinary shares, except for a preference, upon liquidation, over holders of all other classes of shares. Preferred shareholders are also entitled to anti-dilution rights and certain actions will not be taken by the Company without the consent of the holders of at least a majority of the Series A preferred shares or a director appointed by them.

  The rights of the Ordinary A shares are the same as the ordinary shares, except that they do not carry the rights to participate or to vote in shareholders meetings.

  Each Series A preferred share and each Ordinary A share automatically converts, without the payment of any additional consideration by the holders, into ordinary shares upon occurrence of any of the following events:

    (i)
    immediately prior to the closing of a Qualified Public Offering;
    (ii)
    immediately after completion of the first distribution in liquidation; and
    (iii)
    with respect to the Series A preferred shares only, at the option of the holder thereof or with the consent of the holders of at least 66.66% of the outstanding Series A preferred shares.

F–21

(2)
At inception the Company issued 2,000 ordinary shares. In March 1998, the Company issued 8,998,000 ordinary shares to Rafael Development Corporation ("RDC") in consideration for their par value.

  In April 1998 the Company entered into a Share Purchase and Option Agreement with ThermoTrex Corporation ("ThermoTrex" and the "ThermoTrex Agreement", respectively), pursuant to which the Company issued to ThermoTrex 500,000 ordinary shares and two options in consideration for $300. See also paragraph (11) hereunder.

  In May 1998 the Company entered into a Share Purchase and Option Agreement with Discount Investment Corporation ("DIC"), PEC Israel Economic Corporation ("PEC") and Elron Electronic Industries ("Elron" and, together with DIC and PEC, the "DEP Group"), on substantially the same terms as the ThermoTrex Agreement, pursuant to which the Company issued to the DEP Group, in equal parts among them, 500,000 ordinary shares and two options in consideration for $300. See also paragraph (11) hereunder.

  In addition, the Company repaid part of the RDC loan in an amount of $62 and the balance was converted into additional paid in capital.

  In September 1998, each of ThermoTrex and the DEP Group (collectively, the "Investors") exercised the first option granted to them under their respective agreements and purchased a total of additional 1,250,000 ordinary shares in consideration for $750. The second option granted to the Investors was exercisable for a total of 10% of the Company's share capital prior to April 15, 2003 or upon the occurrence of an initial public offering ("IPO") at an aggregate price of the lower of $4,500 or the purchase price required to buy 10% of the Company's share capital at the IPO price.

(3)
On December 13, 1998, the Company signed an agreement with a consultant to issue 33,000 ordinary shares on July 20, 2001 for a total purchase price of $33. The purchase price is payable by the consultant in advance, in 33 equal monthly installments of $1 each, by crediting each month the monthly fee payable to the consultant in the amount of $1 against the purchase price. In the event that the agreement is terminated for any reason prior to June 30, 2001, the consultant's right to purchase shares also terminates.

  In the event that the Company receives FDA clearance for the marketing of its product in the United States prior to June 1, 2001, the consultant will have the right to purchase additional ordinary shares in consideration for $33, at the most recent price per share paid by a third party investor. See Note 19B.

(4)
On March 16, 1999, the Company signed an agreement with Trimaran Investment Trust ("Trimaran") for the issuance of 656,990 ordinary shares, par value NIS 0.01 per share, constituting 5% of the share capital of the Company on a fully diluted basis, in consideration for $500. Trimaran was also granted an option to acquire 1.1% of the Company's share capital prior to April 1, 2003 or in an IPO at an exercise price equal to the lower of $495 or the purchase price required to buy 1.1% of the Company's share capital at the IPO price. See also paragraph (11) hereunder.

F–22

(5)
On May 30, 1999, the Company signed another agreement pursuant to which the DEP Group purchased from the Company an additional 2,627,970 ordinary shares, in equal parts among them, constituting on the issuance date 16.58% of the share capital of the Company on a fully diluted basis, for total consideration of $2 million.
(6)
On June 1, 1999, the Company issued to the DEP Group 72,990 ordinary shares in consideration for $56 upon the exercise of preemptive rights with respect to the issuance to Trimaran in March 1999.
(7)
On June 15, 1999, the Company signed an agreement with an investor in the Company, for the issuance of 65,700 ordinary shares, constituting on the issuance date 0.411% of the share capital of the Company on a fully diluted basis, in consideration for $50.
(8)
On December 21, 1999, the shareholders of the Company resolved to increase the registered share capital of the Company by 23,500,000 ordinary shares and 4,500,000 Ordinary A shares. The registration took effect in March 2000. In addition, the Board resolved to issue bonus shares in the same class and at the rate of 9 shares for each one share outstanding.
(9)
On February 1, 2000, the Company signed a Share Purchase Agreement (the "SPA") with its shareholders and new investors, for the investment of $3.85 million, and another share purchase agreement with certain directors, officers, employees and consultants for the investment of $1.1 million (collectively the "Bridge Purchasers"). Pursuant to the SPA, the Company agreed to issue and sell to the Bridge Purchasers the same shares as the Company issued at its next round of equity financing at a discount to the price of such round of no more than 25%. The Company recorded the above receipts on account of share capital in a total amount of $4.94 million, net of capital raising costs. As described in paragraph 13, the Company issued 3,138,876 Series A preferred shares in consideration for these investments. The rights attached to the Series A preferred shares are described in paragraph (1) above.
(10)
On March 28, 2000, the Company issued ordinary bonus shares at the rate of 9 shares for each one share outstanding. The Company recorded the issued shares against conversion of the premium on existing shares into paid-in capital.
(11)
On August 9, 2000, the Company signed an Option Amendment Agreement ("OAA") with the DEP Group, ThermoTrex and Trimaran (hereinafter "the Option Holders"), amending the terms of the options granted to the Option Holders under investment agreements dated April and May 1998 and March 16, 1999.

  Pursuant to the OAA, the option granted to the DEP Group is exercisable for a total of 1,250,001 ordinary shares, the option granted to ThermoTrex is exercisable for 1,250,001 ordinary shares, and the option granted to Trimaran is exercisable for 275,000 ordinary shares.

  The option exercise price defined in the OAA is $1.80 and will adjust downwards in the event that during the term of the options the Company will issue any securities at a price per share lower than $1.80. As of December 31, 2000, none of the options have been exercised.

(12)
On September 14, 2000, the shareholders of the Company resolved pursuant to a special resolution, and by way of amending the Memorandum and Articles of Association of the

F–23

  Company, to increase the registered share capital of the Company by NIS 400,000 by creating 10,000,000 new ordinary shares, 3,000,000 Ordinary A shares, and 27,000,000 new Series A preferred shares. All shares are of par value NIS 0.01 per share and bear the rights, privileges and restrictions as set forth in the Company's Amended and Restated Articles of Association. Following this resolution, the Company's registered share capital is NIS 750,000, divided into (i) 40,000,000 ordinary shares, (ii) 8,000,000 Ordinary A shares, and (iii) 27,000,000 Series A preferred shares.

(13)
On September 15, 2000, the Company entered into a Preferred Share Purchase Agreement (the "SPA") with a group of lead purchasers and other investors who became parties to the agreement thereafter, and into an Investors Rights Agreement with the SPA investors and the Bridge Purchasers (referred to in paragraph 9 above) which became parties to the agreement thereafter, for the issuance of 11,911,557 Series A preferred shares, at a purchase price of $2.103 per share for a total amount of $25 million. An additional 3,138,876 Series A preferred shares were issued pursuant to the SPA (referred to in paragraph 9 above) at a purchase price of $1.577 per share.
(14)
On September 26, 2000, the Company issued 142,653 Series A Preferred Shares to LBI Group Inc., a subsidiary of Lehman Brothers Inc., which acted as placement agent in connection with the Company's Series A preferred round, which formed part of the fees that were payable to Lehman Brothers Inc. for such services.

B.  Employees' and non employees' stock options

(1)
Stock option plans

    In 1998, the Company adopted a stock option plan for employees and consultants involving up to 10% of the Company's share capital as calculated before the consummation of the investments referred to in Note 11A(2). Each option entitles the holder to purchase one Ordinary A share of par value NIS 0.01. The options vest over a period of four years and are exercisable for a period of ten years from the date of grant. The options are held in trust on behalf of the employees, in accordance with Section 102 of the Income Tax Ordinance in Israel and related regulations.

    In 2000, the Company adopted the 2000 Stock Option Plan ("2000 Plan"). Under the 2000 Plan, the Board of Directors (or a compensation committee appointed and maintained by the board) (the "Board") has the authority to grant options to employees of the Company and its subsidiaries, directors or consultants.

    Unless otherwise prescribed by the Board, an option is not exercisable before the second anniversary of the date of grant. As of the second anniversary of the date of grant and at any time thereafter, the option vests with respect to 50% of the option shares, and with respect to 25% of the option shares after each of the third and fourth anniversaries of the date of grant, respectively. The Board has the exclusive authority to accelerate the periods for exercising an option. However, no option is exercisable after the expiration of ten years from the date of grant.

    Options granted to Israeli optionees are designated as Section 102 options or Section 3(i) options within the meaning of the Israeli Income Tax Ordinance and related regulations.

F–24

GIVEN IMAGING LTD. AND ITS CONSOLIDATED SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 11—Share Capital (Continued)

    Options granted to non-Israeli optionees may or may not contain such terms as will qualify such options as Incentive Stock Options ("ISOs") within the meaning of Section 422(b) of the United States Internal Revenue Code of 1986, as amended (the "Code"). Options that do not contain terms that will qualify them as ISOs are referred to herein as Non-Qualified Stock Options. Each option agreement is required to state whether such option will or will not be treated as an ISO. No ISO is granted unless such option, when granted, qualifies as an "incentive stock option" under Section 422 of the Code.

    Compensation expense related to options issued has been calculated based on the difference between the market price of the underlying shares and the option's exercise price. The market price of the underlying shares was estimated on the basis of the price that was paid by various third parties, as well as increases in value attributable to the achievement of milestones in the Company's business plan. The share price paid by third parties has been adjusted upwards between the dates of the various private offerings.

    The Company did not take into account a discount due to the fact that the Company's Ordinary A shares do not have the right to vote because the 2000 Plan provides that upon an IPO, under certain other conditions, Ordinary A shares will automatically be converted into ordinary shares.

    The Company applies APB Opinion No. 25 and recorded compensation expense of $91, $267, $267 and $179 (unaudited) in the years ended December 31, 1998, 1999 and 2000, and the six months ended June 30, 2001, respectively, due to the above options equal to the intrinsic value of the above options using the fair value of Ordinary A Shares as described above.

    The Company applies Statement 123 in respect of options granted to consultants and recorded compensation expense of $0, $0, $233 and $0 (unaudited) in the years ended December 31, 1998, 1999 and 2000 and the six months ended June 30, 2001, respectively, related to the above options according to the Black-Scholes model.

    The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock compensation programs benefiting employees and directors. If the Company had determined compensation cost based on the fair value at the grant date for its stock options under Statement 123, the Company's net income available to ordinary shares would have been as indicated below.

		Year ended December 31,		Six months ended June 30,
	Period from January 4, 1998 to December 31, 1998
		1999	2000	2000	2001
				(Unaudited)
Net income (loss) attributable to ordinary shareholders:
As reported	$(991)	$(1,865)	$(7,539)	$(2,574)	$(7,394)

Pro forma	$(994)	$(1,875)	$(7,899)	$(2,754)	$(7,902)

Basic and diluted income (loss) per ordinary share:
As reported	$(0.13)	$(0.14)	$(0.68)	$(0.18)	$(0.59)

Pro forma	$(0.13)	$(0.14)	$(0.71)	$(0.19)	$(0.62)

F–25

    The fair value of each option granted is estimated on the date of grant, using the Black Scholes model using the following assumptions:

1.
Dividend yield of zero percent.

2.
Risk-free interest rate of 6.5%, 6.5%, 6.00% and 6.00% for June 30, 2001, December 31, 2000, 1999 and 1998, respectively, which represents the risk free interest rates to dollar-linked financial instruments as published by the Israeli Stock Exchange.

3.
Estimated expected lives of seven years as of the date of grant.

4.
Expected volatility of 65% which represents a weighted average standard deviation rate for the stock prices of similar companies currently traded in the NASDAQ.

    The following table summarizes information relating to stock options for Ordinary A shares outstanding as of the periods indicated:

	Options outstanding		Options exercisable	Options outstanding		Options exercisable
Exercise price	Number outstanding at December 31, 2000	Weighted average remaining contractual life (in years)	Number exercisable at December 31, 2000	Number outstanding at June 30, 2001	Weighted average remaining contractual life (in years)	Number exercisable at June 30, 2001
				(Unaudited)		(Unaudited)
NIS 0.01	1,175,060	8	539,190	1,175,060	7.42	539,190
$0.6	65,000	8	12,500	65,000	7.57	37,500
$0.75	20,000	10	20,000	20,000	9.33	20,000
$0.761	465,000	9	20,000	465,000	8.43	32,500
$1.577	570,624	10	—	570,624	9.01	—
$2.103	985,221	10	55,000	1,080,221	9.31	55,000
$2.8	—	—	—	359,900	9.81	—

	3,280,905		646,690	3,735,805		684,190

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    The option allotments are as follows:

	Number of shares	Weighted-average exercise price	Weighted-average grant date fair value
Balance at January 4, 1998	—
Granted	983,380	$0.02	$0.19

Balance at December 31, 1998	983,380
Granted	358,000	$0.68	$0.49

Balance at December 31, 1999	1,341,380
Granted (1)	2,012,525	$1.57	$1.39
Forfeited (2)	(73,000)	$0.68	$0.5

Balance at December 31, 2000	3,280,905
Granted (unaudited)	454,900	$2.65	$3.32

Balance at June 30, 2001 (unaudited)	3,735,805

(1)
Including 145,000 options granted to consultants at a weighted average exercise price of $1 per share. The options granted are fully vested, non-forfeitable and may be exercised by the grantees as of the date of grant.

(2)
The Company did not record compensation expenses related to the forfeited options since their intrinsic value was zero.

(i)
In March 1998, the Company entered into an employment agreement with a senior employee. This agreement terminates on August 1, 2003 unless earlier terminated by either the employee or the Company upon 90 days notice. The Company may also terminate this agreement immediately for cause. Pursuant to this agreement, the Company granted to the employee options to purchase 733,380 of its ordinary shares at an exercise price of NIS 0.01 per share. In addition, pursuant to this agreement, the Company also granted the employee options to purchase 609,525 ordinary shares, comprising at the date of the grant 2% of its issued share capital, upon the approval of the Company's Series A round of financing in September 2000. The Company also agreed that upon issuance of FDA clearance for the Given System, it will provide him with a loan, in the amount of $200,000, bearing interest at a minimal rate. The loan will be repayable immediately if the employee terminates his employment with the Company prior to August 1, 2003 or otherwise when he exercises any of his options at which time the Company may require collateral securing repayment of the loan and accrued interest.

(ii)
In respect to options granted to the aforementioned employee, the Company recorded compensation expenses of $79, $201, $133 and $50 (unaudited) in the years ended December 31, 1998, 1999, 2000 and six months ended June 30, 2001, respectively.

(3)
On July 12, 2000, the Board of Directors approved an increase in the number of Ordinary A shares of the Company, par value NIS 0.01 per share, that are reserved for the exercise of options granted under the 2000 Plan, by 1,963,480 Ordinary A shares (following which the total number of Ordinary A shares reserved for issuance pursuant to the plan is 3,944,540) and to authorize the

F–27

  compensation committee to grant additional options under the plan for the purchase of such Ordinary A shares.

C.  Dividend related to preferred shares

    The Company recorded a preferred share dividend of $1.66 million representing the value of the beneficial conversion feature embedded in the 3,138,876 Series A preferred shares issued in September 2000. The beneficial conversion feature was calculated based on the difference between the conversion price of $1.57 per share and the estimated fair value of the preferred shares as at the date of issuance of $2.103, but limited to the amount of the proceeds from the issuance of the preferred shares.

Note 12—Research and Development Costs

	Period from January 4, 1998 to December 31, 1998	Year ended December 31,		Six months ended June 30,		Amounts accumulated during the development stage
		1999	2000	2000	2001
				(Unaudited)		(Unaudited)
Salaries and related expenses*	$301	$825	$1,705	$712	$1,289	$4,120
Materials and subcontractors	199	974	1,148	541	529	2,850
Clinical trials, consultants* and research	190	147	627	187	218	1,182
Communications, rent and travels	69	115	228	65	219	631
Depreciation	8	61	177	66	239	485
Car lease and maintenance	24	60	151	51	80	315
Other	55	25	101	25	38	219

	846	2,207	4,137	1,647	2,612	9,802
Less grants received from the OCS	(76)	(752)	(312)	(273)	(44)	(1,184)

	$770	$1,455	$3,825	$1,374	$2,568	$8,618

*Include compensation expenses in respect of options granted (See Note 11(B))	$51	$167	$441	$84	$68	$727

F–28

GIVEN IMAGING LTD. AND ITS CONSOLIDATED SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 12—Research and Development Costs (Continued)

    On January 29, 1998, the Company entered into a technology purchase and license agreement (the "Agreement") with Rafael Armament Development Authority ("Rafael"), which is a division of the Israeli Ministry of Defense. Rafael is a related party because it beneficially owns 47.8% of the outstanding shares of RDC Rafael Development Corporation. Pursuant to the Agreement, the Company purchased from Rafael for $30, free and clear of any liens, all of Rafael's rights to the technology associated with the prototype M2A capsule and system, including the patents that it had been issued in connection with the M2A capsule and system technology. Rafael also granted to the Company an exclusive, perpetual, worldwide, royalty-free license to use other technology and know-how of Rafael which was used at Rafael for the development of the M2A capsule and system, provided that the Company uses this technology and know-how solely for commercial exploitation of the M2A capsule and system. Under the Agreement, the Company granted to Rafael an exclusive, perpetual, worldwide, royalty-free license to use all technology that the Company acquired from Rafael solely in the military and security fields. Rafael has the exclusive right to file patent applications for inventions developed by Rafael in connection with the M2A capsule and system for use in these fields. Rafael has granted to the Company an exclusive, perpetual, worldwide, royalty-free license to use outside of the military and security fields any technology covered by such patents. In 1998, the Company wrote-off the cost attributable to know-how. The write-off was charged to research and development expenses in the statement of operations.

Note 13—Marketing Expenses

	Period from January 4, 1998 to December 31, 1998	Year ended December 31,		Six months ended June 30,		Amounts accumulated during the development stage
		1999	2000	2000	2001
				(Unaudited)		(Unaudited)
Salaries and related expenses*	$—	$25	$1,249	$276	$1,950	$3,224
Trade shows and travel	—	20	691	327	809	1,520
Advertising and public relations	—	16	252	77	382	650
Consultants and market research	—	—	301	95	394	695
Rent, communications and office expenses	—	—	175	28	201	376
Clinical trials	—	—	—	—	165	165
Depreciation	—	—	86	9	138	224
Other	—	3	169	40	254	426

	$—	$64	$2,923	$852	$4,293	$7,280

*Include compensation expenses in respect of options granted (See Note 11 (B))	$—	$—	$7	$—	$55	$62

F–29

Note 14—General and Administrative Expenses

	Period from January 4, 1998 to December 31, 1998	Year ended December 31,		Six months ended June 30,		Amounts accumulated during the development stage
		1999	2000	2000	2001
				(Unaudited)		(Unaudited)
Salaries and related expenses*	$124	$207	$638	$248	$503	$1,472
Legal, accounting and consulting	34	55	136	54	112	337
Office expenses, communications, rents and computer maintenance	22	40	188	39	125	375
Travel and car expenses	19	25	98	34	61	203
Depreciation	4	2	27	10	34	67
Others	28	90	137	35	71	326

	$231	$419	$1,224	$420	$906	$2,780

*Include compensation expenses in respect of options granted (See Note 11 (B))	$40	$100	$67	$46	$56	$263

Note 15—Financing Income, Net

	Period from January 4, 1998 to December 31, 1998	Year ended December 31,		Six months ended June 30,		Amounts accumulated during the development stage
		1999	2000	2000	2001
				(Unaudited)		(Unaudited)
Interest income and translation gain relating to monetary items	$13	$85	$473	$93	$396	$967
Interest paid under capital lease	—	(8)	(17)	(8)	(6)	(31)
Bank charges	(3)	(4)	(23)	(13)	(17)	(47)

	$10	$73	$433	$72	$373	$889

Note 16—Taxes on Income

    A.  Israeli income tax is computed on the basis of the Company's results in nominal NIS determined for statutory purposes. The Company is assessed for tax purposes under the Income Tax Law (Inflationary Adjustments 1985), the purpose of which is to prevent taxation on inflationary profits.

    Pursuant to the Israeli tax law, the Company was awarded "Approved Enterprise" status under the government alternative benefits track. The program is for investments in the development of infrastructure and for investments in locally produced and imported equipment. The main benefits to which the Company will be entitled, if it implements all the terms of an approved program, are the exemption from tax on income deriving from an approved enterprise, and reduced tax rates on dividends originating from this income. The income derived from an approved enterprise will be

F–30

exempt from tax for a ten year period, commencing on the date that taxable income is first generated by the approved enterprise (limited to the earlier of a maximum period of 12 years from the year of commencement of operations or 14 years from the year the approval letter was received). As of December 31, 2000, the benefit term had not commenced.

    Dividend distributions originating from the income of the Approved Enterprise will be subject to tax at the rate of 15%, provided that the dividend is distributed during the period stipulated in the Law.

    In the event of a dividend distribution (including withdrawals and charges that are deemed to be dividends) out of the income originating from the approved enterprise, and on which the Company received a tax exemption, income from which the dividend is distributed will be subject to corporate taxes at rates varying from 10%-25% depending on the percentage of foreign investment holding in the Company as defined by the Law.

    If the Company derives income from sources other than the approved enterprise during the relevant period of benefits, such income will be taxable at regular corporate tax rates (36%).

    B.  The Company has net operating loss carryforwards of $7.5 million as of December 31, 2000. These net operating loss carryforwards are linked to the Israeli Consumer Price Index and are available to offset future taxable income, if any, indefinitely.

    C.  The Company is exempt from tax for a ten year period. Therefore the Company has not recorded deferred tax assets and liabilities.

    D.  Because of operating losses, the Company's wholly-owned U.S. subsidiary, Given Imaging, Inc. ("the subsidiary"), incurred no income tax expense for the period from March 14, 2000 (inception) through December 31, 2000. At December 31, 2000, the subsidiary had federal and state net operating loss carryforwards of approximately $700,000, which begin to expire in 2015. At December 31, 2000, the subsidiary had deferred tax assets of approximately $275,000. A full valuation allowance has been applied against the deferred tax assets as of December 31, 2000.

    Below is a reconciliation of the expected income tax benefit (based on the U.S. Federal statutory income tax rate) to the actual income taxes as of December 31, 2000:

Computed expected income tax benefit	257,978
Loss in excess of allowable carry backs	257,978

Income tax benefit	—

    The tax effects of significant items comprising the Company's deferred taxes as of December 31, 2000:

Net operating loss carry forward	275,000
Less valuation allowance	275,000

Net deferred tax assets	—

F–31

Note 17—Related Party Transactions and Balances

    The Company had carried out transactions with related parties as detailed below. All transactions with related parties are carried out under normal business conditions.

A.  Transactions

	Period from January 4, 1998 to December 31, 1998	Year ended December 31,		Six months ended June 30,
		1999	2000	2000	2001
				(Unaudited)
Expenses:
RDC — bookkeeping	$40	$27	$52	$49	$—
Rafael — technology purchase and
other services	42	—	—	—	—
Witcom Ltd. — transportation	6	—	—	—	—
Vsoft Ltd. — communication services	4	8	13	9	—
H.D.S. Systems Ltd. — general services	—	4	2	1	6

B.  Balance of amounts due to related parties

	As of December 31,
				As of June 30, 2001
	1998	1999	2000
				(Unaudited)
Accounts payable—
Current accounts:
RDC	$1	$12	$1	$—
Rafael	30	—	—	—
Vsoft Ltd.	—	2	—	—
H.D.S. Systems Ltd.	—	—	—	1

C.  Agreement with Rafael

    As part of the agreement signed with Rafael (see Note 12), the Company and Rafael have also agreed to notify each other if either party develops any improvements to the M2A capsule and system technology provided that doing so does not breach any confidentiality undertaking to a third party, or in the case of Rafael, security requirements. In consideration for payment of royalties in an amount to be agreed upon, each of the Company and Rafael have agreed to grant to the other exclusive rights to use any improvement, in the case of the Company in the commercial field and in the case of Rafael in the military and security fields.

F–32

Note 18—Fair Value of Financial Instruments

    The Company's financial instruments include cash and cash equivalents, accounts receivable, deposits, assets held for severance benefits and accounts payable. The carrying amounts of these financial instruments approximates fair value.

Note 19—Subsequent Events

    A.  On August 1, 2001, the U.S. Food and Drug Administration cleared the marketing in the United States of the Company's swallowable video capsule.

    B.  In August 2001, the Company issued the shares to the consultant pursuant to the agreement as described in Note 11A3.

    C.  On August 22, 2001, the Company filed a registration statement with the Securities and Exchange Commission for a proposed initial public offering of its ordinary shares. The Company intends to offer 5.0 million ordinary shares in a public offering and 461,538 ordinary shares in a private placement to an affiliate of one of its shareholders.

F–33

[Background graphic of Map]

5,000,000 Shares

Ordinary Shares

PROSPECTUS
             , 2001

LEHMAN BROTHERS

CREDIT SUISSE FIRST BOSTON

ROBERTSON STEPHENS

FIDELITY CAPITAL MARKETS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

    An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. Our articles of association contain such an authorization. An undertaking by an Israeli company to indemnify an office holder must be limited to foreseeable liabilities and reasonable amounts determined by the board of directors. A company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

  •
  a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator's award approved by court; and
  •
  reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party, in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

    An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder:

  •
  a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
  •
  a breach of duty of care to the company or to a third party; and
  •
  a financial liability imposed on the office holder in favor of a third party.

    An Israeli company may not indemnify or insure an office holder against any of the following:

  •
  a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
  •
  a breach of duty of care committed intentionally or recklessly;
  •
  an act or omission committed with intent to derive illegal personal benefit; or
  •
  a fine levied against the office holder.

    Under the Companies Law indemnification and insurance of office holders must be approved by our audit committee and our board of directors and, in respect of our directors, by our shareholders.

    Our articles of association allow us to exculpate, indemnify and insure our office holders to the fullest extent permitted by the Companies Law. Our office holders are currently covered by a directors and officers' liability insurance policy, which covers the period from April 1998 to September 2004 and has an aggregate claim limit of $10.0 million. In addition, the policy provides an additional $20.0 million of coverage for a 12-month period beginning on the closing date of this offering. As of the date of this offering, no claims for directors and officers' liability insurance have been filed under this policy.

    We have entered into agreements with each of our office holders undertaking to exculpate, indemnify and insure them to the fullest extent permitted by law, including with respect to liabilities resulting from this offering. This indemnification is limited to events and amounts determined as foreseeable by the board of directors, and the insurance is subject to our discretion depending on its availability, effectiveness and cost. In the opinion of the U.S. Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

II–1

Item 7. Recent Sales of Unregistered Securities

    The following is a summary of transactions during the proceeding three fiscal years involving sales of our securities that were not registered under the Securities Act. The following does not reflect a three-for-five share consolidation of our ordinary shares to be effected immediately prior to the offering:

    (a) In March 1998, we issued 899,800 ordinary shares to RDC Rafael Development Corporation in consideration for their par value.

    (b) In April 1998, we issued 50,000 ordinary shares to Thermo Electron Corporation for an aggregate cash purchase price of $300,000 representing a price of $6.00 per share. We also issued to Thermo Electron Corporation (1) an option exercisable within six months of the option's issuance to purchase ordinary shares representing 10% of our issued and outstanding ordinary shares after the exercise of the option for an aggregate exercise price of $375,000 subject to adjustment in certain circumstances, and (2) an option to purchase ordinary shares representing 5% of our issued and outstanding ordinary shares after the exercise of the option exercisable prior to the earlier of (x) five years after the option's issuance for an aggregate exercise price of $2.3 million, and (y) immediately prior to our initial public offering for an aggregate exercise price equal to the lower of $2.3 million or the initial public offering price multiplied by the number of shares purchased.

    (c) In May 1998, we issued 50,000 ordinary shares to Discount Investment Corporation, PEC Israel Economic Corporation and Elron Electronic Industries for an aggregate cash exercise price of $300,000 representing a price of $6.00 per share. We also issued to each of Discount Investment Corporation, PEC Israel Economic Corporation and Elron Electronic Industries in equal parts (1) an option exercisable within six months of the option's issuance to purchase ordinary shares representing 10% of our issued and outstanding ordinary shares after the exercise of the option for an exercise price of $375,000 subject to adjustment in certain circumstances, and (2) an option to purchase ordinary shares representing 5% of our issued and outstanding ordinary shares after the exercise of the option exercisable prior to the earlier of (x) five years after the option's issuance for an aggregate exercise price of $2.3 million, and (y) immediately prior to our initial public offering for an aggregate exercise price equal to the lower of $2.3 million or the initial public offering price multiplied by the number of shares purchased.

    (d) In September 1998, we issued 125,000 ordinary shares to Thermo Electron Corporation, Discount Investment Corporation, PEC Israel Economic Corporation and Elron Electronic Industries pursuant to the exercise of the options described in (b)(1) and (c)(1) above for a cash exercise price of $750,000 representing a price of $6.00 per share.

    (e) In March 1999, we issued an aggregate of 65,699 ordinary shares to Trimaran Investment Trust for a cash purchase price of $500,000 representing a price of $7.61 per share. We also issued to the same investor an option to purchase ordinary shares representing 1.1% of our issued and outstanding ordinary shares after the option's exercise exercisable prior to the earlier of (1) April 1, 2003 for an aggregate exercise price of $495,000, and (2) immediately prior to our initial public offering for an aggregate exercise price equal to the lower of $495,000 or the initial public offering price multiplied by the number of shares purchased.

    (f)  In June 1999, we issued an aggregate of 270,096 ordinary shares to Discount Investment Corporation, PEC Israel Economic Corporation, DIC Finance and Management and Elron Electronics Corporation for an aggregate cash purchase price of $2.1 million representing a price per share of $7.61.

    (g) In June 1999, we issued 6,570 ordinary shares to an individual investor for a cash purchase price of $50,000 representing a price per share of $7.61.

    (h) In March 2000, we issued 13,206,285 ordinary shares as a stock dividend as a rate of nine ordinary shares for each ordinary share held by each of our existing shareholders. The stock was issued

II–2

in consideration for its par value of NIS 0.01 per share which was paid by capitalizing the premium on outstanding ordinary shares.

    (i)  In August 2000, we amended the options granted to Thermo Electron Corporation, Discount Investment Corporation, PEC Israel Economic Corporation and Elron Electronic Industries described in (b)(2) and (c)(2) above such that the option granted to Thermo Electron was exercisable for 1,250,001 ordinary shares for an aggregate purchase price of $1.3 million and the options granted to each of Discount Investment Corporation, PEC Israel Economic Corporation and Elron Electronic Industries were exercisable for 416,667 ordinary shares for an aggregate purchase price of $750,000 from each entity.

    (j)  In September and October 2000, we issued 15,050,433 Series A preferred shares to certain new and existing shareholders in consideration for an aggregate cash purchase price of $30 million.

    (k) In October 2000, we issued 142,653 Series A preferred shares to our financial advisor in consideration for the provision to us of services in connection with the private placement of our Series A preferred shares.

    (l)  In August 2001, we issued 33,000 ordinary shares to PuSH J. Sh. Holding Ltd. in consideration for the provision of services to us in connection with our receipt of clearance from the U.S. Food and Drug Administration. We also issued to PuSH-med Ltd. an option exercisable for a ten year period from the date of its grant to purchase 5,093 ordinary shares for an aggregate exercise price of $33,000.

    (m) In August 2001, we issued options to purchase an aggregate of 10,000 ordinary shares to OrbiMed Advisors LLC, Caduceus Private Investments, L.P., Eaton Vance Worldwide Health Sciences Fund, Finsbury Worldwide Pharmaceutical Trust and OrbiMed Associates LLC in consideration for the services of the director appointed to our board of directors by entities affiliated with OrbiMed Advisors, Inc. The options are exercisable for a ten year period from the date of their grant for an aggregate exercise price of $21,030.

    We believe that the issuance of these securities was exempt from registration under the Securities Act because they were made outside of the United State to certain non-U.S. individuals or entities or in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act and the regulations promulgated thereunder.

    (n) To date, a total of 3,960,805 options for the purchase of our ordinary shares have been issued to our directors, employees and consultants. Following the three-for-five consolidation of our ordinary shares to be effected immediately prior to this offering, a total of 2,298,063 employee share options will be outstanding with a weighted average exercise price of $2.42 per share.

    We believe that the issuance of these options was exempt from registration under the Securities Act because they were made pursuant to Regulation S thereunder or pursuant to exemptions from registration provided under Section 4(2) of the Securities Act and/or Rule 701 and the regulations promulgated thereunder.

    No underwriter or underwriting discount or commission was involved in any of the transactions set forth in Item 15.

Item 8. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

    The following is a list of exhibits filed as a part of this registration statement:

Exhibit Number	Description
1.1	Form of Underwriting Agreement.

II–3

3.1	Articles of Association of the Registrant.*
3.2	Form of Articles of Association of the Registrant to become effective upon closing of this offering.*
4.1	Specimen share certificate.*
5.1	Opinion of Zellermayer, Pelossof & Co., Advocates, Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent).*
8.1	Opinion of Zellermayer, Pelossof & Co., Advocates, Israeli counsel to the Registrant, as to Israeli tax matters relating to the ordinary shares (including consent).*
8.2	Opinion of White & Case LLP, U.S. counsel to the Registrant, as to United States tax matters relating to the ordinary shares (including consent).*
10.1	1998 Employee Stock Option Plan.*
10.2	2000 Employee Stock Option Plan.*
10.3	Share Purchase and Option Agreement, dated as of April 15, 1998, by and among Thermo Electron Corporation and the Registrant.*
10.4	Share Purchase and Option Agreement, dated as of May 4, 1998, by and among Discount Investment Corporation Ltd., PEC Israel Economic Corporation, Elron Electronic Industries Ltd. and the Registrant.*
10.5	Share Subscription Agreement, dated as of May 30, 1999, by and among Discount Investment Corporation Ltd., PEC Israel Economic Corporation, DIC Finance and Management Ltd. and the Registrant.*
10.6	Share Purchase Agreement (Shareholders/Outsiders), dated as of February 1, 2000, by and among the Registrant and the parties thereto.*
10.7	Share Purchase Agreement (Individuals), dated as of February 1, 2000, by and among the Registrant and the parties thereto.*
10.8
Option Amendment Agreement, dated as of August 9, 2000, by and among Discount Investment Corporation Ltd., PEC Israel Economic Corporation, Elron Electronic Industries Ltd., Thermo Electron Corporation, Trimaran Investment Trust and the Registrant.*
10.9	Preferred Share Purchase Agreement, dated as of September 15, 2000, by and among the Registrant and the parties thereto.*
10.10	Investor Rights Agreement, dated as of September 15, 2000, by and among the Registrant and the parties thereto.*
10.11	Purchase Order and Addendum Thereto, dated as of September 6, 1998, by and between Photobit Corporation and the Registrant.*†
10.12	Technology Purchase and License Agreement, dated as of January 29, 1998, by and between Rafael Armament Development Authority of the Israeli Ministry of Defense and the Registrant.*
10.13	Agreement for the Development, Planning and Production of an ASIC Transmitter, dated as of December 13, 1998, by and between ASICOM Technologies Ltd. and the Registrant.*†
10.14	Ordinary Share Purchase Agreement, dated as of August 21, 2001, by and between Registrant and PW Juniper Crossover Fund, LLC.*

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10.15	Form of Indemnification Agreement between directors and officers of the Registrant and the Registrant.*
10.16	Lease agreement, dated as of December 15, 1999, by and between B. A. T. M. Lands Ltd. and the Registrant.*
10.17	Amendment No. 1 to Investor Rights Agreement, dated as of July 16, 2001, by and among the Registrant and the parties thereto.*
10.18	Purchase and Sale Contract, dated as of August 25, 2001, by and between Pemstar, Inc. and the Registrant.*
21.1	List of subsidiaries of the Registrant.*
23.1	Consent of KPMG Somekh Chaikin, independent accountants.
23.2	Consent of Zellermayer, Pelossof & Co., Advocates, Israeli counsel to the Registrant (included in Exhibits 5.1 and 8.1).*
23.3	Consent of White & Case LLP, U.S. counsel to the Registrant (included in Exhibit 8.2).*
24.1	Powers of Attorney (included in signature page to Registration Statement).*

*
Previously filed
†
Portions of this exhibit were omitted and have been filed separately with the Secretary of the SEC on April 12, 2001 pursuant to the Registrant's application requesting confidential treatment under Rule 406 of the Securities Act
(b)
Financial Statement Schedules

    All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 9. Undertakings

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

  (1)
  To provide the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
  (2)
  That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
  (3)
  That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II–5

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this day of September 26, 2001.

GIVEN IMAGING LTD.
By:	/s/ ZVI BEN DAVID Zvi Ben David Chief Financial Officer

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTED, that each director and officer of GIVEN IMAGING LTD. whose signature appears below hereby appoints Gavriel D. Meron, Zvi Ben David and Mark Gilreath, and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person's name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities referred to in the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

* Dr. Gavriel Meron	President and Chief Executive Officer (Principal Executive Officer)	September 26, 2001
/s/ ZVI BEN DAVID Zvi Ben David	Chief Financial Officer (Principal Financial and Accounting Officer)	September 26, 2001
* Mark Gilreath	United States Representative	September 26, 2001
* Ami Erel	Chairman of the Board of Directors	September 26, 2001

II–6

* Doron Birger	Director	September 26, 2001
* Jonathan Silverstein	Director	September 26, 2001
* Reuven Baron	Director	September 26, 2001
* Gideon Cohen	Director	September 26, 2001
*By: /s/ ZVI BEN DAVID Zvi Ben David Attorney-in-fact		September 26, 2001

II–7

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement.
3.1	Articles of Association of the Registrant.*
3.2	Form of Articles of Association of the Registrant to become effective upon closing of this offering.*
4.1	Specimen share certificate.*
5.1	Opinion of Zellermayer, Pelossof & Co., Advocates, Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent).*
8.1	Opinion of Zellermayer, Pelossof & Co., Advocates, Israeli counsel to the Registrant, as to Israeli tax matters relating to the ordinary shares (including consent).*
8.2	Opinion of White & Case LLP, U.S. counsel to the Registrant, as to United States tax matters relating to the ordinary shares (including consent).*
10.1	1998 Employee Stock Option Plan.*
10.2	2000 Employee Stock Option Plan.*
10.3	Share Purchase and Option Agreement, dated as of April 15, 1998, by and among Thermo Electron Corporation and the Registrant.*
10.4	Share Purchase and Option Agreement, dated as of May 4, 1998, by and among Discount Investment Corporation Ltd., PEC Israel Economic Corporation, Elron Electronic Industries Ltd. and the Registrant.*
10.5	Share Subscription Agreement, dated as of May 30, 1999, by and among Discount Investment Corporation Ltd., PEC Israel Economic Corporation, DIC Finance and Management Ltd. and the Registrant.*
10.6	Share Purchase Agreement (Shareholders/Outsiders), dated as of February 1, 2000, by and among the Registrant and the parties thereto.*
10.7	Share Purchase Agreement (Individuals), dated as of February 1, 2000, by and among the Registrant and the parties thereto.*
10.8
Option Amendment Agreement, dated as of August 9, 2000, by and among Discount Investment Corporation Ltd., PEC Israel Economic Corporation, Elron Electronic Industries Ltd., Thermo Electron Corporation, Trimaran Investment Trust and the Registrant.*
10.9	Preferred Share Purchase Agreement, dated as of September 15, 2000, by and among the Registrant and the parties thereto.*
10.10	Investor Rights Agreement, dated as of September 15, 2000, by and among the Registrant and the parties thereto.*
10.11	Purchase Order and Addendum Thereto, dated as of September 6, 1998, by and between Photobit Corporation and the Registrant.*†
10.12	Technology Purchase and License Agreement, dated as of January 29, 1998, by and between Rafael Armament Development Authority of the Israeli Ministry of Defense and the Registrant.*
10.13	Agreement for the Development, Planning and Production of an ASIC Transmitter, dated as of December 13, 1998, by and between ASICOM Technologies Ltd. and the Registrant.*†

10.14	Ordinary Share Purchase Agreement, dated as of August 21, 2001, by and between Registrant and PW Juniper Crossover Fund, LLC.*
10.15	Form of Indemnification Agreement between directors and officers of the Registrant and the Registrant.*
10.16	Lease agreement, dated as of December 15, 1999, by and between B. A. T. M. Lands Ltd. and the Registrant.*
10.17	Amendment No. 1 to Investor Rights Agreement, dated as of July 16, 2001, by and among the Registrant and the parties thereto.*
10.18	Purchase and Sale Contract, dated as of August 25, 2001, by and between Pemstar, Inc. and the Registrant.*
21.1	List of subsidiaries of the Registrant.*
23.1	Consent of KPMG Somekh Chaikin, independent accountants.
23.2	Consent of Zellermayer, Pelossof & Co., Advocates, Israeli counsel to the Registrant (included in Exhibits 5.1 and 8.1).*
23.3	Consent of White & Case LLP, U.S. counsel to the Registrant (included in Exhibit 8.2).*
24.1	Powers of Attorney (included in signature page to Registration Statement).*

*
Previously filed

†
Portions of this exhibit were omitted and have been filed separately with the Secretary of the SEC on April 12, 2001 pursuant to the Registrant's application requesting confidential treatment under Rule 406 of the Securities Act

QuickLinks

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.
TABLE OF CONTENTS
PROSPECTUS SUMMARY
Given Imaging Ltd.
The Offering
Private Placement
About this Prospectus
Summary Consolidated Financial Data
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
PRIVATE PLACEMENT
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL AND SELLING SHAREHOLDERS
BACKGROUND INFORMATION
DESCRIPTION OF SHARE CAPITAL
ORDINARY SHARES ELIGIBLE FOR FUTURE SALE
CONDITIONS IN ISRAEL
TAXATION AND GOVERNMENT PROGRAMS
UNDERWRITING
LEGAL MATTERS
EXPERTS
ENFORCEABILITY OF CIVIL LIABILITIES
WHERE YOU CAN FIND ADDITIONAL INFORMATION
GIVEN IMAGING LTD. AND ITS CONSOLIDATED SUBSIDIARY (A DEVELOPMENT STAGE COMPANY) INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
GIVEN IMAGING LTD. AND ITS CONSOLIDATED SUBSIDIARY (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED BALANCE SHEETS (in thousands, except per share data)
GIVEN IMAGING LTD. AND ITS CONSOLIDATED SUBSIDIARY (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
GIVEN IMAGING LTD. AND ITS CONSOLIDATED SUBSIDIARY (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (in thousands, except per share data)
GIVEN IMAGING LTD. AND ITS CONSOLIDATED SUBSIDIARY (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
GIVEN IMAGING LTD. AND ITS CONSOLIDATED SUBSIDIARY (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont'd) (in thousands)
GIVEN IMAGING LTD. AND ITS CONSOLIDATED SUBSIDIARY (A DEVELOPMENT STAGE COMPANY) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (in thousands, except per share data)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX